Exhibit 4.4

EXECUTION COPY

MUSKETEER GMBH

€680,000,000 9½% Senior Notes due 2021

INDENTURE

Dated as of March 31, 2011

THE BANK OF NEW YORK MELLON, LONDON BRANCH

Trustee, Transfer Agent and
Principal Paying Agent

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A.

Registrar

DEUTSCHE BANK AG, LONDON BRANCH

Security Trustee

i

ARTICLE 8.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance	107
Section 8.02	Legal Defeasance and Discharge	107
Section 8.03	Covenant Defeasance	108
Section 8.04	Conditions to Legal or Covenant Defeasance	108
Section 8.05	Deposited Money and Government Obligations to be Held in Trust; Other Miscellaneous Provisions	109
Section 8.06	Repayment to Issuer	110
Section 8.07	Reinstatement	110

ARTICLE 9.
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders of Notes	110
Section 9.02	With Consent of Holders of Notes	112
Section 9.03	Revocation and Effect of Consents	113
Section 9.04	Notation on or Exchange of Notes	113
Section 9.05	Trustee to Sign Amendments, etc.	113

ARTICLE 10.
NOTE GUARANTEES

Section 10.01	Guarantee	114
Section 10.02	Limitation on Guarantor Liability	115
Section 10.03	German Guarantors	115
Section 10.04	Execution and Delivery of Note Guarantee	117
Section 10.05	Releases	118

ARTICLE 11.
SUBORDINATION OF THE GUARANTEES

ARTICLE 12.
SECURITY

Section 12.01	Security Documents	119
Section 12.02	Release of Security	119
Section 12.03	Authorization of Actions to Be Taken by the Security Trustee	120
Section 12.04	Authorization of Receipt of Funds by the Security Trustee Under the Security Documents	121
Section 12.05	Waiver of subrogation	121
Section 12.06	Termination of Security Interest	121

ARTICLE 13.
SATISFACTION AND DISCHARGE

Section 13.01	Satisfaction and Discharge	121
Section 13.02	Application of Trust Money	122

ARTICLE 14.
MISCELLANEOUS

Section 14.01	Notices	123
Section 14.02	Communication by Holders of Notes with Other Holders of Notes	124
Section 14.03	Certificate and Opinion as to Conditions Precedent	124
Section 14.04	Statements Required in Certificate or Opinion	124
Section 14.05	Rules by Trustee and Agents	125
Section 14.06	No Personal Liability of Directors, Officers, Employees and Stockholders	125
Section 14.07	Currency Indemnity	125

Section 14.08	Governing Law	126
Section 14.09	Submission to Jurisdiction; Appointment of Agent for Service	126
Section 14.10	No Adverse Interpretation of Other Agreements	126
Section 14.11	Successors	127
Section 14.12	Severability	127
Section 14.13	Counterpart Originals	127
Section 14.14	Table of Contents, Headings, etc.	128

EXHIBITS
(ATTACHED SEPARATELY HERETO)

Exhibit A	FORM OF GLOBAL NOTE
Exhibit B	FORM OF DEFINITIVE REGISTERED NOTE
Exhibit C	FORM OF CERTIFICATE OF TRANSFER
Exhibit D	FORM OF CERTIFICATE OF EXCHANGE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE
Exhibit F	FORM OF ACCESSION AGREEMENT
Exhibit G	FORM OF NOTATION OF GUARANTEE
Exhibit H	FORM OF SOLVENCY CERTIFICATE

INDENTURE dated as of March 31, 2011 among Musketeer GmbH, a limited liability company organized under the laws of Germany, as Issuer, Kabel BW Erste Beteiligungs GmbH, Kabel Baden-Württemberg GmbH & Co. KG, Kabel BW Holdings GmbH and Kabel Baden-Wüttemberg Verwaltungs GmbH, as Guarantors, The Bank of New York Mellon, London Branch as trustee, transfer agent and principal paying agent, The Bank of New York Mellon (Luxembourg) S.A., as registrar, and Deutsche Bank AG, London Branch, as security trustee (the “Security Trustee”).

The Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the €680,000,000 9½% Senior Notes due 2021 (the “Notes”):

ARTICLE 1.
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01                        Definitions

“144A Global Note” means a Global Note substantially in the form of Exhibit A bearing the Global Note Legends and the Private Placement Legend and deposited with and registered in the name of The Bank of New York Depositary (Nominees) Limited as nominee for Euroclear and Clearstream that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Accession Agreement” means the supplemental indenture or accession agreement pursuant to which UPC Germany will assume the Issuer’s obligations under the Notes and this Indenture attached hereto as Exhibit F.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Acquisition Date” means the date on which the Liberty Acquisition has been consummated pursuant to the terms of the Share Purchase Agreement.

“Additional Assets” means:

(1)                                  any property or assets (other than Indebtedness and Capital Stock) to be used by the Issuer or a Restricted Subsidiary in a Related Business or are otherwise useful in a Related Business (it being understood that any capital expenditure on property or assets already used in a Related Business or to replace any property or assets that are the subject of such Asset Disposition or any operating expenses Incurred in the day-to-day operations of a Related Business shall be deemed an Investment in Additional Assets);

(2)                                  the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary; or

(3)                                  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional Guarantor” means any Restricted Subsidiary other than a Guarantor that executes a supplemental indenture in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.01(e), 2.02 and 4.09, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to a Note at any Redemption Date prior to March 15, 2016, the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on March 15, 2016 (such redemption price being described under Section 3.07(c) exclusive of any accrued and unpaid interest) plus (2) all required remaining scheduled interest payments due on such Note through March 15, 2016 (but excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Bund Rate plus 50 basis points over (B) the principal amount of such Note on such Redemption Date.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than an operating lease entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Issuer or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)                                  a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary (other than a Receivables Entity) to a Restricted Subsidiary;

(2)                                  the sale or disposition of cash or of Cash Equivalents or Investment Grade Securities in the ordinary course of business;

(3)                                  a disposition of inventory, trading stock, communications capacity or other assets in the ordinary course of business;

(4)                                  a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Issuer and the Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)                                  transactions permitted under Section 5.01 or a transaction that constitutes a Change of Control;

(6)                                  an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary;

(7)                                  for purposes of Section 4.10 only, the making of a Permitted Investment or a disposition subject to Section 4.07;

(8)                                  dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than €10.0 million (with unused amounts in any calendar year being carried over to the next succeeding year subject to a maximum of €10.0 million of carried over amounts for any calendar year);

(9)                                  dispositions in connection with Permitted Liens;

(10)                            dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)                            the licensing or sublicensing of intellectual property or other general intangibles and licenses, sublicenses, leases or subleases of other property;

(12)                            foreclosure, condemnation or similar action with respect to any property or other assets;

(13)                            the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)                            sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(15)                            any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(16)                            any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(17)                            any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(18)                            disposals of assets, rights or revenue not constituting part of the Distribution Business of the Issuer and the Restricted Subsidiaries;

(19)                            disposals of other interests in other entities in an amount not to exceed €5.0 million;

(20)         any other disposal of assets comprising in aggregate percentage value of 10% or less of the Total Assets of the Issuer and its Restricted Subsidiaries

as set forth in the most recent audited consolidated financial statements delivered or made available to the Holders of the Notes pursuant to Section 4.03; and

(21)         disposals in connection with the completion of the Post-Issuance Reorganization or the Post-Acquisition Reorganization.

“Authenticating Agent” means each Person authorized pursuant to Section 2.02 to authenticate Notes and any Person authorized pursuant to Section 2.02 to act on behalf of the Trustee to authenticate Notes.

“Authorized Person” means any person who is designated in writing by the Issuer from time to time to give Instructions to the Agents under the terms of this Indenture.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Backstop Acquisition” means the acquisition, directly or indirectly, of 100% of the outstanding shares of Capital Stock of each of the Issuer and the Guarantors from the Seller by the Backstop Purchaser pursuant to the Share Purchase Agreement following the assignment of the Share Purchase Agreement to the Backstop Purchaser or the assumption of the obligations of Bidco thereunder.

“Backstop Purchaser” means Aldermanbury Investments Limited and any of its Affiliates.

“Backstop Transfer” means, following the consummation of the Backstop Acquisition, the acquisition, directly or indirectly, by a Permitted Succeeding Holder of 100% of the outstanding Capital Stock of each of the Issuer and the Guarantors; provided that immediately prior to the occurrence of such acquisition and immediately thereafter and giving pro forma effect thereto, the Consolidated Net Leverage Ratio would have been 6.25 to 1.00 or less. Notwithstanding the foregoing, only one Backstop Transfer shall be permitted under the Indenture after the Issue Date.

“The Bank of New York Mellon Group” means the group comprising The Bank of New York Mellon and its affiliates.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, or any similar United States federal or state law or relevant law in any jurisdiction or organization or similar foreign law (including, without limitation, laws of the Federal Republic of Germany relating to moratorium, bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors) or any amendment to, succession to or change in any such law.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “beneficially owns” and “beneficially owned” have a corresponding meaning.

“Bidco” means UPC Germany HoldCo 2 GmbH and any successor thereto.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof; provided that if the Liberty Acquisition is consummated, any action required to be taken under this Indenture by the Board of Directors of the Issuer can, in the alternative, at the option of the Issuer, be taken by the Board of Directors of the Ultimate Parent.

“Book-Entry Interest” means a beneficial interest in a Global Note held by or through a Participant.

“Bund Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such Redemption Date, where:

(1)                                  “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such Redemption Date to March 15, 2016 and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to March 15, 2016; provided, however, that, if the period from such Redemption Date to March 15, 2016 is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the period from such Redemption Date to March 15, 2016, is less than one year, a fixed maturity of one year shall be used;

(2)                                  “Comparable German Bund Price” means, with respect to any Redemption Date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(3)                                  “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Issuer in good faith; and

(4)                                  “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any Redemption Date, the average as determined by the Issuer in good faith of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference German Bund Dealer at 3.30 p.m. Frankfurt, Germany, time on the third Business Day preceding the Redemption Date.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Frankfurt, Germany or London, England are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with IFRS. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)                                  securities issued or directly and fully guaranteed or insured by the United States Government or a member state of the European Union as of January 1, 2004 (each a “Qualified Country”) or any agency or instrumentality thereof (provided that the full faith and credit of such Qualified Country is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)                                  marketable general obligations issued by any political subdivision of any Qualified Country or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the Qualified Country is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A2” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.;

(3)                                  certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender party to any Credit Facility or by any bank or trust company (x) the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc. (or if at the time neither is issuing comparable ratings, then a comparable rating of another nationally recognized rating agency);

(4)                                  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)                                  commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by an internationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6)                                  interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“Change of Control” means:

(a)                                  prior to the consummation of the Liberty Acquisition or the Backstop Acquisition and so long as the Share Purchase Agreement has not been terminated, (a) EQT ceases to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 100% of the Capital Stock of the Issuer (other than shares of the Issuer held directly or indirectly by the management of the KBW Group) or (b) the Issuer ceases to own, directly or indirectly, 100% of the Capital Stock of Kabel BW or any other Guarantor, other than in connection with the Post-Issuance Reorganization;

(b)                                 if the Liberty Acquisition is consummated, at all times thereafter:

(1)                                  UGC (a) ceases to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer and (b) ceases, by virtue of any powers conferred by the articles of association or other documents regulating the Issuer to, directly or indirectly, direct or cause the direction of management and policies of the Issuer; or

(2)                                  the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(3)                                  the adoption by the stockholders of the Issuer of a plan or proposal for the liquidation or dissolution of the Issuer, other than a transaction permitted under Section 5.01; or

(4)                                  either (a) the consummation of any transaction (including, without limitation, any merger, consolidation, scheme of arrangement or amalgamation), the result of which is that Liberty Global Europe Financing B.V., UPC Holding, Unitymedia GmbH and/or any of their respective Subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, (b) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to Liberty Global Europe Financing B.V., UPC Holding, Unitymedia GmbH and/or any of their respective Subsidiaries or (c) the Issuer ceases to own, directly or indirectly, all of the Capital Stock of Kabel BW (other than in connection with the Post-Acquisition Reorganization); and

(c)                                  if a Backstop Acquisition is consummated or if the Share Purchase Agreement is terminated and the Backstop Acquisition is not consummated, at all times thereafter:

(1)                                  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, taken as a whole, to any Person (including any “person” (as that term is used in Section 13(d)(3) of the U.S. Exchange Act)) other than the Permitted Holders; or

(2)                                  the adoption of a plan relating to the liquidation or dissolution of the Issuer; or

(3)                                  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares; or

(4)                                  during any 24 month period, a majority of the members of the Board of Directors of the Issuer does not consist of Continuing Directors;

provided that a Change of Control shall not be deemed to occur upon the consummation of the Liberty Acquisition, the Backstop Acquisition, a Backstop Transfer or the EQT Transfer.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means any assets in which a security interest has been or will be granted pursuant to a Share Pledge or any Security Document to secure the Obligations under this Indenture, the Notes or any Guarantee, including, for the avoidance of doubt, the Issuer Share Collateral and a second-priority interest in the Capital Stock of Kabel BW, in each case as of the Issue Date and, following the Post-Acquisition Reorganization, a second-priority security interest in any intercompany loan between the Issuer and any of its direct subsidiaries, if any.

“Common Depositary” means The Bank of New York Mellon, London Branch as Common Depositary until a successor replaces it and thereafter means the successor serving hereunder.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, for any period, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)                                  Consolidated Interest Expense;

(2)                                  Consolidated Income Taxes;

(3)                                  consolidated depreciation expense;

(4)                                  consolidated amortization expense;

(5)                                  any reasonable expenses, charges or other costs related to any Equity Offering, Permitted Investment, acquisition, recapitalization or the Incurrence of any Indebtedness permitted by this Indenture, in each case, as determined in good faith by an Officer of the Issuer and without duplication of any amounts excluded under clause (3) of the definition of “Consolidated Net Income”;

(6)                                  the amount of Management Fees and other monitoring and advisory fees and related expenses paid in such period to the Permitted Holders to the extent permitted by the covenant described under Section 4.11; and

(7)                                  other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period) less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash payments in any future period).

Notwithstanding the foregoing, the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, governmental rules and regulations applicable to such Restricted Subsidiary or its shareholders (other than any restriction specified in sub-clauses (a) through (d) of clause (2) of the definition of “Consolidated Net Income”).

“Consolidated Income Taxes” means taxes based on income, profits or capital of any of the Issuer and the Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any governmental authority taken into account in calculating Consolidated Net Income.

“Consolidated Interest Expense” means, for any period the consolidated net interest income/expense of the Issuer and the Restricted Subsidiaries (in each case, determined on the basis of IFRS), whether paid or accrued, including any such interest and charges consisting of:

(1)                                  interest expense attributable to Capitalized Lease Obligations;

(2)                                  amortization of debt discount and debt issuance cost;

(3)                                  non-cash interest expense;

(4)                                  commissions, discounts and other fees and charges owed with respect to financings not included in clause (2) above;

(5)                                  costs associated with Hedging Obligations;

(6)                                  dividends on other distributions in respect of all Disqualified Stock of the Issuer and all Preferred Stock of any Restricted Subsidiary, to the extent held by Persons other than the Issuer or a Subsidiary of the Issuer ;

(7)                                  the consolidated interest expense that was capitalized during such period; and

(8)                                  interest actually paid by the Issuer or any Restricted Subsidiary, under any Guarantee of Indebtedness or other obligation of any other Person.

“Consolidated Leverage Ratio”, as of any date of determination, means the ratio of:

(1)                                  the outstanding Indebtedness (other than (x) Subordinated Shareholder Loans, (y) any Indebtedness which is a contingent obligation of the Issuer or a Restricted Subsidiary and (z) for the purpose of determining the Consolidated Leverage Ratio under Section 4.09(a)(1), outstanding Indebtedness of the Issuer (including any guarantees of such Indebtedness by any Restricted Subsidiary) of the Issuer and the Restricted Subsidiaries on a Consolidated basis, to

(2)                                  the Pro forma EBITDA for the period of the most recent two consecutive fiscal quarters for which financial statements have previously been furnished to Holders of the Notes pursuant to Section 4.03, multiplied by 2.0.

“Consolidated Net Income” means, for any period, net income (loss) of the Issuer and the Restricted Subsidiaries determined on a consolidated basis on the basis of IFRS; provided, however, that there will not be included in such Consolidated Net Income:

(1)                                  subject to the limitations contained in clause (3) below, any net income (loss) of any Person (other than the Issuer ) if such Person is not a Restricted Subsidiary, except that:

(A)                              the Issuer ‘s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(B)                                the Issuer ‘s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Issuer or a Restricted Subsidiary;

(2)                                  any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Notes or this Indenture, (c) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary (including pursuant to the Notes, the Revolving Credit Facility or the Senior Secured Notes Indenture) and other restrictions with respect to any Restricted Subsidiary that, taken as a whole, are not materially less favorable to the Holders than restrictions in effect on the Issue Date and (d) restrictions as in effect on the Issue Date specified in Section 4.08(b)(8), or restrictions specified in Section 4.08(b)(10)), except that the Issuer ‘s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)                                  any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Issuer or any Restricted Subsidiary which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer );

(4)                                  any extraordinary, exceptional, unusual or nonrecurring gain, loss or charge or any charges or reserves in respect of any restructuring, redundancy or severance or any expenses, charges, reserves, gains or other costs related to the Related Transactions;

(5)                                  the cumulative effect of a change in accounting principles;

(6)                                  any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;

(7)                                  all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)                                  any unrealized gains or losses in respect of Hedging Obligations;

(9)                                  any one-time non-cash charges or any increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to the Related Transactions or any acquisition of another Person or business or resulting from any reorganization or restructuring involving the Issuer or its Subsidiaries;

(10)                            any goodwill or other intangible asset impairment charge or write-off;

(11)                            the impact of capitalized interest on Subordinated Shareholder Loan; and

(12)                            any derivative instruments gains or losses, foreign exchange gains or losses, and gains or losses associated with fair value adjustment on financial instruments.

“Consolidated Net Leverage Ratio”, as of any date of determination, means the ratio of:

(1)                                  (x) the outstanding Indebtedness (other than (i) Subordinated Shareholder Loans and (ii) any Indebtedness that is a contingent obligation of the Issuer or a Restricted Subsidiary) of the Issuer and the Restricted Subsidiaries less (y) the amount of cash and Cash Equivalents that would be stated on the balance sheet of the Issuer as of such date, in each case, on a consolidated basis, to

(2)                                  the Pro forma EBITDA for the period of the most recent two consecutive fiscal quarters for which financial statements have previously been furnished to Holders of the Notes pursuant to the covenant described under Section 4.03, multiplied by 2.0; provided that in calculating Pro forma EBITDA, no pro forma effect shall be given to any anticipated synergies or expense or cost reductions that may result from the transaction or series of related transactions giving rise to the need to calculate the Consolidated Parent Net Leverage Ratio;

provided that any cash and Cash Equivalents received by the Issuer or any Restricted Subsidiary from the issuance or sale of its Capital Stock, Subordinated Shareholder Loans or other capital contributions subsequent to the Issue Date shall be excluded for purposes of making Restricted Payments under Sections 4.07(a)(4)(C)(ii), 4.07(a)(4)(C)(iii) and Clauses (1), (10) and (16) of Section 4.07(b) to the extent such cash and Cash Equivalents are included in the calculation of clause (1)(y) of this definition.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Issuer in accordance with IFRS consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Issuer or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer who:

(1)                                  was a member of such Board of Directors on the Issue Date or on the date of the consummation of the Backstop Acquisition, a Backstop Transfer or the EQT Transfer, as applicable; or

(2)                                  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 14.01 or such other address as to which the Trustee may give notice to the Issuer.

“Credit Facility” means, one or more debt facilities or arrangements (including, without limitation, the Revolving Credit Facility) or commercial paper facilities with banks or other institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions or investors and whether provided under the Revolving Credit Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract, derivative or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.07, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, Euroclear and Clearstream, including any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision(s) of this Indenture.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Issuer ) of non-cash consideration received by the Issuer or one of the Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described under Section 4.10.

“Designated Senior Indebtedness” means (1) any Senior Indebtedness permitted under this Indenture that has, at the time of designation, an aggregate principal amount outstanding of at least €100.0 million (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder) and that has been designated by the Issuer in an instrument evidencing such Senior Indebtedness and in an Officers’ Certificate delivered to the Trustee as “Designated Senior Indebtedness” for purposes of this Indenture, (2) all Indebtedness arising under the Revolving Credit Facility and (3) all Indebtedness arising under the Senior Secured Notes Indenture and the Senior Secured Notes.

“Disinterested Director” means, with respect to any transaction with an Affiliate, a member of the Board of Directors of a Parent of the Issuer having no material direct or indirect financial interest in or with respect to such transaction with an Affiliate. A member of the Board of Directors of such Parent of the Issuer shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Issuer or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)                                  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)                                  is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary); or

(3)                                  is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable), provided that the Issuer may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Issuer with the provisions of Section 3.11, Section 4.10 and Section 4.14 and such repurchase or redemption complies with Section 4.07.

“Distribution Business” means: (1) the business of upgrading, constructing, creating, developing, acquiring, operating, owning, leasing and maintaining cable television networks (including for avoidance of doubt master antenna television, satellite master antenna television, single and multi-channel microwave single or multi-point distribution systems and direct-to-home satellite systems) for the transmission, reception and/or delivery of multi-channel television and radio programming, telephony and internet and/or data services to the residential markets; or (2) any business which is incidental to or related to and, in either case, material to such business.

“dollar” or “$” means the lawful currency of the United States of America.

“Enforcement Sale” means (1) any sale or disposition (including by way of public auction) of the Collateral pursuant to an enforcement action taken by the Security Trustee in accordance with the provisions of the Intercreditor Agreement, including on behalf of the

Senior Indebtedness Incurred under the Revolving Credit Facility, the holders of the Senior Secured Notes or certain hedging counterparties, to the extent such sale or disposition is effected in compliance with the provisions of the Intercreditor Agreement, or (2) any sale or disposition of the Collateral pursuant to the enforcement of security in favor of other Senior Indebtedness of the Issuer or its Restricted Subsidiaries which complies with the terms of an Additional Intercreditor Agreement (or if there is no such intercreditor agreement, would substantially comply with the requirements of clause (1) hereof).

“EQT” means Wire Holding Guernsey Limited, Wire Management Beteiligungs GmbH & Co. KG., Wire MPP Verwaltungs GmbH, EQT IV Limited, EQT V Limited or any of their respective Affiliates, or any trust, fund, company or partnership owned, managed or advised by, or whose general partner is an Affiliate of, Wire Holding Guernsey Limited, Wire Management Beteiligungs GmbH & Co. KG., Wire MPP Verwaltungs GmbH, EQT IV Limited, EQT V Limited or any of their respective Affiliates.

“EQT Transfer” means in the event the Share Purchase Agreement is terminated and the Backstop Acquisition is not consummated, the occurrence of any event that would constitute a Change of Control pursuant to clauses (c)(1), (c)(3) or (c)(4) of the definition thereof; provided that immediately prior to the occurrence of such event and immediately thereafter and giving pro forma effect thereto, the Consolidated Net Leverage Ratio would have been 6.25 to 1.0 or less. Notwithstanding the foregoing, only one EQT Transfer shall be permitted under the Indenture after the Issue Date.

“Equity Offering” means a sale of (a) Capital Stock of the Issuer (other than Disqualified Stock), or (b) Capital Stock of a Parent the proceeds of which are contributed as equity share capital to the Issuer or (c) Subordinated Shareholder Loans.

“euro” or “€” means the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union.

“Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by the Issuer or the Trustee, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Issuer ) on the date of such determination.

“Euro MTF” means the Euro MTF, the alternative market of the Luxembourg Stock Exchange.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“European Government Obligations” means any security that is (1) a direct obligation of Ireland, Belgium, the Netherlands, France, The Federal Republic of Germany or any other country that is a member of the European Monetary Union on the Issue Date, for the payment of which the full faith and credit of such country is pledged or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.

“European Union” means the European Union, including member states as of May 1, 2004 but excluding any country which became or becomes a member of the European Union after May 1, 2004.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Issuer as capital contributions to the Issuer after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Issuer, in each case to the extent designated as an Excluded Contribution pursuant to an Officers’ Certificate of the Issuer.

“Existing Credit Facilities Indebtedness” means the indebtedness outstanding under that certain senior term facilities, capital expenditure and acquisition facility, revolving facility and second lien facility agreement dated 23 January 2005 (as amended and restated on 09 June 2006 and on 01 August 2006), entered into among Kabel BW, Kabel BW Holdings, Kabel Partnership and The Royal Bank of Scotland, Frankfurt Branch, as further amended from time to time.

“Existing Indebtedness” means the Existing Credit Facilities Indebtedness and the Existing Mezzanine Facilities Indebtedness.

“Existing Mezzanine Facilities Indebtedness” means the indebtedness outstanding under that certain mezzanine facility agreement dated 05 July 2006 (as amended and restated on 01 August 2006) entered into among Kabel BW, Kabel BW Holdings, Kabel Partnership and The Royal Bank of Scotland, Frankfurt Branch, as further amended from time to time.

“fair market value” unless otherwise specified, wherever such term is used in this Indenture (except as otherwise specifically provided in this Indenture), may be conclusively established by means of an Officers’ Certificate or a resolution of the Board of Directors of the Issuer setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“GAAP” means generally accepted accounting principles in the United States.

“Global Note Legend” means the legend set forth in Section 2.07(j)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.07(c), 2.07(d), 2.07(f) or 2.07(h).

“Grantor” means any Guarantor and any other person that has pledged Collateral to secure the obligations under the Notes and the Note Guarantees.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)                                  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)                                  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“guarantor” means the obligor under a guarantee.

“Guarantor” means (1) each of Kabel BW, Kabel BW Holdings, Kabel Partnership and Kabel GP in its capacity as guarantor of the Notes, (2) each Additional Guarantor in its capacity as an additional guarantor of the Notes and (3) the respective successors and assigns of any Guarantor or any Additional Guarantor, and in each case until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Holding Company” means, in relation to a person, an entity of which that person is a Subsidiary.

“IFRS” means the accounting standards issued by the International Accounting Standards Board and its predecessors as in effect on the Issue Date or, for purposes of Section 4.03, with respect to financial reporting, as in effect from time to time. Except as otherwise expressly provided in this Indenture, all ratios and calculations based on IFRS contained in this Indenture shall be computed in conformity with IFRS. At any time after the Issue Date, the Issuer may elect to apply for all purposes of this Indenture, in lieu of IFRS, GAAP and, upon such election, references to IFRS herein will be construed to mean GAAP as in effect at the Issue Date; provided that (1) all financial statements and reports to be provided, after such election, pursuant to this Indenture shall be prepared on the basis of GAAP as in effect from time to time (including that, upon first reporting its fiscal year results under GAAP, the Issuer shall restate its financial statements on the basis of GAAP for the fiscal year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of GAAP), and (2) from and after such election, all ratios, computations, and other determinations based on IFRS contained in this Indenture shall still be required to be computed in conformity with IFRS. Thereafter, the Issuer may re-elect to apply for all purposes of this Indenture, in lieu of GAAP, IFRS, subject to the foregoing.

“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)                                  money borrowed or raised and debit balances at banks;

(2)                                  any bond, note, loan stock, debenture or similar debt instrument;

(3)                                  acceptance or documentary credit facilities;

(4)                                  receivables sold or discounted (otherwise than on a non-recourse basis and other than in the normal course of business for collections);

(5)                                  payments for assets acquired or services supplied deferred for a period of over 180 days (or 360 days if such deferral is in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied) after the relevant assets were or are to be acquired or the relevant services were or are to be supplied to the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(6)                                  Capitalized Lease Obligations (excluding network and duct leases) of such Person;

(7)                                  any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or any of (2) to (6) above;

(8)                                  the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends); and

(9)                                  the principal component of Indebtedness of other Persons to the extent guaranteed by such Person,

provided that Indebtedness which has been cash-collateralized shall not be included in any calculation of Indebtedness to the extent so cash-collateralized.

Notwithstanding the foregoing, “Indebtedness” shall not include any deposits or prepayments received by the Issuer or a Restricted Subsidiary from a customer or subscriber for its service. The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first €680,000,000 aggregate principal amount of the Notes issued under this Indenture on the Issue Date.

“Instructions” means Oral Instructions and Written Instructions.

“Intercreditor Agreement” means the Intercreditor Agreement among, inter alia, the Issuer, the Security Trustee and the Trustee, dated the Issue Date, as further amended, restated, otherwise modified or replaced from time to time.

“Interest Payment Date” has the meaning given to it in the Notes.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS; provided that none of the following will be deemed to be an Investment:

(1)                                  Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2)                                  endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)                                  an acquisition of assets, Capital Stock or other securities by the Issuer or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Issuer.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07,

(a)                                  “Investment” will include the portion (proportionate to the Issuer ‘s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer ‘s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Issuer ‘s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Issuer in good faith) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

(b)                                 any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

If the Issuer or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of Voting Stock of a Restricted Subsidiary such that such Subsidiary is no longer a Restricted Subsidiary, then the Investment of the Issuer in such Person shall be deemed to have been made as of the date of such transfer or other disposition in an amount equal to the fair market value (as determined by the Board of Directors of the Issuer in good faith).

“Investment Grade Securities” means:

(1)                                  securities issued by the U.S. government or by any agency or instrumentality thereof (other than Cash Equivalents) or directly and fully guaranteed or insured by the U.S. government and in each case with maturities not exceeding two years from the date of the acquisition;

(2)                                  securities issued by or a member of the European Union as of January 1, 2004, or any agency or instrumentality thereof (other than Cash Equivalents) or directly and fully guaranteed or insured by a member of the European Union as of January 1, 2004, and in each case with maturities not exceeding two years from the date of the acquisition;

(3)                                  debt securities or debt instruments with a rating of A or higher by Standard & Poor’s Ratings Services or A-2 or higher by Moody’s Investors Service, Inc. or the equivalent of such rating by such rating organization, or if no rating of Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. then exists, the equivalent of such rating by any other nationally recognized securities ratings agency, by excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(4)                                  investments in any fund that invests exclusively in investments of the type described in clauses (1) through (3) which fund may also hold immaterial amounts of cash and Cash Equivalents pending investment and/or distribution; and

(5)                                  corresponding instruments in countries other than those identified in clauses (1) and (2) above customarily utilized for high quality investments and, in each case, with maturities not exceeding two years from the date of the acquisition.

“Investment Grade Status” shall occur when the Notes receive both of the following:

(1)                                  a rating of “Baa3” (or the equivalent) or higher from Moody’s Investors Service, Inc. or any of its successors or assigns; and

(2)                                  a rating of “BBB-” (or the equivalent) or higher from Standard & Poor’s Ratings Services, or any of its successors or assigns,

in each case, with a “stable outlook” from such rating agency.

“Issue Date” means March 31, 2011.

“Issuer” means (i) Musketeer GmbH; and (ii) if following the Post-Acquisition Reorganization, UPC Germany assumes the obligations of Musketeer GmbH under the Notes and this Indenture, then “Issuer” shall mean UPC Germany, in each case any and all successors thereto.

“Issuer Share Collateral” means the first-ranking share pledge over the Capital Stock of the Issuer for the benefit of the holders of the Notes.

“Issuer Share Pledge” means the agreement governing the Issuer Share Collateral dated the Issue Date; provided that if, as a result of any transaction undertaken in connection with the Post-Issuance Reorganization or the Post-Acquisition Reorganization, the Issuer is not the surviving entity, all of the outstanding Capital Stock of such surviving entity shall be pledged on a first-ranking basis to secure the Notes, following which, the term, “Issuer Share Pledge” shall be deemed to be the agreement pursuant to which the pledge of Capital Stock was made and the term “Issuer Share Collateral” shall mean the Capital Stock subject to such Issuer Share Pledge.

“Kabel BW” means Kabel BW Erste Beteiligungs GmbH and any and all successors thereto.

“Kabel BW Holdings” means Kabel BW Holdings GmbH and any and all successors thereto.

“Kabel BW Share Pledge” means the second-ranking share pledge over the Capital Stock of Kabel BW for the benefit of the holders of the Notes dated the Issue Date.

“Kabel GP” means Kabel Baden-Württemberg Verwaltungs-GmbH and any and all successors thereto.

“Kabel Partnership” means Kabel Baden-Württemberg GmbH & Co. KG and any and all successors thereto.

“KBW Group” means Kabel BW and its Subsidiaries.

“Liberty” means Liberty Global, Inc., a Delaware corporation, and any successor (by merger, consolidation, transfer, conversion of legal form or otherwise) to all or substantially all of its assets.

“Liberty Acquisition” means the acquisition by Bidco from the Seller of all of the issued and outstanding capital stock of Musketeer GmbH pursuant to the Share Purchase Agreement.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Losses” means any and all claims, losses, liabilities, damages, costs, expenses and judgments (including legal fees and expenses) sustained by either party.

“Management Fees” means any management, consultancy or similar fees payable by the Issuer or any Restricted Subsidiary.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)                                  all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under IFRS (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)                                  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)                                  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)                                  the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Recourse Debt” means Indebtedness of a Person:

(1)                                  as to which neither the Issuer nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)                                  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Issuer or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)                                  the explicit terms of which provide there is no recourse against any of the assets of the Issuer or the Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the guarantee by each Guarantor of the Issuer’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture.  The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final Offering Memorandum, dated March 23, 2011, relating to the offer of the Initial Notes.

“Officer” of any Person means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, any Managing Director, the Treasurer or the Secretary or an authorized signatory of such Person.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Issuer.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Oral Instructions” means verbal instructions or directions received by the Agents from an Authorized Person or a person reasonably believed by the Agents to be an Authorized Person.

“Parent” means (i) (a) prior to the Liberty Acquisition, the Seller and (b) following the Liberty Acquisition, the Ultimate Parent, (ii) any Subsidiary of the applicable entity in clause (i)

of this definition of which the Issuer is a Subsidiary on the Issue Date or the date of the Liberty Acquisition, as the case may be, and (iii) any other Person of which the Issuer at any time is or becomes a Subsidiary after the Issue Date, including in connection with the Backstop Acquisition, a Backstop Transfer or the EQT Transfer.

“Parent Expenses” means:

(1)                                  costs (including all professional fees and expenses) Incurred by any Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Issuer or any Restricted Subsidiary;

(2)                                  indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person with respect to its ownership or the Issuer or the conduct of the business of the Issuer and the Restricted Subsidiaries;

(3)                                  obligations of any Parent in respect of director and officer insurance (including premiums therefor) with respect to its ownership or the Issuer or the conduct of the business of the Issuer and the Restricted Subsidiaries; and

(4)                                  general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent related to the ownership or operation of the business of the Issuer or any of the Restricted Subsidiaries, including acquisitions by the Issuer or its Subsidiaries permitted hereunder (whether or not successful), in each case, to the extent such costs, obligations and/or expenses are not paid by another Subsidiary of such Parent.

“Pari Passu Indebtedness” means Indebtedness of the Issuer that ranks equally or junior in right of payment with the Notes.

“Participant” means, with respect to the Depositary or a Person who has an account with the Depositary.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of related business assets or a combination of related business, cash and Cash Equivalents between the Issuer or any of the Restricted Subsidiaries and another Person.

“Permitted Business” means any business:

(1)                                  that consists of the upgrade, construction, creation, development, marketing, acquisition (to the extent permitted under this Indenture), operation, utilization and maintenance of networks that use existing or future technology for the transmission, reception and delivery of voice, video and/or other data (including networks that transmit, receive and/or deliver services such as multi-channel television and radio, programming, telephony, Internet services and content, high speed data transmission, video, multi-media and related activities); or

(2)                                  that supports, is incidental to or is related to any such business; or

(3)                                  that comprises being a Holding Company of one or more persons engaged in such business.

“Permitted Collateral Liens” means:

(1)                                  Liens on the Collateral arising by operation of law that are described in one or more of clauses (A)(4), (A)(5) and (A)(10) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of the Security Trustee to enforce the security interest in the Collateral granted under the Security Documents;

(2)                                  Liens on the Collateral to secure:

(a)                                  any Additional Notes,

(b) Indebtedness of the Issuer or any Guarantor that is permitted to be Incurred under Section 4.09(a) or Section 4.09(b)(1), Section 4.09(b)(3), Section 4.09(b)(7), Section 4.09(b)(12) (in the case of Section 4.09(b)(12), to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens) Section 4.09(b)(17) (to the extent on the date of Incurrence of Indebtedness pursuant to Section 4.09(b)(17) and after giving effect thereto on a pro forma basis the Consolidated Leverage Ratio for the Issuer and the Restricted Subsidiaries would not exceed 5.00 to 1.00) and Section 4.09(b)(18), and

(c)                                 any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clauses (a) and (b);

provided, however, that such Lien ranks (a) equal to all other Liens on such Collateral securing Senior Indebtedness of the Issuer or such Guarantor, as applicable, if such Indebtedness is Senior Indebtedness of the Issuer or such Guarantor, as applicable (except that lenders under any Credit Facility, creditors under the Senior Secured Notes and counter parties to any Hedging Obligations related thereto and to the Notes may provide for an ordering of payments with respect to any proceeds received upon enforcement of such Lien), (b) equal to all other Liens on such Collateral securing Senior Subordinated Indebtedness, if such Indebtedness is Senior Subordinated Indebtedness or (c) junior to the Liens securing the Notes or the Guarantees, provided, further, however, that only Indebtedness represented by obligations under the Notes (including any Additional Notes), the Indenture and any other Pari Passu Indebtedness of the Issuer may be secured by a Lien on the Capital Stock of the Issuer.

“Permitted Holder” means:

(1)                                  following the consummation of the Liberty Acquisition, (a) Liberty, (b) any Affiliate or Related Person of a Permitted Holder described in clause (a) of this clause (1) and (c) any Person who is acting as an underwriter in connection with any public or private offering of Capital Stock of the Issuer, acting in such capacity;

(2)                                  following the consummation of a Backstop Transfer, any Permitted Succeeding Holder and its ultimate Holding Company as of the date of the consummation of the Backstop Transfer and any Affiliates of such ultimate Holding Company;

(3)                                  if the Share Purchase Agreement is terminated and the Backstop Acquisition is not consummated, (a) EQT, (b) any Affiliate or Related Person of a Permitted Holder described in clause (a) of this clause (3) and (c) any Person who is acting as an underwriter in connection with any public or private offering of Capital Stock of the Issuer, acting in such capacity;

(4)                                  following the consummation of the EQT Transfer, any Permitted Succeeding Holder and its ultimate Holding Company as of the date of the consummation of the EQT Transfer and any Affiliates of such ultimate Holding Company; and

(5)                                  any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) whose acquisition of “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of Voting Stock or of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries (taken as a whole) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of Section 4.14.

“Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary in:

(1)                                  the Issuer or a Restricted Subsidiary (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity);

(2)                                  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary (other than a Receivables Entity);

(3)                                  cash and Cash Equivalents or Investment Grade Securities;

(4)                                  receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)                                  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)                                  loans or advances to employees made in the ordinary course of business consistent with past practices of the Issuer or such Restricted Subsidiary;

(7)                                  Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(8)                                  Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including without limitation an Asset Disposition, in each case, that was made in compliance with Section 4.10;

(9)                                  Investments in existence on, or made pursuant to legally binding commitments in existence on, the Issue Date;

(10)                            Currency Agreements and Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09;

(11)                            Investments by the Issuer or any of the Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed 2.5% of Total Assets at any one time, provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary in compliance with Section 4.07, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;

(12)                        Investments by the Issuer or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Issuer or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(13)                            guarantees issued in accordance with Section 4.09;

(14)                            pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.12;

(15)                            the Notes;

(16)                            so long as no Default or Event of Default of the type specified in Section 6.01(a)(1) or Section 6.01(a)(2) has occurred and is continuing, (a) minority Investments in any Person engaged in a Permitted Business and (b) Investments in joint ventures that conduct a Permitted Business to the extent that, after giving pro forma effect to any such Investment, the Consolidated Leverage Ratio for the Issuer and its Restricted Subsidiaries would not exceed 5.00 to 1.00; and

(17)                            any Investment to the extent made using as consideration Capital Stock of the Issuer (other than Disqualified Stock), Subordinated Shareholder Loans or Capital Stock of any Parent.

“Permitted Liens” means:

(A)          with respect to any Restricted Subsidiary:

(1)                                  Liens securing Indebtedness Incurred under Credit Facilities, to the extent Incurred in compliance with Section 4.09(a) or Section 4.09(b)(1);

(2)                                  Liens on Receivables and related assets of the type described in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction;

(3)                                  pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(4)                                  Liens imposed by law, including carriers’, warehousemen’s, mechanics’ landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by IFRS, shall have been made in respect thereof;

(5)                                  Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to IFRS have been made in respect thereof;

(6)                                  Liens in favor of issuer of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(7)                                  encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Issuer and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Issuer and its Restricted Subsidiaries;

(8)                                  Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be Incurred under this Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(9)                                  leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(10)                            Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(11)                            Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business provided that such Liens do not encumber any other assets or property of the Issuer or its

Restricted Subsidiaries other than such assets or property and assets affixed or appurtenant thereto;

(12)                            Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that such deposit account is not intended by the Issuer or its Restricted Subsidiaries to provide collateral to the depository institution;

(13)                            Liens arising from United States Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(14)                            Liens existing on, or provided for under written arrangements existing on, the Issue Date;

(15)                            Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Issuer or such Restricted Subsidiary;

(16)                            Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Issuer or such Restricted Subsidiary;

(17)                            Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or a Restricted Subsidiary;

(18)                            Permitted Collateral Liens;

(19)                            Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(20)                            Liens securing the Notes or the Guarantees;

(21)                            Liens on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(22)                            any interest or title of a lessor under any Capitalized Lease Obligations or operating leases;

(23)                            any encumbrance or restriction (including, but not limited to, put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(24)                            Liens over rights under loan agreements relating to, or over notes or similar instruments evidencing, the on-loan of proceeds received by a Restricted Subsidiary from the issuance of Indebtedness, which Liens are created to secure payment of such Indebtedness;

(25)                            Liens Incurred with respect to obligations that do not exceed €30.0 million at any time outstanding;

(26)                            Liens securing obligations of the Senior Secured Indenture, the Senior Secured Notes and any Additional Notes (as defined in the Senior Secured Indenture) and guarantees thereof;

(B)                                with respect to the Issuer:

(1)                                  Liens securing the Notes;

(2)                                  Permitted Collateral Liens;

(3)                                  Liens securing guarantees of Indebtedness Incurred under Credit Facilities, to the extent the underlying Indebtedness was Incurred in compliance with Section 4.09(a) or Section 4.09(b)(1);

(4)                                  Liens on property at the time the Issuer acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Issuer; and

(5)                                  Liens of the type described in clauses (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (17), (19) and, (20), (21), (22) and (24) of clause (A) of this definition of “Permitted Liens”.

“Permitted Succeeding Holder” means the Person that acquires more than 50% of the outstanding Capital Stock of each of the Issuer and the Guarantors in a Backstop Transfer or the EQT Transfer, as applicable, or any Person who is acting as an underwriter in connection with any public or private offering of Capital Stock of the Issuer, acting in such capacity.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Post-Acquisition Reorganization” means the following transactions among the Issuer and its Restricted Subsidiaries (and certain of its Holding Companies) following the consummation of the Liberty Acquisition:

(1)                                  the execution by UPC Germany and Musketeer GmbH of an Accession Agreement (and the delivery of such Accession Agreement to the Trustee) pursuant to which UPC Germany assumes Musketeer GmbH’s obligations as issuer of the Notes and Musketeer GmbH is released from its obligations as issuer of the Notes;

(2)                                  the execution by UPC Germany of a supplemental indenture substantially in the form of Exhibit E hereto (and the delivery of such supplemental indenture to the Trustee) providing for the guarantee of payment of the Notes on a senior basis;

(3)                                  the upstream merger or mergers of Musketeer GmbH and Kabel BW into Bidco; and

(4)                                  the downstream merger of Bidco into Kabel BW Holdings GmbH.

provided that, UPC Parent and its Subsidiaries, may, at their election, implement the Post-Acquisition Reorganization by means of the consummation of such other mergers, transfers, consolidations, accruals, execution of domination agreements and/or profit and loss pooling agreements or other similar transactions that are undertaken in good faith in order to facilitate the Liberty Acquisition or the Related Transactions or in connection with preserving tax attributes or otherwise streamlining the structure of UPC Parent and its Subsidiaries, and the term “Post-Acquisition Reorganization” shall mean such alternate mergers, transfers, consolidations, accruals, execution of domination agreements and/or profit and loss pooling agreements or other similar transactions, provided that, in all cases, immediately following any such transaction, (i) Kabel BW Holdings GmbH will be the sole issuer of the Senior Secured Notes, or Kabel BW Holdings GmbH and Kabel BW will be co-issuers of the Senior Secured Notes, (ii) the immediate parent company of Kabel BW Holdings GmbH (or, if Kabel BW is a co-issuer, the immediate parent company of Kabel BW) will be a guarantor of the Senior Secured Notes, (iii) each Subsidiary of Kabel BW Holdings, if any, will be a guarantor of the Senior Secured Notes and (iv) the resulting structure of the KBW Group will not, in the reasonable opinion of Kabel BW, have a material adverse effect on the ability of the issuers of the Senior Secured Notes to perform their payment obligations under the Senior Secured Notes and the Senior Secured Notes Indenture.

“Post-Issuance Reorganization” means the following transactions among the KBW Group:

(1)                                  the withdrawal of Kabel GP as the general partner of Kabel Partnership and the resulting accrual of Kabel Partnership (including all of its rights, property, assets and liabilities) into Kabel BW Holdings GmbH;

(2)                                  the execution by Kabel BW Holdings and Kabel BW of an accession agreement (and the delivery of such accession agreement to the trustee of the Senior Secured Notes), pursuant to which Kabel BW Holdings assumes Kabel BW’s obligations as an issuer of the Senior Secured Notes and Kabel BW is released from its obligations as an issuer of the Senior Secured Notes; and

(3)                                  the execution by Kabel BW of a supplemental indenture substantially in the form attached to the Senior Secured Notes Indenture (and the delivery of such supplemental indenture to the trustee of the Senior Secured Notes) providing for the guarantee of payment of the Senior Secured Notes on a senior basis;

provided that, at Kabel BW may, at its election, implement the Post-Issuance Reorganization by means of the consummation of such other mergers, transfers, consolidations, execution of domination agreements and/or profit and loss pooling agreements or other similar transactions among the KBW Group that are undertaken in good faith in order to facilitate the Liberty Acquisition or the Related Transactions or in connection with preserving tax attributes or otherwise streamlining the structure of the KBW Group, and the term “Post-Issuance Reorganization” shall mean such alternate mergers, transfers, consolidations, execution of domination agreements and/or profit and loss pooling agreements or other similar transactions, provided, that, in all cases, immediately following any such transaction, (i) Kabel BW Holdings GmbH will be the sole issuer of the Senior Secured Notes, or Kabel BW Holdings GmbH and Kabel BW are co-issuers of the Senior Secured Notes, (ii) the immediate parent company of Kabel BW Holdings GmbH (or, if Kabel BW is a co-issuer, the immediate parent company of Kabel BW) will be a guarantor of the Senior Secured Notes, (iii) each Subsidiary of Kabel BW Holdings, if any, will be a guarantor of the Senior Secured Notes and (iv) the resulting structure of the KBW Group will not, in the reasonable opinion of Kabel BW, have a material adverse effect on the ability of any issuer of the Senior Secured Notes to perform its payment obligations under the Senior Secured Notes and the Senior Secured Notes Indenture.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Private Placement Legend” means the legend set forth in Section 2.07(j)(1) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro forma EBITDA” means, for any period, the Consolidated EBITDA of the Issuer and the Restricted Subsidiaries, provided, however, that for the purposes of calculating Pro forma EBITDA for such period, if, as of such date of determination:

(1)                                  since the beginning of such period the Issuer or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is such a Sale, Pro forma EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)                                  since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquires any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”) including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)                                  since the beginning of such period any Person (that became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Issuer or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition and the definition of Consolidated Leverage Ratio, (i) whenever pro forma effect is to be given to any transaction or calculation under this definition, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Issuer (including without limitation in respect of anticipated expense and cost reductions), (ii) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period and (iii) interest on any Indebtedness that bears interest at a floating rate and that is being given pro forma effect shall be calculated as if the rate in effect on the date of calculation had been applicable for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale. The term “Public Debt” (a) shall not include the Notes (or any Additional Notes) and (b) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any Indebtedness under the Revolving Credit Facility, commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering”.

“Public Offering Expenses” means expenses Incurred by any Parent in connection with any public offering of Capital Stock or Indebtedness (whether or not successful):

(1)                                  where the net proceeds of such offering are intended to be received by or contributed or loaned to the Issuer or a Restricted Subsidiary; or

(2)                                  in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned; or

(3)                                  otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Issuer or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed, in each case, to the extent such expenses are not paid by another Subsidiary such Parent.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Issuer or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Issuer or any of the Restricted Subsidiaries pursuant to which the Issuer or any of the Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Issuer or any of the Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Issuer or any of the Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization involving Receivables.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account”, “chattel paper”, “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly Owned Subsidiary (or another Person in which the Issuer or any Restricted Subsidiary makes an Investment and to which the Issuer or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Entity:

(1)                                  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)                                  is guaranteed by the Issuer or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)                                 is recourse to or obligates the Issuer or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c)                                  subjects any property or asset of the Issuer or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)                                  with which neither the Issuer nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)                                  to which neither the Issuer nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Redemption Date” means, when used with respect to any Note to be redeemed pursuant to this Indenture, the date fixed for such redemption.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance”, “refinances”, and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Issuer that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)                                  (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity later than the Stated Maturity of the Notes;

(2)                                  the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)                                  such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith); and

(4)                                  in the case of the refinancing of any Subordinated Obligation, such Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Subordinated Obligation being extended, refinanced, renewed, replaced, defeased or refunded.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of The Bank of New York Depository (Nominees) Limited as nominee for Euroclear and Clearstream issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Regulatory Approval” means the merger control approval or clearance required under European merger control rules or, in case of a referral to the German authorities, under German merger control rules, in each case, required for the consummation of the Liberty Acquisition pursuant to the Share Purchase Agreement.

“Regulatory Failure Notice” means notice from Bidco to the Seller pursuant to the Share Purchase Agreement that Regulatory Approval cannot be obtained.

“Related Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of the Issuer and the Restricted Subsidiaries on the Issue Date.

“Related Person” with respect to any Permitted Holder, means:

(1)                                  any controlling equity holder or majority (or more) owned Subsidiary of such Permitted Holder; or

(2)                                  in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3)                                  any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein.

“Related Taxes” means:

(1)                                  any taxes, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar taxes (other than (x) taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid by any Parent by virtue of its:

(a)                                  being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Issuer or any of the Issuer’s Subsidiaries), or

(b)                                 being a holding company parent of the Issuer or any of the Issuer’s Subsidiaries, or

(c)                                  receiving dividends from or other distributions in respect of the Capital Stock of the Issuer, or any of the Issuer’s Subsidiaries, or

(d)                                 having guaranteed any obligations of the Issuer or any Subsidiary of the Issuer, or

(e)                                  having made any payment in respect to any of the items for which the Issuer is permitted to make payments to any Parent pursuant to Section 4.07,

in each case, to the extent such taxes are not paid by another Subsidiary such Parent; or

(2)                                  any taxes measured by income for which any Parent is liable up to an amount not to exceed with respect to such taxes the amount of any such taxes that the Issuer and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Issuer and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Issuer and its Subsidiaries and any taxes imposed by way of withholding on payments made by one Parent to another Parent on any financing that is provided, directly or indirectly in relation to the Issuer and its Subsidiaries (reduced by any taxes measured by income actually paid by the Issuer and its Subsidiaries).

“Related Transactions” means the transactions described under the caption “The Transactions” in the Offering Memorandum and payment of fees, costs and expenses in connection therewith.

“Reorganization Transactions” means the Post-Issuance Reorganization and the Post-Acquisition Reorganization.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness or the provider of Senior Indebtedness (if provided on a bilateral basis), as the case may be.

“Representative Amount” means the greater of (a) €1,000,000 and (b) an amount that is representative for a single transaction in the relevant market at the relevant time.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) including any vice president, assistant vice president, assistant treasurer, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Revolving Credit Facility” means the senior secured revolving credit facility agreement to be entered into on or before the Issue Date among Kabel Baden-Wüttemberg GmbH & Co. KG, as borrower, the mandated lead arranger(s), agent and certain financial institutions to be listed therein as lenders, as amended or supplemented from time to time.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Documents” means the Share Pledges of the Capital Stock of the Issuer and Kabel BW and any other agreement or document that process for a Lien over any Collateral for the benefit of the holders of the Notes in each case as amended or supplemented from time to time.

“Security Trustee” means Deutsche Bank AG, London Branch or any successor or replacement Security Trustee, acting in such capacity.

“Seller” means Oskar Rakso S.à r.l.

“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter Incurred, all amounts payable under or in respect of all other Indebtedness of the Issuer or any Guarantor, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or such Guarantor at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1)                                  any Indebtedness Incurred in violation of this Indenture

(2)                                  any obligation of the Issuer to any Restricted Subsidiary or any obligation of any Guarantor to the Issuer or any Restricted Subsidiary;

(3)                                  any liability for taxes owed or owing by the Issuer or any Restricted Subsidiary;

(4)                                  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(5)                                  any Indebtedness, guarantee or obligation of the Issuer or any Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation of the Issuer or such Guarantor, including, without limitation, any Subordinated Obligation; or

(6)                                  any Capital Stock.

“Senior Secured Notes” means (i) the €800.0 million aggregate principal amount of 7 1/2% Senior Secured Fixed Rate Notes due 2019 and $500.0 million aggregate principal amount of 7 1/2% Senior Secured Fixed Rate Notes due 2019, and (ii) the €420.0 million aggregate principal amount of Senior Secured Floating Rate Notes due 2018, in each case, of Kabel BW and Kabel BW Partnership as co-issuers issued on the Issue Date.

“Senior Secured Notes Indenture” means the indenture governing the Senior Secured Notes to be dated as of the Issue Date, inter alia, among Kabel BW and Kabel BW Partnership as co-issuers, The Bank of New York Mellon, London Branch, as trustee, as amended or supplemented from time to time.

“Senior Subordinated Indebtedness” means, with respect to a Guarantor, the Guarantee issued by such Guarantor and any other Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that specifically provides that such Indebtedness is to rank equally with such Guarantee in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Guarantor which is not Guarantor Senior Indebtedness.

“Share Pledge” means (i) the Issuer Share Pledge and/or the Kabel BW Share Pledge.

“Share Purchase Agreement” refers to that certain sale and purchase agreement dated as of March 21, 2011, among, inter alios, Bidco and the Seller, as amended or supplemented from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Restricted Subsidiary which are reasonably customary in securitization of Receivables transactions.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means, in the case of the Issuer, any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate or junior in right of payment to the Notes pursuant to a written agreement and, in the case of a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate or junior in right of payment to the Note Guarantee of such Guarantor pursuant to a written agreement.

“Subordinated Shareholder Loans” means Indebtedness of the Issuer (and any security into which such Indebtedness is convertible or for which it is exchangeable at the option of the holder) issued to and held by any Parent that (either pursuant to its terms or pursuant to an agreement with respect thereto):

(1)                                  does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Issuer or any Indebtedness meeting the requirements of this definition);

(2)                                  does not require, prior to the first anniversary of the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(3)                                  contains no change of control or similar provisions that are effective, and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment prior to the first anniversary of the Stated Maturity or the Notes;

(4)                                  does not provide for or require any security interest or encumbrance over any asset of the Issuer or any of the Restricted Subsidiaries;

(5)                                  is subordinated in right of payment to the prior payment in full of the Notes in the event of (a) a total or partial liquidation, dissolution or winding up of the Issuer, (b) a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property, (c) an assignment for the benefit of creditors or (d) any marshalling of the Issuer’s assets and liabilities;

(6)                                  under which the Issuer may not make any payment or distribution of any kind or character with respect to any obligations on, or relating to, such Subordinated Shareholder Loans if (x) a Default of the type set forth in Section 6.01(a)(1) or Section 6.01(a)(2) on the Notes occurs and is continuing or (y) any other Default under this Indenture occurs and is continuing on the Notes that permits the Holders to accelerate their maturity and the Issuer receives notice of such Default from the requisite Holders, until in each case the earliest of (a) the date on which such Default is cured or waived or (b) 180 days from the date such Default occurs (and only once such notice may be given during any 360 day period); and

(7)                                  under which, if the holder of such Subordinated Shareholder Loans receives a payment or distribution with respect to such Subordinated Shareholder Loan (a) other than in accordance with this Indenture or as a result of a mandatory requirement of applicable law or (b) under circumstances described under clauses (5)(a) through (d) above, such Holder will forthwith pay all such amounts to the Trustee to be held in trust for application in accordance with this Indenture.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Issuer.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Total Assets” means the consolidated total assets of the Issuer and the Restricted Subsidiaries as shown on the most recent balance sheet (excluding the footnotes thereto) of the Issuer.

“Trustee” means The Bank of New York Mellon, London Branch until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UGC” means UnitedGlobalCom, Inc., a Delaware corporation, and any successor (by merger, consolidation, transfer, conversion of legal form or otherwise) to all or substantially all of its assets.

“Ultimate Parent” means Liberty.

“Unitymedia” means Unitymedia GmbH and any and all successors thereto.

“Unitymedia Exchange Transaction” means an exchange offer by Unitymedia pursuant to which one or more series of Unitymedia Qualified Notes are offered in exchange for all outstanding Notes issued under this Indenture; provided that (i) no Default or Event of Default has occurred and is continuing at the time any such exchange offer is made or would result therefrom, (ii) Holders of a majority in aggregate principal amount of the outstanding Notes have elected to participate in such offer, (iii) for each €1,000 in principal amount of Notes tendered and accepted, each holder tendering such Notes will receive €1,000 in principal amount of Unitymedia Qualified Notes, (iv) the exchange offer complies with Rule 14e-1 under the Exchange Act and any other applicable securities law or regulation, (v) Unitymedia accepts for exchange all Notes tendered in such exchange offer and issue the relevant Unitymedia Qualified Notes in exchange therefor, (vi) the exchange offer is open to all Holders of the Notes on substantially similar terms, (vii) the exchange offer is not conditioned upon Holders of the Notes consenting to any amendments to the terms of the Notes or this Indenture and (viii) in connection therewith, the Issuer and the Restricted Subsidiaries will become direct or indirect Subsidiaries of Unitymedia.

“Unitymedia Existing Debt” means the €665,000,000 9 5/8% Senior Notes due 2019 of Unitymedia GmbH.

“Unitymedia Group” means Unitymedia and its Subsidiaries.

“Unitymedia Qualified Notes” means senior notes issued by Unitymedia; provided, that (i) such senior notes will be guaranteed and secured to the same extent that other senior indebtedness of Unitymedia existing on the date of the Unitymedia Exchange Transaction are guaranteed or secured; provided that in any event such senior notes will be secured to the same extent as the Unitymedia Existing Debt, (ii) the Indebtedness incurred under such senior notes is permitted to be Incurred pursuant to the terms and conditions of any other Indebtedness of Unitymedia and its Subsidiaries outstanding upon consummation of the Unitymedia Exchange Transaction, (iii) the terms and conditions of such senior notes (other than with respect to pricing and redemption) and the indenture governing such senior notes shall be substantially similar to, and in any event no less favorable to the holders of Notes than, the terms and conditions contained in the indentures governing the senior notes of Unitymedia outstanding on the date of the Unitymedia Exchange Transaction, (iv) the interest rate applicable to each series of such senior notes shall not be less than the interest rate applicable to the series of Notes for which they are exchanged, (v) all amounts due and owing on such senior notes will be payable in the same currency as the Notes for which they are exchanged, (vi) the redemption provisions of such senior notes will have at least the remaining call protection applicable to the Notes for which they are exchanged and (vii) the Stated Maturity of such senior notes will be no later than the Stated Maturity of the Notes.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)                                  any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; and

(2)                                  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(a)                                  such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(b)                                 all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(c)                                  such designation and the Investment of the Issuer in such Subsidiary complies with Section 4.07; and

(d)                                 on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary with terms substantially and materially less favorable to the Issuer or such Restricted Subsidiary than those that might have been obtained from Persons who are not Affiliates of the Issuer.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either (x) the Issuer could Incur at least €1.00 of additional Indebtedness under Section 4.09(a) or (y) the Consolidated Leverage Ratio would be no greater than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation.

“UPC Broadband” means UPC Broadband Holding B.V., together with its successors.

“UPC Exchange Transaction” means an exchange offer by UPC Holding pursuant to which one or more series of UPC Qualified Notes are offered in exchange for all outstanding Notes issued under this Indenture; provided, that (i) no Default or Event of Default has occurred and is continuing at the time any such exchange offer is made or would result therefrom, (ii) Holders of a majority in aggregate principal amount of the outstanding Notes have elected to participate in such offer, (iii) for each €1,000 in principal amount of Notes tendered and accepted, each Holder tendering such Notes will receive €1,000 in principal amount of UPC Qualified Notes, (iv) the exchange offer complies with Rule 14e-1 under the Exchange Act and any other applicable securities law or regulation, (v) UPC Holding accepts for exchange all Notes tendered in such exchange offer and issues the relevant UPC Qualified Notes in exchange therefor, (vi) the exchange offer is open to all Holders of the notes on substantially similar terms, (vii) the exchange offer is not conditioned upon Holders of the Notes consenting to any amendments to the terms of the Notes or this Indenture and (ix) in connection therewith, the Issuer and its Restricted Subsidiaries will become direct or indirect Subsidiaries of UPC Broadband.

“UPC Germany” means UPC Germany HoldCo 1 GmbH, the direct parent of Bidco.

“UPC Holding” means UPC Holding B.V, together with its successors.

“UPC Qualified Notes” means the senior notes issued by UPC Holding; provided, that (i) such senior notes will be guaranteed and secured to the same extent that other senior indebtedness of UPC Broadband existing on the date of the UPC Exchange Transaction are guaranteed or secured; provided that in any event such senior notes will be secured to the same extent as UPC Holding’s senior Indebtedness existing on the Issue Date, (ii) the Indebtedness incurred under such senior notes is permitted to be Incurred pursuant to the terms and conditions of any other Indebtedness of UPC Holding and its Subsidiaries outstanding upon consummation of the UPC Exchange Transaction, (iii) the terms and conditions of such senior notes (other than with respect to pricing and redemption) and the indenture governing such senior notes shall be substantially similar to, and in any event no less favorable to the holders of Notes than, the terms and conditions contained in the indentures governing the senior notes of UPC Holding outstanding on the date of the UPC Exchange Transaction, (iv) the interest rate applicable to each series of such senior notes shall not be less than the interest rate applicable to the series of Notes for which they are exchanged, (v) all amounts due and owing on such senior notes will be payable in the same currency as the Notes for which they are exchanged, (vi) the redemption provisions of such senior notes will have at least the remaining call protection applicable to the Notes for which they are exchanged and (vii) the Stated Maturity of such senior notes will be no later than the Stated Maturity of the Notes.

“UPC Parent” means UPC Germany Holding B.V., and any and all of its successors.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Issuer, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Issuer or another Wholly Owned Subsidiary) is owned by the Issuer or another Wholly Owned Subsidiary.

“Written Instructions” means any written notices, directions or instructions received by the Agents from an Authorized Person or from a person reasonably believed by the Agents to be an Authorized Person.

Section 1.02                        Other Definitions.

Defined in
Term	Section

“Additional Amounts”	4.18
“Additional Intercreditor Agreement”	4.23
“Affiliate Transaction”	4.11
“Asset Disposition Offer”	3.11
“Asset Disposition Offer Amount”	3.11
“Asset Disposition Offer Period”	3.11
“Asset Disposition Purchase Date”	3.11
“Authentication Order”	2.02
“Change in Tax Law”	3.10
“Change of Control Offer”	4.14
“Change of Control Purchase Price”	4.14
“Change of Control Purchase Date”	4.14
“Covenant Defeasance”	8.03
“cross acceleration provision”	6.01
“defeasance trust”	8.03
“Event of Default”	6.01

Defined in
Term	Section

“Excess Proceeds”	4.10
“Initial Lien”	4.12
“Investment Grade Status Period”	4.20
“Judgment Currency”	12.07
“Judgment default provision”	6.01
“Legal Defeasance”	8.02
“Other Asset Disposition Indebtedness”	3.11
“Parallel Debt”	7.12
“Paying Agent”	2.03
“payment default”	6.01
“Payor”	4.18
“Principal Obligations”	7.12
“Principal Paying Agent”	2.03
“Priority Representative”	4.19
“Purchase”	1.01
“Qualified Country”	1.01
“Reference Banks”	1.01
“Register”	2.03
“Registered Agent”	12.09
“Registrar”	2.03
“Regular Record Date”	2.04
“Relevant Taxing Jurisdiction”	4.18
“Required Currency”	12.07
“Restricted Payments”	4.07
“Sale”	1.01
“Successor Company”	5.01
“Taxes”	4.18
“Tax Redemption Date”	3.10

Section 1.03                        Incorporation by Reference of Trust Indenture Act

Whenever this Indenture refers to a provision of the TIA, the provision (but only such provision) is incorporated by reference in and made a part of this Indenture as if this Indenture was required to be qualified under the TIA, and the mandatory provisions of the TIA that are required to govern indentures qualified under the TIA shall not be incorporated by reference herein unless specifically referred to herein.

The TIA term “obligor” used in this Indenture means the Issuer and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them in this Indenture.

Section 1.04                        Rules of Construction

Unless the context otherwise requires:

(1)                                  a term has the meaning assigned to it;

(2)                                  an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(3)                                  “or” is not exclusive;

(4)                                  words in the singular include the plural, and in the plural include the singular;

(5)                                  “will” shall be interpreted to express a command;

(6)                                  provisions apply to successive events and transactions; and

(7)                                  references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2.
THE NOTES

Section 2.01                        Form and Dating

(a)                                  Global Notes.  Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of a 144A Global Note, duly executed by the Issuer, and authenticated by the Trustee as hereinafter provided.  Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Global Note, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.  Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, by the Registrar or the Principal Paying Agent to reflect exchanges, repurchases, redemptions and transfers of interests therein, in accordance with the terms of this Indenture.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Ownership of interests in the Global Notes will be limited to Participants and Indirect Participants.  Book-Entry Interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by the Depositary and its Participants.  The Applicable Procedures shall be applicable to Book-Entry Interests in Global Notes.

Except as set forth in Section 2.07(a), the Global Notes may be transferred, in whole and not in part, only to a nominee or a successor of the Depositary.

(b)                                 Definitive Registered Notes.  Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture.

(c)                                  Book-Entry Provisions.  Neither Participants nor Indirect Participants shall have any rights either under this Indenture or under any Global Note held on their behalf by the Depositary.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

(d)                                 Note Forms.  The Global Notes and the Definitive Registered Notes shall be issuable only in registered form, substantially in the forms set forth as Exhibit A and Exhibit B hereto, respectively.  The Notes shall be issued without coupons and only in denominations of at least €100,000 and in integral multiples of €1,000 in excess thereof.

(e)                                  Additional Notes.  Subject to the restrictions contained in Section 4.09, from time to time after the Issue Date the Issuer may issue Additional Notes under this Indenture.  Any Additional Notes issued as provided for herein will be treated as a single class and as part of the same series as the Initial Notes for all purposes (including voting) under this Indenture.

(f)                                    Dating.  Each Note shall be dated the date of its authentication.

Section 2.02                        Execution and Authentication

At least one Officer of the Issuer must sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated or at any time thereafter, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Authenticating Agent.  The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Authenticating Agent shall authenticate the Notes on the Issue Date in an aggregate principal amount of €680,000,000, upon receipt of an authentication order signed by at least one Officer of the Issuer directing the Authenticating Agent to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with (an “Authentication Order”).  The Authenticating Agent shall authenticate Additional Notes upon receipt of an Authentication Order relating thereto.  Each Note shall be dated the date of its authentication.

The Trustee may authenticate Notes as the Issuer’s Authenticating Agent.  The Trustee may appoint an additional Authenticating Agent or Agents acceptable to the Issuer to authenticate Notes.  Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent.  Such Authenticating Agent shall have the same rights as the Trustee in any dealings hereunder with any of the Issuer’s Affiliates.

Notes authenticated by an Authenticating Agent shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated hereunder by the Trustee, and every reference in this Indenture to the authentication and delivery of Notes by the Trustee or the Trustee’s certificate of authentication shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent.  Each Authenticating Agent shall be subject to acceptance by the Issuer and shall at all times be a corporation organized and doing business under, or licensed to do business pursuant to, the laws of the United States of America (including any State thereof or the District of Columbia) or a jurisdiction in the European Union and authorized under such laws to act as Authenticating Agent, subject to supervision or examination by governmental authorities, if applicable.  If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 2.02, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section 2.02.

Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to all or substantially all the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent; provided that such corporation shall be otherwise eligible under this Section 2.02, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

An Authenticating Agent may resign at any time by giving written notice of resignation to the Trustee and the Issuer.  Each of the Trustee and the Issuer may at any time terminate the agency of an Authenticating Agent by giving written notice of the termination to that Authenticating Agent and the Issuer or the Trustee, as the case may be.  Upon receiving such a notice of resignation or upon such a termination, or in case at any time any Authenticating Agent ceases to be eligible in accordance with the provisions of this Section 2.02, the Trustee may appoint a successor Authenticating Agent acceptable to the Issuer.  Any successor Authenticating Agent, upon acceptance of its appointment hereunder, shall become vested with all of the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent.  No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 2.02.

The Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section 2.02.

If an Authenticating Agent is appointed with respect to the Notes pursuant to this Section 2.02, the Notes may have endorsed thereon, in addition to or in lieu of the Trustee’s certification of authentication, an alternative certificate of authentication in the following form:

“This is one of the Notes referred to in the within-mentioned Indenture.

[NAME OF AUTHENTICATING AGENT],
as Authenticating Agent

By:
Authorized Signatory”

Section 2.03                        Registrar and Paying Agent

The Issuer will maintain one or more paying agents (each, a “Paying Agent”) for the Notes in each of (i) the City of London (the “Principal Paying Agent”) and (ii) the Borough of Manhattan, City of New York.  If, after the Issue Date, the Principal Paying Agent becomes obliged to withhold or deduct tax in connection with any payment made by it in relation to the Notes, the Issuer will also maintain such office or agency in another member state of the European Union (including any country which becomes a member state of the European Union after the Issue Date) that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the European Council of Economics and Finance Ministers (“ECOFIN”) meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive.

The Issuer will also maintain a registrar (the “Registrar”) and one or more transfer agents.  For so long as the notes are admitted to the official list of the Luxembourg Stock Exchange and its rules so require, the Issuer will maintain a transfer agent in Luxembourg.  The Registrar and the transfer agents will maintain a register (the “Register”) reflecting ownership of Notes outstanding from time to time and will make payments on and facilitate transfers of Definitive Registered Notes on behalf of the Issuer.  Each transfer agent shall perform the functions of a transfer agent.

The parties hereto acknowledge that the Issuer has appointed The Bank of New York Mellon, at One Canada Square, London E14 5AL, United Kingdom, as the Principal Paying Agent and Transfer Agent with respect to the Notes.  The Issuer acknowledges that The

Bank of New York Mellon has accepted such appointment.  In addition, the Issuer has appointed The Bank of New York Mellon (Luxembourg) S.A., at Aerogolf Centre, 1A, Hoehenhof, L-1736 Senningerberg Luxembourg, as the Registrar and acknowledges that The Bank of New York Mellon (Luxembourg) S.A. has accepted such appointment.  So long as The Bank of New York Mellon and The Bank of New York Mellon (Luxembourg) S.A. serve in such capacities, Section 7.07 shall apply to them as if they were Trustee hereunder.

The Issuer may appoint one or more additional Paying Agents and the term “Paying Agent” shall include any such additional Paying Agent, as applicable.  Upon notice to the Trustee, the Issuer may change any Paying Agent, Registrar or transfer agent and the Issuer may act as the Paying Agent; provided, however, that in no event may the Issuer act as Principal Paying Agent or appoint a Principal Paying Agent in any member state of the European Union where the Principal Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the Notes unless the Principal Paying Agent would be so obliged if it were located in all other member states.

The Issuer shall notify the Trustee of the name and address of any Agent appointed after the Issue Date.  If the Issuer fails to maintain a Registrar or a Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such and shall be entitled to appropriate compensation in accordance with Section 7.07.

Any Notice to be given under this Indenture or under the Notes by the Trustee or the Issuer to the Holders shall be mailed by first-class mail to each Holder of Notes at their address as it appears at the time of such mailing in the Register.

Section 2.04                        Holders to Be Treated as Owners; Payments of Interest

(a)                                  Except as otherwise ordered by a court of competent jurisdiction or required by applicable law, the Issuer, the Paying Agents, the Registrar, the Trustee and any agent of the Issuer, any Paying Agent, the Registrar or the Trustee may deem and treat the Holder of a Note as the absolute owner of such Note for the purpose of receiving payment of or on account of the principal, premium or interest on such Note and for all other purposes (including voting and consents and enforcement of the Security Documents); and neither the Issuer, any Paying Agent, the Registrar, the Trustee nor any agent of the Issuer, any Paying Agent, the Registrar or the Trustee shall be affected by any notice to the contrary.  All such payments so made to any such Person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any Note.

(b)                                 Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or the Agents from giving effect to any written certification, proxy or other authorization furnished to the Depositary or impair, as between the Depositary, its nominees, the Participants or any other person, the operation of customary practices of such persons governing the exercise of the rights of a Holder.

(c)                                  A Holder of a Note at the close of business on any Regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to the Regular Record Date and prior to such Interest Payment Date, except if and to the extent the Issuer shall default in the payment of the interest due on such Interest Payment Date, in which case such defaulted interest shall be paid in accordance with Section 2.13.  The term “Regular Record Date” as used with respect to any Interest Payment Date for the Notes shall mean the date specified as such in the Notes.

Section 2.05                        Paying Agent to Hold Money

Each Paying Agent shall hold for the benefit of the Holders or the Trustee all money received by the Paying Agent for the payment of principal, premium, interest or Additional Amounts on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes), and the Issuer and the Paying Agent shall notify the Trustee of any Default by the Issuer (or any other obligor on the Notes) in making any such payment.  Money held in trust by a Paying Agent need not be segregated (other than when the Issuer acts as a Paying Agent), except as required by law, and in no event shall any Paying Agent be liable for any interest on any money received by it hereunder.  The Issuer at any time may require each Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may, if such a Default has occurred and is continuing, require any Paying Agent to pay forthwith all money so held by it to the Trustee and to account for any funds disbursed.  Upon making such payment, the relevant Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 2.06                        Holder Lists

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.  If the Trustee is not the Registrar, the Issuer will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.07                        Transfer and Exchange

(a)                                  Transfer and Exchange of Global Notes.

(1)                                  The Global Notes cannot be transferred to any Person other than to another nominee or Common Depositary or to a successor clearing agency or its nominee approved by the Issuer and the Trustee in accordance with procedures of the clearing systems.

(2)                                  Global Notes will be exchanged by the Issuer for Definitive Registered Notes (A) if the Depositary notifies the Issuer that it is unwilling or unable to continue to act as a depositary and a successor depositary is not appointed by the Issuer within 120 days; (B) in whole, but not in part, if the Issuer or the Depositary so requests following an Event of Default; (C) in whole, but not in part, at any time if the Issuer in its sole discretion determines that the Global Notes should be exchanged for Definitive Registered Notes; or (D) if the owner of a Book-Entry Interest requests such exchange in writing delivered through the Depositary following an Event of Default.  Upon the occurrence of any of the preceding events in clauses (A) through (C) above, the Issuer shall issue or cause to be issued Definitive Registered Notes in such names as the Depositary shall instruct the Trustee.

(3)                                  Global Notes may also be exchanged or replaced, in whole or in part, as provided in Section 2.08 and Section 2.11.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to Section 2.08 or Section 2.11, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note (including a Definitive Registered Note), other than as provided in this Section 2.07(a).

(b)                                 General Provisions Applicable to Transfers and Exchanges of the Notes.  Transfers of Book-Entry Interests in the Global Notes (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a

Book-Entry Interest in the same Global Note) shall require compliance with this Section 2.07(b), as well as one or more of the other following subparagraphs of this Section 2.07, as applicable.

In connection with all transfers and exchanges of Book-Entry Interests (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note), the Trustee and the Principal Paying Agent must receive:  (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the Participants’ accounts to be debited with such decrease and credited with such increase, as applicable.

In connection with a transfer or exchange of a Book-Entry Interest for a Definitive Registered Note, the Principal Paying Agent and the Registrar must receive:  (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or Indirect Participant directing the Depositary to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to above.

In connection with any transfer or exchange of Definitive Registered Notes, the Holder of such Notes shall present or surrender to the Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, in connection with a transfer or exchange of a Definitive Registered Note for a Book-Entry Interest, the Trustee and the Principal Paying Agent must receive (i) a written order directing the Depositary to credit the account of the transferee in an amount equal to the Book-Entry Interest to be transferred or exchanged and (ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase.

Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture, the Principal Paying Agent or the Registrar, as specified in this Section 2.07, shall endorse the relevant Global Note(s) with any increase or decrease and instruct the Depositary to reflect such increase or decrease in its systems.

(c)                                  Transfer of Book-Entry Interests in a Regulation S Global Note to Book-Entry Interests in a 144A Global Note.  A Book-Entry Interest in a Regulation S Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in a 144A Global Note, only if the transfer complies with the requirements of Section 2.07(b) above and the Trustee receives a certificate to the effect set forth in Exhibit C hereto, including the certification in item (1) thereof.

Upon the receipt of such certificate and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Common Depositary to deliver, or cause to be delivered, the Global Notes to the Trustee for endorsement and upon receipt thereof, decrease Schedule A to such Regulation S Global Note and increase Schedule A to such

144A Global Note by the principal amount of such transfer, and (ii) thereafter, return the Global Notes to the Common Depositary, together with all information regarding the Participant accounts to be credited and debited in connection with such transfer.

(d)                                 Transfer of Book-Entry Interests in a 144A Global Note to Book-Entry Interests in a Regulation S Global Note.  A Book-Entry Interest in a 144A Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Regulation S Global Note only if the transfer complies with the requirements of Section 2.07(b) above and the Trustee receives a certificate from the holder of such Book-Entry Interest in the form of Exhibit C hereto, including the certifications in item (2) thereof.

Upon receipt of such certificates and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Common Depositary to deliver, or cause to be delivered, the Global Notes to the Trustee for endorsement and, upon receipt thereof, increase Schedule A to such Regulation S Global Note and decrease Schedule A to such 144A Global Note by the principal amount of such transfer, and (ii) thereafter, return the Global Notes to the Common Depositary, together with all information regarding the Participant accounts to be credited and debited in connection with such transfer.

(e)                                  Transfer of Book-Entry Interests in Global Notes to Definitive Registered Notes.  A holder of a Book-Entry Interest in a Global Note may transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note if the transfer complies with the requirements of Section 2.07(a) and Section 2.07(b) above and:

(1)                                  in the case of a transfer by a holder of a Book-Entry Interest in a Global Note to a QIB in reliance on Rule 144A, the Trustee shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof; or

(2)                                  in the case of a transfer by a holder of a Book-Entry Interest in a Global Note in reliance on Regulation S, the Trustee shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof.

Upon receipt of such certificates and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Common Depositary to deliver, or cause to be delivered, the relevant Global Note to the Trustee for endorsement and upon receipt thereof, decrease Schedule A to the relevant Global Note by the principal amount of such transfer; (ii) thereafter, return the Global Note to the Common Depositary, together with all information regarding the Participant accounts to be debited in connection with such transfer; and (iii) deliver to the Registrar the instructions received by it that contain information regarding the Person in whose name Definitive Registered Notes shall be registered to effect such transfer.  The Registrar shall cause all Definitive Registered Notes issued in connection with a transfer pursuant to this Section 2.07(e) to bear the Private Placement Legend.

The Issuer shall issue and, upon receipt of an Authentication Order from the Issuer in accordance with Section 2.02, the Authenticating Agent shall authenticate, one or more Definitive Registered Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests so transferred and registered and in the names set forth in the instructions received by the Registrar.

(f)                                    Transfer of Definitive Registered Notes to Book-Entry Interests in Global Notes.  Any Holder of a Definitive Registered Note may transfer such Definitive Registered Note to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note only if:

(1)                                  in the case of a transfer by a holder of Definitive Registered Note to a person who takes delivery thereof in the form of a Book-Entry Interest in a Regulation S Global Note, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof;

(2)                                  in the case of a transfer by a holder of Definitive Registered Notes to a QIB in reliance on Rule 144A who takes delivery thereof in the form of a Book-Entry Interest in a Rule 144A Global Note, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof;

Upon satisfaction of the foregoing conditions, the Registrar shall (i) deliver the Definitive Registered Notes to the Trustee for cancellation pursuant to Section 2.12; (ii) record such transfer on the Register; (iii) instruct the Common Depositary to deliver (A) in the case of a transfer pursuant to Section 2.07(f)(1), a Regulation S Global Note, and (B) in the case of a transfer pursuant to Section 2.07(f)(2), a 144A Global Note; (iv) endorse Schedule A to such Global Note to reflect the increase in principal amount resulting from such transfer; and (v) thereafter, return the Global Notes to the Common Depositary, together with all information regarding the Participant accounts to be credited in connection with such transfer.

(g)                                 Exchanges of Book-Entry Interests in Global Notes for Definitive Registered Notes.  A holder of a Book-Entry Interest in a Global Note may exchange such Book-Entry Interest for a Definitive Registered Note if the exchange complies with the requirements of Section 2.07(a) and Section 2.07(b) above and the Trustee receives the following:

(1)                                  if the holder of such Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Regulation S Definitive Registered Note, a certificate from such holder in the form of Exhibit D hereto, including the certifications in items (a) thereof;

(2)                                  if the holder of such Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a 144A Definitive Registered Note, a certificate from such holder in the form of Exhibit D hereto including the certifications in item (a) thereof.

Upon receipt of such certificates and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Common Depositary to deliver, or cause to be delivered, the relevant Global Note to the Trustee for endorsement and upon receipt thereof, decrease Schedule A to the relevant Global Note by the principal amount of such exchange; (ii) thereafter, return the Global Note to the Common Depositary, together with all information regarding the Participant accounts to be debited in connection with such exchange; and (iii) deliver to the Registrar instructions received by it that contain information regarding the Person in whose name Definitive Registered Notes shall be registered to effect such exchange.  The Registrar shall cause all Definitive Registered Notes issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.07(g) to bear the Private Placement Legend.

The Issuer shall issue and, upon receipt of an Authentication Order from the Issuer in accordance with Section 2.02, the Authenticating Agent shall authenticate, one or more Definitive Registered Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests so exchanged and registered and in the names set forth in the instructions received by the Registrar.

(h)                                 Exchanges of Definitive Registered Notes for Book-Entry Interests in Global Notes.  Any Holder of a Definitive Registered Note may exchange such Note for a Book-Entry Interest in a Global Note if such exchange complies with Section 2.07(b) above and the Registrar receives the following documentation:

(1)                                  if the Holder of a 144A Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a 144A Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (b) thereof; or

(2)                                  if the Holder of a Regulation S Definitive Registered Notes proposes to exchange such Notes for a Book-Entry Interest in a Regulation S Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (b) thereof.

Upon satisfaction of the foregoing conditions, the Trustee shall (i) cancel such Note pursuant to Section 2.12; (ii) record such exchange on the Register; (iii) endorse Schedule A to such Global Note to reflect the increase in principal amount resulting from such exchange; and (iv) thereafter, return the Global Note to the Common Depositary, together with all information regarding the Participant accounts to be credited in connection with such exchange.

(i)                                     Transfer of Definitive Registered Notes for Definitive Registered Notes.  Any Holder of a Definitive Registered Note may transfer such Note to a Person who takes delivery thereof in the form of Definitive Registered Notes if the transfer complies with Section 2.07(b) above and the Registrar receives the following additional documentation:

(1)                                  in the case of a transfer by a Holder pursuant to Regulation S, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof; or

(2)                                  in the case of a transfer by a Holder of Definitive Registered Notes to a QIB in reliance on Rule 144A, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof.

Upon the receipt of any Definitive Registered Note, the Trustee shall cancel such Note pursuant to Section 2.12 and complete and deliver to the Issuer (i) in the case of a transfer pursuant to Section 2.07(i)(1), a Regulation S Definitive Registered Note and (ii) in the case of a transfer pursuant to Section 2.07(i)(2), a 144A Definitive Registered Note.  The Registrar shall cause all Definitive Registered Notes issued in exchange in connection with a transfer pursuant to this Section 2.07(i) to bear the Private Placement Legend.

The Issuer shall issue and, upon receipt of an Authentication Order from the Issuer in accordance with Section 2.02, the Authenticating Agent shall authenticate, one or more Definitive Registered Notes in an aggregate principal amount equal to the aggregate principal amount of Definitive Registered Notes so transferred and registered in the names set forth in the instructions received by the Registrar.

(j)                                     Legends.

(1)                                  Private Placement Legend.  The following legend shall appear on the face of all Notes issued under this Indenture, unless the Issuer determines otherwise in compliance with applicable law:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “U.S. SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE U.S. SECURITIES ACT) EXCEPT TO (A) QUALIFIED INSTITUTIONAL BUYERS IN RELIANCE ON THE EXEMPTION

FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT PROVIDED BY RULE 144A OR (B) PERSONS IN OFFSHORE TRANSACTIONS IN RELIANCE ON REGULATION S. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE U.S. SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE UNDER RULE 144A, IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A; (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT; OR (III) TO THE ISSUER, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THIS LEGEND.

BY ACCEPTING THIS NOTE (OR AN INTEREST IN THE NOTES REPRESENTED HEREBY) EACH ACQUIRER AND EACH TRANSFEREE IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE OR ANY INTEREST HEREIN (1) EITHER (A) IT IS NOT, AND IT IS NOT ACTING ON BEHALF OF (AND FOR SO LONG AS IT HOLDS SUCH NOTES OR ANY INTEREST THEREIN IT WILL NOT BE, AND WILL NOT BE ACTING ON BEHALF OF), AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)), SUBJECT TO THE PROVISIONS OF PART 4 OF SUBTITLE B OF TITLE I OF ERISA, A PLAN TO WHICH SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (“CODE”), APPLIES, OR ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF SUCH AN EMPLOYEE BENEFIT PLAN’S AND/OR PLAN’S INVESTMENT IN SUCH ENTITY (EACH, A “BENEFIT PLAN INVESTOR”), OR A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN WHICH IS SUBJECT TO ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND/OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), AND NO PART OF THE ASSETS USED BY IT TO ACQUIRE OR HOLD THIS NOTE OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY BENEFIT PLAN INVESTOR OR SUCH A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, OR (B) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE OR AN INTEREST HEREIN DOES NOT AND WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA AND/OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, A NON-EXEMPT VIOLATION OF ANY SIMILAR LAWS); (2) NEITHER THE ISSUER NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR SECTION 4975 OF THE CODE OR, WITH RESPECT TO A GOVERNMENTAL, CHURCH

OR NON-U.S. PLAN, ANY DEFINITION OF “FIDUCIARY” UNDER SIMILAR LAWS) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH ANY PURCHASE OR HOLDING OF THE NOTES, OR AS A RESULT OF ANY EXERCISE BY THE ISSUER OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THE NOTES, AND NO ADVICE PROVIDED BY THE ISSUER OR ANY OF ITS AFFILIATES HAS FORMED A PRIMARY BASIS FOR ANY INVESTMENT DECISION BY OR ON BEHALF OF THE PURCHASER AND HOLDER IN CONNECTION WITH THE NOTES AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THE NOTES; AND (3) IT WILL NOT SELL OR OTHERWISE TRANSFER THIS NOTE OR ANY INTEREST HEREIN OTHERWISE THAN TO A PURCHASER OR TRANSFEREE THAT IS DEEMED TO MAKE THESE SAME REPRESENTATIONS, WARRANTIES AND AGREEMENTS WITH RESPECT TO ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE.”

(2)                                  Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE; (II) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE; AND (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE.”

(k)                                  Cancellation.  At such time as all Book-Entry Interests have been exchanged for Definitive Registered Notes or all Global Notes have been redeemed or repurchased, the Global Notes shall be returned to the Trustee for cancellation in accordance with Section 2.12.

(l)                                     General Provisions Relating to Registration of Transfers and Exchanges.  To permit registration of transfers and exchanges, the Issuer shall execute and the Authentication Agent shall authenticate Global Notes and Definitive Registered Notes upon the Issuer’s order in accordance with the provisions of Section 2.02.

(1)                                  No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any taxes, duties or governmental charge payable in connection therewith (other than any such taxes, duties or governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 4.10, 4.14 and 9.05).

(2)                                  All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes shall be the valid obligations of the Issuer and the Guarantors, evidencing the same debt and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(3)                                  The Issuer shall not be required to register the transfer of or, to exchange, Definitive Registered Notes (A)  for a period beginning at the opening of business 15 calendar days before any Redemption Date and ending at the close of business on the Redemption Date; (B) for a period beginning at the opening of business 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part, and ending at the close of business on the date on which such Notes are selected; (C) for a period of 15 calendar days before any Regular Record Date with respect to any Interest Payment Date; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Disposition Offer.

(4)                                  As soon as practicable after delivering any Global Note or Definitive Registered Note, the Registrar shall supply to the Trustee and the Agents all relevant details of the Notes delivered.

(5)                                  The Issuer shall not be required to register the transfer or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

The Trustee shall have no responsibility for any actions or omissions of the Depositary.

Section 2.08                        Replacement Notes

(a)                                  If any mutilated Note is surrendered to a Paying Agent, the Registrar or the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Authenticating Agent, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s and/or the Authenticating Agent’s requirements are met.  If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any Authenticating Agent from any loss that any of them may suffer if a Note is replaced.  The Issuer and the Trustee may charge for their expenses in replacing a Note, including reasonable fees and expenses of counsel.  In the event any such mutilated, lost, destroyed or stolen Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

(b)                                 The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or stolen Notes.

(c)                                  Every replacement Note issued pursuant to this Section 2.08 is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.09                        Outstanding Notes

The Notes outstanding at any time are all the Notes authenticated by the Authenticating Agent except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.09 as not outstanding.  Except as set forth in Section 2.10, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Issuer or a Subsidiary of the Issuer shall not be deemed to be outstanding for purposes of Section 3.07(a).

If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

Section 2.10                        Treasury Notes

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.11                        Temporary Notes

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Authenticating Agent, upon receipt of an Authentication Order, will authenticate temporary Notes.  Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.12                        Cancellation

The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes.  Certification of the destruction of all canceled Notes will be delivered to the Issuer.  The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.13                        Defaulted Interest

If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01.  The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest.  At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.14                        ISIN or Common Code Number

The Issuer in issuing the Notes may use an “ISIN” or “Common Code” number and, if so, such ISIN or Common Code number shall be included in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the ISIN or Common Code number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes

Section 2.15                        Deposit of Moneys

Prior to 11:00 a.m. (London time) on the Business Day prior to each Interest Payment Date, the maturity date of the Notes, each Redemption Date and each payment date relating to an Asset Disposition Offer or a Change of Control Offer, and on the Business Day immediately following any acceleration of the Notes pursuant to Section 6.02, the Issuer shall deposit with the Principal Paying Agent in immediately available funds money in euros sufficient to make cash payments, if any, due on such Interest Payment Date, maturity date, Redemption Date, the payment date relating to an Asset Disposition or a Change of Control Offer, or Business Day, as the case may be.  All such payments so made to the Principal Paying Agent, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any Note.  Subject to receipt of such funds by such time, the Principal Paying Agent and each Paying Agent shall remit such payment in a timely manner to the Holders on such Interest Payment Date, maturity date, Redemption Date, the payment date relating to an Asset Disposition or a Change of Control Offer, or Business Day, as the case may be, to the Persons and in the manner set forth in paragraph (ii) of the Notes.

ARTICLE 3.
REDEMPTION AND PREPAYMENT

Section 3.01                        Notices to Trustee

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, they must furnish to the Trustee, at least 30 days but not more than 60 days before a Redemption Date, an Officers’ Certificate setting forth:

(1)                                  the clause of this Indenture pursuant to which the redemption shall occur;

(2)                                  the Redemption Date and the record date;

(3)                                  the principal amount of Notes to be redeemed;

(4)                                  the redemption price; and

(5)                                  the ISIN or Common Code numbers, as applicable.

Section 3.02                        Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis except:

(1)                                  if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, as provided to it by the Issuer; or

(2)                                  if otherwise required by law.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis (or, in the case of Notes issued in global form, based on a method that most nearly approximates a pro rata selection, as the Trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements, although no Note of €100,000 in original principal amount or less will be redeemed in part.  The Trustee will not be liable for selections made by it in accordance with this paragraph.  If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed.  A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

For Global Notes which are held on behalf of Euroclear or Clearstream, notices may be given by delivery of the relevant notices to Euroclear or Clearstream for communication to entitled account holders in substitution for the aforesaid mailing.  So long as any Notes are admitted to trading on the Euro MTF and listed on the Official List of the Luxembourg Stock Exchange and the rules and regulations of the Luxembourg Stock Exchange so require, any such notice to the Holders of the relevant Notes shall also be published by the Issuer in a leading newspaper of general circulation in Luxembourg or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Luxembourg Stock Exchange.

Section 3.03                        Notice of Redemption

Subject to the provisions of Section 3.07, at least 30 days but not more than 60 days before a Redemption Date, the Issuer will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12.

The notice will identify the Notes to be redeemed and will state:

(1)                                  the Redemption Date and the record date;

(2)                                  the redemption price;

(3)                                  the ISIN and/or Common Code number(s), if any;

(4)                                  if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(5)                                  the name and address of the Paying Agent;

(6)                                  that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(7)                                  that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(8)                                  the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(9)                                  that no representation is made as to the correctness or accuracy of the ISIN and/or Common Code, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least 45 days prior to the Redemption Date, an Officers’ Certificate requesting that the

Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04                        Effect of Notice of Redemption

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price; provided, however, that a notice of redemption may be conditional except as otherwise set forth in this Article 3.

Section 3.05                        Deposit of Redemption or Purchase Price

One Business Day prior to the Redemption Date or repurchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or repurchased on that date.  The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the Redemption Date or repurchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or repurchase.  If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption or repurchase is not so paid upon surrender for redemption or repurchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or repurchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06                        Notes Redeemed or Repurchased in Part

Upon surrender of a Note that is redeemed in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided that any Definitive Registered Note shall be in a principal amount of €100,000 or an integral multiple of €1,000 above €100,000.

Section 3.07                        Optional Redemption

(a)                                  Except as set forth in Section 3.07(c), Section 3.07(d), Section 3.07(e) and Section 3.10, the Notes are not redeemable until March 15, 2016.

(b)                                 At any time prior to March 15, 2016, the Issuer may redeem all or, from time to time, part of the Notes upon not less than 30 nor more than 60 days’ notice in amounts of €100,000 and in integral multiples of €1,000 in excess thereof, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest and Additional Amounts, if any, to, the applicable Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

Any such redemption and notice may, in the Issuer’s discretion, be subject to satisfaction of one or more conditions precedent.

If the optional Redemption Date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(c)                                  On or after March 15, 2016, the Issuer may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice in amounts of €100,000 and in integral multiples of €1,000 in excess thereof at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest and Additional Amounts, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period commencing on March 15 of the years set out below:

Redemption Price
Year	Percentage
2016	104.750%
2017	103.167%
2018	101.583%
2019 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

Any such redemption and notice may, in the Issuer’s discretion, be subject to satisfaction of one or more conditions precedent.

(d)                                 At any time, or from time to time, prior to March 15, 2014, the Issuer may, at its option, use the Net Cash Proceeds of one or more Equity Offerings (except for sales of Capital Stock of a Parent the proceeds of which are contributed as Subordinated Shareholder Loans) to redeem, upon not less than 30 nor more than 60 days’ notice in amounts of €100,000 and in integral multiples of €1,000 in excess thereof, up to 40% of the principal amount of the Notes issued under this Indenture (including the principal amount of any Additional Notes) at a redemption price of 109.500% of the principal amount of the Notes, plus accrued and unpaid interest and Additional Amounts, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date); provided that:

(1)                                  at least 60% of the principal amount of Notes (which includes Additional Notes, if any) issued under this Indenture remains outstanding immediately after any such redemption; and

(2)                                  the Issuer makes such redemption not more than 90 days after the consummation of any such Equity Offering.

Any such redemption and notice may, in the Issuer’s discretion, be subject to satisfaction of one or more conditions precedent.

If the optional Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(e)                                  If the Liberty Acquisition is consummated, at any time on or after the 12-month anniversary of the Issue Date but on or prior to the 36-month anniversary of the Issue Date, the Issuer may, at its option, following completion of a UPC Exchange Transaction or a Unitymedia Exchange Transaction, as the case may be, redeem all, but not less than all, of the Notes issued under this Indenture upon not less than 30 nor more than 60 days’ notice (which notice of redemption shall be given no later than 10 Business Days following the completion of such UPC Exchange Transaction or such Unitymedia Exchange Transaction, as the case may be), at a redemption price (expressed as a percentage of the principal amount thereof) of:

(1)                                  101% (if such redemption is on or before the 24-month anniversary of the Issue Date); or

(2)                                  102% (if such redemption is after the 24-month anniversary of the Issue Date),

in each case, plus accrued and unpaid interest and Additional Amounts, if any, to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In each case above, any such redemption and notice may, in the Issuer’s discretion, be subject to satisfaction of one or more conditions precedent.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(f)                                    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.08                        [Reserved]

Section 3.09                        Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.10                        Redemption for Changes in Withholding Tax

The Issuer may redeem the Notes in whole, but not in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), and Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuer determines that, as a result of:

(1)                                  any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction affecting taxation; or

(2)                                  any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the Issuer is, or on the next interest payment date in respect of the Notes would be, required to pay more than de minimis Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to it (including, without limitation, by appointing a new or additional paying agent in another jurisdiction). The Change in Tax Law must become effective on or after the date of the Offering Memorandum. In the case of a successor to the Issuer, the Change in Tax Law must become effective after the date that such entity first makes payment on the Notes. Notice of redemption for taxation reasons will be published in accordance with Section 3.03. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Payor would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee (a) an Officers’ Certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and that it cannot avoid the obligations to pay Additional Amounts by taking reasonable measures available to it; and (b) an opinion of an independent tax counsel reasonably satisfactory to the Trustee to the effect that the circumstances referred to above exist. The Trustee will accept such Officers’ Certificate and opinion as sufficient evidence of the existence of satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.

The foregoing provisions will apply mutatis mutandis to any successor to the Issuer after such successor person becomes a party to this Indenture.

Section 3.11                        Offer to Purchase by Application of Excess Proceeds

In the event that, pursuant to Section 4.10, the Issuer is required to make an offer to all Holders to purchase Notes (an “Asset Disposition Offer”), it will follow the procedures specified below.

The Asset Disposition Offer shall be made to all Holders of Notes and to the extent required by the terms of other Indebtedness of the Issuer or any Guarantor that does not constitute Subordinated Obligations, to all holders of such other Indebtedness outstanding with similar provisions requiring the Issuer or such Guarantor to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition (“Other Asset Disposition Indebtedness”), to purchase the maximum principal amount of Notes and any such Other Asset Disposition Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Other Asset Disposition Indebtedness plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in this Section 3.11 or the agreements governing the Other Asset Disposition Indebtedness, as applicable, in each case in a principal amount of €100,000 and in integral multiples of €1,000 in excess thereof.  To the extent that the aggregate amount of Notes and Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes in any manner not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and Other Asset Disposition Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Other Asset Disposition Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Other Asset Disposition Indebtedness. For the purposes of calculating the principal amount of any such Indebtedness not denominated in euro, such Indebtedness shall be calculated by converting any such principal amounts into their Euro Equivalent determined as of a date selected by the Issuer that is within the Asset Disposition Offer Period. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer, insofar as it relates to the Notes, will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuer will purchase the principal amount of Notes and Other Asset Disposition Indebtedness required to be purchased pursuant to this Section 3.11 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Other Asset Disposition Indebtedness validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

Upon the commencement of an Asset Disposition Offer, the Issuer will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee.  The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer.  The notice, which will govern the terms of the Asset Disposition Offer, will state:

(1)           that the Asset Disposition Offer is being made pursuant to this Section 3.11 and Section 4.10 and the length of time the Asset Disposition Offer will remain open;

(2)           the Asset Disposition Offer Amount, the purchase price and the Asset Disposition Purchase Date;

(3)           that any Note not tendered or accepted for payment will continue to accrue interest;

(4)           that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest after the Asset Disposition Purchase Date;

(5)           that Holders electing to have a Note purchased pursuant to an Asset Disposition Offer may elect to have Notes purchased in denominations of €100,000 and in integral multiples of €1,000 in excess thereof;

(6)           that Holders electing to have Notes purchased pursuant to any Asset Disposition Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Asset Disposition Purchase Date;

(7)           that Holders will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Asset Disposition Offer Period, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)           that, if the aggregate principal amount of Notes and Other Asset Disposition Indebtedness surrendered by Holders thereof exceeds the Asset Disposition Offer Amount, the Issuer will select the Notes and Other Asset Disposition Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such Other Asset Disposition Indebtedness surrendered

(with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of €100,000 and in integral multiples of €1,000 in excess thereof will be purchased); and

(9)           that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Asset Disposition Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Other Asset Disposition Indebtedness or portions of Notes and Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn, in each case in a principal amount of €100,000 and in integral multiples of €1,000 in excess thereof.  The Issuer will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.11. The Issuer or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Notes or holder or lender of Other Asset Disposition Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Issuer will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of €100,000 and in integral multiples of €1,000 in excess thereof. In addition, the Issuer will take any and all other actions required by the agreements governing the Other Asset Disposition Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

The Issuer will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Disposition Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.11 or Section 4.10, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

Other than as specifically provided in this Section 3.11, any purchase pursuant to this Section 3.11 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

ARTICLE 4.
COVENANTS

Section 4.01                        Payment of Notes

(a)                                  The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid on the date due if the Principal Paying Agent, if other than the Issuer, holds on the Business Day prior to the due date, money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium and Additional Amounts, if any, and interest then due.

Principal of, interest, premium and Additional Amounts, if any, on Global Notes will be payable at the corporate trust office or agency of the Principal Paying Agent maintained in the City of London for such purposes.  All payments on the Global Notes will be made by transfer of immediately available funds to an account of the Holder of the Global Notes in accordance with instructions given by that Holder.

Principal of, interest, premium and Additional Amounts, if any, on any Definitive Registered Notes will be payable at the corporate trust office or agency of any Paying Agent in any location required to be maintained for such purposes pursuant to Section 2.03. In addition, interest on Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the Register for such Definitive Registered Notes.

(b)                                 The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02                        The Maintenance of Office or Agency

The Issuer shall maintain the offices and agencies specified in Section 2.03.  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligations to maintain an office or agency in Luxembourg for such purposes.  The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03.

Section 4.03                        Reports

(a)                                  The Issuer will provide to the Trustee and, in the case of clauses (1), (2) and (3) of this Section 4.03(a), will (i) post on its website (or make similar disclosure) and (ii) if and so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require, make available at the specified office of the Paying Agent:

(1)                                  if the Liberty Acquisition is consummated, for so long as the Ultimate Parent files an Annual Report on Form 10-K with the SEC, a copy of such Annual Report within 120 days after the end of the Ultimate Parent’s year end;

(2)                                  within 150 days after the end of each fiscal year ending subsequent to the Issue Date, an annual report of the Issuer, containing the following information: (a) audited combined or consolidated balance sheets of the Issuer and its consolidated subsidiaries as of the end of the two most recent fiscal years and audited combined or consolidated income statements and statements of cash flow of the Issuer and its consolidated subsidiaries for the three most recent fiscal years, in each case prepared in accordance with IFRS, including appropriate footnotes to such financial statements, and a report of the independent public accountants on the financial statements; (b) to the extent relating to such annual periods, an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies; and (c) a description of the business, management and shareholders of the Issuer, all material affiliate transactions and a description of all material contractual arrangements, including material debt instruments; provided, however, that such reports need not (i) contain any segment data other than as required under IFRS or, following the consummation of the Liberty Acquisition, as provided by the Ultimate Parent in its financial reports with respect to the period presented, (ii) include any exhibits, or (iii) include separate financial statements for any Affiliates of Kabel BW Holdings or any acquired businesses;

(3)                                  within 60 days after each of the first three fiscal quarters in each fiscal year (or, with respect to the first fiscal quarter ended after the date of consummation of the Liberty Acquisition, a Backstop Transfer or the EQT Transfer, 90 days), a quarterly report of the Issuer containing the following information: (a) unaudited consolidated income statements of the Issuer and its consolidated subsidiaries for such period, prepared in accordance with IFRS, and (b) a financial review of such period (including a comparison against the prior year’s comparable period), consisting of a discussion of (i) the financial condition and results of operations of the Issuer and its Subsidiaries on a consolidated basis, and material changes between the current period and the period of the prior year, (ii) material developments in the business of the Issuer and its Significant Subsidiaries, (c) financial developments and trends in the business in which the Issuer and its Significant Subsidiaries are engaged and (d) information with respect to any material acquisition or disposal during the period; provided, however, that such reports need not (i) contain any segment data other than as required under IFRS or, following the consummation of the Liberty Acquisition, as provided by the Ultimate Parent in its financial reports with respect to the period presented, (ii) include any exhibits, or (iii) include separate financial statements for any Affiliates of the Issuer or any acquired businesses; and

(4)                                  within 10 days after the occurrence of such event, information with respect to (a) any change in the independent public accountants of the Issuer or any of its Significant Subsidiaries, (b) any material acquisition or disposal, and (c) any material development in the business of the Issuer and its Restricted Subsidiaries.

(b)                                 If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries constitute Significant Subsidiaries of the Issuer, then the annual and quarterly information required by Section 4.03(a)(2) and Section 4.03(a)(3) shall include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto or in a separate report delivered therewith, of the financial condition and results of operations of the Issuer and the Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

(c)                                  If the Issuer elects to apply for all purposes of this Indenture, in lieu of IFRS, GAAP pursuant to the definition of IFRS set forth in Section 1.01, then the annual and quarterly information required by Section 4.03(a)(2) and Section 4.03(a)(3) shall include a reconciliation, either in the footnotes thereto or in a separate report delivered therewith, of such GAAP presentation to the corresponding IFRS presentation of such financial information.

(d)                                 Notwithstanding the foregoing, the Issuer may (i) satisfy its obligations under Section 4.03(a)(2) and Section 4.03(a)(3) with respect to historical periods ending on or prior to December 31, 2011 by delivering the corresponding consolidated annual and quarterly reports of Kabel BW and/or Kabel BW Holdings, and (ii) satisfy its obligations under Section 4.03(a)(2) and Section 4.03(a)(3) by delivering the corresponding annual and quarterly reports of Kabel BW Holdings;

(e)                                  To the extent that Kabel BW Holdings is the reporting entity and material differences exist between the management, business, assets, shareholding or results of operations or financial condition of the Issuer and Kabel BW Holdings, the annual and quarterly reports shall give a reasonably detailed description of such differences and include an unaudited reconciliation of Kabel BW Holding’s financial statements to the Issuer’s financial statements, provided however that if the total revenues, Consolidated EBITDA or Total Assets of Kabel BW and its Subsidiaries for any applicable period (on either a historical or pro forma basis) would deviate from any such measurement of the Issuer and the Restricted Subsidiaries by 5% or more, then a separate annual or quarterly report, as the case may be, shall be provided for the Issuer.

(f)                                    Contemporaneously with the furnishing of each such report discussed above, a press release with the appropriate internationally recognized wire services in connection with such report will also be filed.

(g)                                 In addition, so long as the Notes remain outstanding and during any period during which the Issuer is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b) of the Exchange Act, the Issuer shall furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.04                        Compliance Certificate

(a)                                  The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that, in the course of the performance by the signers of their duties as officers of the Issuer they would normally have knowledge of any Default, and further stating whether or not the signers know of any Default that occurred during such period.

(b)                                 The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee within 30 days after the occurrence of any Default or Event of Default an Officers’ Certificate specifying such Default or Event of Default, its status and what action the Issuer is taking or propose to take with respect thereto.

Section 4.05                        Taxes

The Issuer will pay, and will cause each of the Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06                        Stay, Extension and Usury Laws

Each of the Issuer and the Guarantors agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuer and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07                        Limitation on Restricted Payments

(a)                                  The Issuer will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly:

(1)                                  to declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Issuer or any of the Restricted Subsidiaries) except:

(A)                              dividends or distributions payable in Capital Stock of the Issuer (other than Disqualified Stock) or Subordinated Shareholder Loans; and

(B)                                dividends or distributions payable to the Issuer or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

(2)                                  to purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Issuer or any Parent of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary;

(3)                                  to purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than (x) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement or (y) Indebtedness permitted under Section 4.09(b)(2)); or

(4)                                  to make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) is referred to herein as a “Restricted Payment”), if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(A)                              a Default shall have occurred and be continuing (or would result therefrom); or

(B)                                the Issuer is not able to Incur an additional €1.00 of Pari Passu Indebtedness pursuant to Section 4.09(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

(C)                                the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date and not returned or rescinded would exceed the sum of:

(i)            50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)           100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors of the Issuer, of marketable securities received by the Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock) or Subordinated

Shareholder Loans or other capital contributions subsequent to the Issue Date (other than (x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to the Issuer or a Restricted Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (y) Excluded Contributions or (z) the Net Cash Proceeds received from the issuance or sale of Capital Stock, Subordinated Shareholder Loans or other capital contributions received in connection with the Post-Issuance Reorganization, the Post-Acquisition Reorganization or the Liberty Acquisition);

(iii)          100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors of the Issuer , of marketable securities received by the Issuer or any Restricted Subsidiary from the issuance or sale (other than to the Issuer or a Restricted Subsidiary) by the Issuer or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness that has been converted into or exchanged for Capital Stock of the Issuer (other than Disqualified Stock) or Subordinated Shareholder Loans;

(iv)          the amount equal to the net reduction in Restricted Investments made by the Issuer or any of the Restricted Subsidiaries resulting from:

(A)          repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Issuer or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Issuer or any Restricted Subsidiary; or

(B)           the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued, in each case, as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included in Consolidated Net Income for the purposes of the preceding clause (i) to the extent that it is (at the Issuer ‘s option) included under this clause (iv); and

(v)           100% of the Net Cash Proceeds and the fair market value (as determined in accordance with the next succeeding paragraph) of marketable securities received by the Issuer or any of the Restricted Subsidiaries in connection with: (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of its employees to the extent funded by the Issuer or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary; and (B) any dividend or distribution made by an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary;

provided, however, that no amount will be included in Consolidated Net Income for the purposes of the preceding clause (i) to the extent that it is (at the Issuer ‘s option) included under this clause (v);

Fair market value of property or assets other than cash covered by the preceding sentence shall be the fair market value thereof as determined in good faith by the Issuer .

(b)                                 Section 4.07(a) will not prohibit:

(1)                                  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Subordinated Shareholder Loans or Subordinated Obligations of the Issuer made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (other than Disqualified Stock or Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), Subordinated Shareholder Loans or a substantially concurrent capital contribution to the Issuer; provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale or issuance of Capital Stock or Subordinated Shareholder Loans or from such capital contribution will be excluded from clause (C)(ii) of Section 4.07(a);

(2)                                  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Issuer or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Issuer or such Restricted Subsidiary that is permitted to be Incurred pursuant to Section 4.09 and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(3)                                  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Issuer or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Issuer or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.09 and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(4)                                  dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(5)                                  the purchase, repurchase, defeasance, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Issuer or any Restricted Subsidiary or any parent of the Issuer held by any existing or former employees or management of the Issuer or any Subsidiary of the Issuer or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed an amount equal to €3.0 million in the aggregate during any calendar year (with any unused amounts in any preceding calendar year being carried over to the succeeding calendar year); provided, however, that the amount of any such repurchase or redemption will be included in subsequent calculations of the amount of Restricted Payments;

(6)                                  the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 4.09;

(7)                                  purchases, repurchases, redemptions, defeasance or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(8)                                  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 4.14 or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 3.11 and Section 4.10; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in Section 3.11, Section 4.10 or Section 4.14, as the case may be, with respect to the Notes and have completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; and provided, further, that such purchase, redemption or other acquisition will be excluded from subsequent calculations of the amount of Restricted Payments;

(9)                                  dividends, loans, advances or distributions to any Parent or other payments by the Issuer or any Restricted Subsidiary in amounts equal to:

(A)                              the amounts required for any Parent to pay Parent Expenses;

(B)                                the amounts required for any Parent to pay Public Offering Expenses;

(C)                                the amounts required for any Parent to pay Related Taxes; and

(D)                               amounts constituting payments satisfying the requirements of clauses (11) and (12) of Section 4.11(b);

provided, that such dividends, loans, advances, distributions or other payments will be excluded from subsequent calculations of the amount of Restricted Payments;

(10)                            Investments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments in exchange for or using as consideration Investments previously made under this clause, provided that the amount of such Investments will be excluded from subsequent calculations of the amount of Restricted Payments;

(11)         payments by the Issuer, or loans, advances, dividends or distributions to any parent company of the Issuer to make payments to holders of Capital Stock of the Issuer or any parent company of the Issuer in lieu of the issuance of fractional shares of such Capital Stock; provided that the net amount of such payments will be excluded from subsequent calculations of the amount of Restricted Payments;

(12)         so long as no Default or Event of Default of the type specified in clauses (1) or (2) under Section 6.01(a) has occurred and is continuing, Restricted Payments to be applied to scheduled cash interest payments on Indebtedness of any Parent to the extent that such Indebtedness is guaranteed by the Issuer pursuant to a guarantee otherwise permitted to be Incurred under this Indenture; provided, however, that the amount of such payments will be included in subsequent calculations of the amount of Restricted Payments;

(13)         so long as no Default or Event of Default of the type specified in clauses (1) or (2) under Section 6.01(a) has occurred and is continuing, the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock or Subordinated Shareholder Loans held by, or the making of any dividends, loans, advances or distributions to, any Parent to the extent that, after giving pro forma effect to any such purchase, repurchase, redemption, defeasance, other acquisition or retirement, dividend, loan, advance or distribution, the Consolidated Leverage Ratio for the Issuer and the Restricted Subsidiaries would not exceed 5.00 to 1.00, provided that the net amount of such payments will be included in subsequent calculations of the amount of Restricted Payments;

(14)         Restricted Payments in an aggregate amount at any time outstanding, when taken together with all other Restricted Payments made pursuant to this clause (14), not to exceed €60.0 million in the aggregate since the Issue Date; provided that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

(15)         [Reserved]

(16)         Restricted Payments (excluding any Restricted Payment made in reliance on Section 4.07(b)(17)) in an amount not to exceed the greater of (i) €1,100.0 million and (ii) an amount equal to (a) the gross proceeds of the offering of the Senior Secured Notes and the offering of the Notes, plus (b) any equity contributed to Kabel BW in connection with the Liberty Acquisition in accordance with the terms of the Share Purchase Agreement as in effect on the Issue Date, minus (c) the aggregate amount of the Existing Indebtedness (net of cash and Cash Equivalents) repaid on the Issue Date, plus (d) if the Liberty Acquisition is consummated, the amount of cash and Cash Equivalents on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of the closing date of the Liberty Acquisition; provided, however, that any such amount will be excluded in subsequent calculations of the amount of Restricted Payments; and

(17)         Restricted Payments made in connection with any Related Transaction (excluding any Restricted Payment made in reliance on Section 4.07(b)(16)); provided, however, that such payments will be excluded in subsequent calculations of the amount of Restricted Payments.

(c)           The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined in good faith by the Issuer.

Section 4.08        Limitation on Restrictions on Distributions from Restricted Subsidiaries

(a)           The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Issuer or any Restricted Subsidiary;

(2)           make any loans or advances to the Issuer or any Restricted Subsidiary; or

(3)           transfer any of its property or assets to the Issuer or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock and (y) the subordination of (including but not limited to, the application of any standstill requirements to) loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

(b)           Section 4.08(a) will not prohibit:

(1)           any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, this Indenture, the Senior Secured Notes Indenture, the Revolving Credit Facility, the Intercreditor Agreement and the Security Documents, in each case, as in effect on the Issue Date;

(2)           any encumbrance or restriction pursuant to an agreement or instrument of a Person relating to any Capital Stock or Indebtedness of a Person, Incurred on or before the date on which such Person was acquired by or merged or consolidated with or into the Issuer or any Restricted Subsidiary, or on which such agreement or instrument is assumed by the Issuer or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Issuer or was merged or consolidated with or into the Issuer or any Restricted Subsidiary or in contemplation of such transaction) and outstanding on such date, provided, that any such encumbrance or restriction shall not extend to any assets or property of the Issuer or any other Restricted Subsidiary other than the assets and property so acquired and provided, further, that for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such person or any such Subsidiary shall be deemed acquired or assumed by the Issuer or any Restricted Subsidiary when such Person becomes the Successor Company;

(3)           any encumbrance or restriction pursuant to an agreement or instrument effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement referred to in clause (1) or (2) of this Section 4.08(b) or this clause (3) or contained in any amendment, supplement or other modification to an agreement referred to in clause (1) or (2) of this Section 4.08(b) or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted

Subsidiary contained in any such agreement are no less favorable in any material respect to the Holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (1) or (2) of this Section 4.08(b) (as determined in good faith by the Issuer);

(4)           in the case of Section 4.08(a)(3), any encumbrance or restriction:

(A)          that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(B)           contained in Liens permitted under this Indenture securing Indebtedness of the Issuer or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(C)           pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

(5)           any encumbrance or restriction pursuant to (A) purchase money obligations for property acquired in the ordinary course of business and (B) Capitalized Lease Obligations permitted under this Indenture, in each case that impose encumbrances or restrictions of the nature described in Section 4.08(a)(3) on the property so acquired;

(6)           any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors of the Issuer, are necessary to effect such Qualified Receivables Transaction;

(7)           any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8)           customary provisions in leases, joint venture agreements and other agreements and instruments entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(9)           encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(10)         any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(11)         any encumbrance or restriction pursuant to Currency Agreements or Interest Rate Agreements; and

(12)         any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09 if (a) the encumbrances and restrictions taken as a whole are not materially less favorable to the Holders than the encumbrances and restrictions contained in the Revolving Credit Facility and the Intercreditor Agreement, in each case, as in effect on the Issue Date (as determined in good faith by the Issuer) or (b) such encumbrances and restrictions taken as a whole are not materially more disadvantageous to the Holders than is customary in comparable financings (as determined in good faith by the Issuer) and, in each case, either (x) the Issuer reasonably believes that such encumbrances and restrictions will not materially affect the Issuer’s ability to make principal or interest payments on the Notes as and when they come due or (y) such encumbrances and restrictions apply only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness.

Section 4.09        Limitation on Indebtedness

(a)           The Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that:

(1)           any Guarantor may Incur Indebtedness (including Acquired Indebtedness) if on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Leverage Ratio for the Restricted Subsidiaries would not exceed 4.00 to 1.00; and

(2)           the Issuer may Incur Pari Passu Indebtedness (including Acquired Indebtedness constituting Pari Passu Indebtedness) if on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Leverage Ratio for the Issuer and its Restricted Subsidiaries would not exceed 5.00 to 1.00.

(b)           Section 4.09(a) will not prohibit the Incurrence of the following Indebtedness:

(1)           Indebtedness of the Issuer and any of its Restricted Subsidiaries under Credit Facilities in the aggregate principal amount at any one time outstanding not to exceed an amount equal to €100 million;

(2)           Indebtedness of the Issuer owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Issuer or any other Restricted Subsidiary (other than a Receivables Entity); provided, however, that:

(A)          any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Issuer or a Restricted Subsidiary (other than a Receivables Entity); and

(B)           any sale or other transfer of any such Indebtedness to a Person other than the Issuer or a Restricted Subsidiary (other than a Receivables Entity),

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be; provided, further, that, if a Restricted Subsidiary that is not a Guarantor owns or holds such Indebtedness and the Issuer or any Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of the Issuer with respect to the Notes or such Guarantor with respect to its Note Guarantee, as the case may be;

(3)           (a) Indebtedness of the Issuer represented by the Notes (other than any Additional Notes issued after the Issue Date), (b) Indebtedness of the Guarantors represented by the Note Guarantees, provided that the guarantee of any such Indebtedness is subject to the terms of the Intercreditor Agreement, (c) Indebtedness of the Issuer represented by the Senior Secured Notes issued on the Issue Date and the guarantees thereof by the Guarantors, and (d) Indebtedness represented by the Security Documents, including, with respect to each such Indebtedness “parallel debt” obligations created under the Intercreditor Agreement and the Security Documents;

(4)           any Indebtedness (other than the Indebtedness described in clauses (1), (2) and (3) of this Section 4.09(b) outstanding on the Issue Date; provided that any Existing Indebtedness outstanding on the Issue Date will be repaid in full on the Issue Date;

(5)           any Refinancing Indebtedness Incurred in respect of any Indebtedness described in clauses (3), (4), (5) and (6) of this Section 4.09(b) or Incurred pursuant to Section 4.09(a);

(6)           Indebtedness of a Restricted Subsidiary (other than Indebtedness of Kabel BW and its Subsidiaries or of any other Person acquired directly or indirectly by the Issuer or merged into or with the Issuer or any of its Subsidiaries in connection with the Liberty Acquisition, the Backstop Acquisition, the Backstop Transfer, the EQT Transfer or the Post-Acquisition Reorganization, in each case, as of the completion of the Liberty Acquisition, the Backstop Acquisition, the Backstop Transfer, the EQT Transfer or the Post-Acquisition Reorganization, as applicable) Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Issuer or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that immediately following the consummation of the acquisition of such Restricted Subsidiary by the Issuer, (x) the Issuer would have been able to Incur €1.00 of additional Indebtedness pursuant to Section 4.09(a) after giving pro forma effect to the relevant acquisition and the Incurrence of such Indebtedness pursuant to this clause (6) or (y) the Consolidated Leverage Ratio of the Issuer would not be greater than immediately prior to such acquisition;

(7)           Indebtedness under Currency Agreements and Interest Rate Agreements entered into for bona fide hedging purposes of the Issuer or the Restricted Subsidiaries and not for speculative purposes (as determined in good faith by the Board of Directors of the Issuer);

(8)           Indebtedness consisting of (A) Capitalized Lease Obligations, mortgage financings, Purchase Money Obligations or other financings, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Permitted Business or (B) Indebtedness otherwise incurred to finance the purchase, lease, rental or cost of design, construction, installation or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Indebtedness which refinances, replaces or refunds such Indebtedness, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) will not exceed the greater of (i) €40 million and (ii) 2.0% of Total Assets at any time outstanding;

(9)           Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Issuer or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (b) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, (c) the financing of insurance premiums in the ordinary course of business and (d) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(10)         Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, obligations in respect of earn-outs or adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including the fair market value of non-cash proceeds) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(11)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within thirty Business Days of Incurrence;

(12)         guarantees by the Issuer or any Guarantor of Indebtedness or any other obligation or liability of the Issuer or any Restricted Subsidiary (other than of any Indebtedness Incurred by the Issuer or such Restricted Subsidiary in violation of this Section 4.09); provided, however, that if the Indebtedness being guaranteed is subordinated in right of payment to the Notes or any Note Guarantee, then such guarantee shall be subordinated substantially to the same extent as the relevant Indebtedness guaranteed;

(13)         Indebtedness of the Issuer and the Restricted Subsidiaries in any Qualified Receivables Transaction;

(14)         Subordinated Shareholder Loans Incurred by the Issuer;

(15)         [Reserved];

(16)         [Reserved];

(17)         Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause (17) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Issuer from the issuance or sale (other than to the Issuer or a Restricted Subsidiary) of its Capital Stock or otherwise contributed to the equity of the Issuer, in each case, subsequent to the Issue Date (and in each case, other than through the issuance of Disqualified Stock, Preferred Stock, an Excluded Contribution or in connection with the Post-Issuance Reorganization, the Post-Acquisition Reorganization or the Liberty Acquisition); provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under clauses (ii) and (iii) of Section 4.07(a)(4)(C), Section 4.07(b)(1) and Section 4.07(b)(17) to the extent the Issuer or any Restricted Subsidiary Incurs Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause (17) to the extent the Issuer or any Restricted Subsidiary makes a Restricted Payment under clauses (ii) and (iii) of Section 4.07(a)(4)(C), Section 4.07(b)(1) and Section 4.07(b)(17) in reliance thereon; and

(18)         in addition to the items referred to in clauses (1) through (17) of this Section 4.09(b), Indebtedness of the Issuer and any of the Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (18) and then outstanding, will not exceed the greater of (i) €60 million and (ii) 3.0% of Total Assets at any time outstanding.

(c)           For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.09:

(1)           in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b), the Issuer, in its sole discretion, will classify and, from time to time, may reclassify such Indebtedness, in any manner that complies with this Section 4.09 and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses of Section 4.09(b) or pursuant to Section 4.09(a);

(2)           any borrowings under the Revolving Credit Facility may only be Incurred under Section 4.09(b)(1) and may not be reclassified;

(3)           guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)           if obligations in respect of letters of credit are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 4.09(b)(1) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5)           the principal amount of any Disqualified Stock of the Issuer, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6)           Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness; and

(7)           the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with IFRS.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock and increases in the amount of Indebtedness due to a change in accounting principles will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09.  The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Issuer will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt.  If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, the Issuer shall be in Default of this Section 4.09).

For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the Euro Equivalent principal amount of Indebtedness denominated in a foreign currency shall be (a) calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable euro-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced and (2) if and for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the swapped rate of such Indebtedness as of the date of the applicable swap. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Issuer and the Restricted Subsidiaries may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10        Limitation on Sales of Assets and Subsidiary Stock

(a)           The Issuer will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Disposition unless:

(1)           the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Issuer (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2)           unless the Asset Disposition is a Permitted Asset Swap, at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)           an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer or such Restricted Subsidiary, as the case may be:

(A)          to the extent the Issuer or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Senior Indebtedness of the Issuer (including the

Notes) or any Guarantor or Indebtedness of a Restricted Subsidiary that is not a Guarantor (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Issuer or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or

(B)           to the extent the Issuer or such Restricted Subsidiary elects to invest in or commit to invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive agreement or a commitment approved by the Board of Directors of the Issuer that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 6 months of such 365th day;

provided that pending the final application of any such Net Available Cash in accordance with clause (A) or clause (B) of this Section 4.10(a)(3), the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.

(b)           Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied as provided in Section 4.10(a) will be deemed to constitute “Excess Proceeds”.  On the 365th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds €50.0 million, the Issuer will be required to make an Asset Disposition Offer in accordance with Section 3.11.

For the purposes of this Section 4.10, the following will be deemed to be cash:

(1)           the assumption by the transferee of Indebtedness (other than Subordinated Obligations) of the Issuer or any Guarantor or Indebtedness of a Restricted Subsidiary that is not a Guarantor and the release of the Issuer, such Guarantor or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Issuer will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with Section 4.10(a)(3)(A);

(2)           securities, notes or other obligations received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 90 days following the closing of such Asset Disposition;

(3)           Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Issuer and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition;

(4)           consideration consisting of Indebtedness of the Issuer or any Restricted Subsidiary; and

(5)           any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of €30 million and 1.5% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(c)           The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

Section 4.11        Limitation on Affiliate Transactions

(a)           The Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer (an “Affiliate Transaction”) involving aggregate consideration in excess of €5.0 million for such Affiliate Transactions in any fiscal year, unless:

(1)           the terms of such Affiliate Transaction are no less favorable, taken as a whole, to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and

(2)           in the event such Affiliate Transaction involves an aggregate consideration in excess of €10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Issuer; and

(3)           in the event such Affiliate Transaction involves an aggregate consideration in excess of €40.0 million, the Issuer has received a written opinion from an independent investment banking, accounting or appraisal firm of internationally recognized standing (as determined by the Issuer in good faith, who shall deliver a copy of the same to the Trustee) that such Affiliate Transaction either is fair, from a financial standpoint, to the Issuer and its Restricted Subsidiaries or is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate.

(b)           Section 4.11(a) will not apply to:

(1)           any Restricted Payment permitted to be made pursuant to Section 4.07 or any Permitted Investment (except with respect to clause (16)(b) of the definition of “Permitted Investment”, which will be subject to clause (6) of this Section 4.11(b));

(2)           any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Issuer or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultant plans (including, without limitation, valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) and/or indemnities provided on behalf of officers, employees or directors or consultants approved by the Board of Directors of the Issuer, in each case in the ordinary course of business;

(3)           loans or advances to employees, officers or directors in the ordinary course of business of the Issuer or any of the Restricted Subsidiaries but in any event not to exceed €10.0 million in the aggregate outstanding at any one time with respect to all loans or advances made since the Issue Date;

(4)           any transaction between or among the Issuer and a Restricted Subsidiary or between or among Restricted Subsidiaries and any guarantees issued by the Issuer or a Restricted Subsidiary for the benefit of the Issuer or a Restricted Subsidiary, as the case may be, in accordance with Section 4.09;

(5)           transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Issuer or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors of the Issuer or the senior management of the Issuer or the relevant Restricted Subsidiary, as applicable, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(6)           any transaction in the ordinary course of business between the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer controlled by the Issuer that is a joint venture or similar entity; provided, any transaction described in this clause (6) will both:

(A)          be subject to the requirements of Section 4.11(a)(1) and Section 4.11(a)(2); and

(B)           either (i) comply with the provisions of Section 4.11(a)(3) (substituting €50.0 million for €40.0 million) or (ii) be substantially identical to a transaction between such Affiliate and a non-Affiliated third party which involves aggregate consideration in an amount substantially identical to the aggregate consideration involved in such substantially identical transaction;

(7)           the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Issuer or any Restricted Subsidiary;

(8)           the performance of obligations of the Issuer or any of the Restricted Subsidiaries under the terms of any agreement to which the Issuer or any of the Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not materially more disadvantageous to the Holders of the Notes than the terms of the agreements in effect on the Issue Date;

(9)           sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(10)         the issuance of Capital Stock or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Issuer to any Affiliate;

(11)         the payment to any Permitted Holder of all reasonable out-of-pocket expenses Incurred by any Permitted Holder in connection with its direct or indirect investment in the Issuer and its Subsidiaries and unpaid amounts accrued for prior periods (but after the Issue Date);

(12)         the payment to any Parent or Permitted Holder (1) of Management Fees (a) on a bona fide arm’s-length basis in the ordinary course of business or (b) of up to €5.0 million in any calendar year or (2) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation in connection with acquisitions or divestitures, which payments are approved by a majority of Disinterested Directors;

(13)         guarantees issued in accordance with Section 4.09;

(14)         if not otherwise prohibited under this Indenture, the issuance of Capital Stock (other than Disqualified Stock) or Subordinated Shareholder Loans (including the payment of cash interest thereon; provided that, after giving pro forma effect to any such cash interest payment, the Consolidated Leverage Ratio for the Issuer and the Restricted Subsidiaries would not exceed 5.00 to 1.00) of the Issuer to any direct Parent of the Issuer or any Permitted Holder for cash or marketable securities;

(15)         any Related Transaction;

(16)         arrangements with customers, suppliers, contractors, lessors or sellers of goods or services that are negotiated with an Affiliate, in each case, which are otherwise in compliance with the terms of this Indenture; provided that the terms and conditions of any such transaction or agreement as applicable to the Issuer and the Restricted Subsidiaries, taken as a whole (a) are fair to the Issuer and the Restricted Subsidiaries and are on terms not materially less favorable to the Issuer and the Restricted Subsidiaries than those that could have reasonably been obtained in respect of an analogous transaction or agreement that would not constitute an Affiliate Transaction (in each case, as determined in good faith by the Board of Directors of the Issuer or the senior management of the Issuer), (b) the performance by the Issuer or any of the Restricted Subsidiaries in respect of any such arrangements are for its own behalf and in its own name and (c) the Issuer and the Restricted Subsidiaries do not assume, and are otherwise not liable for any performance or breach in respect of, any such arrangements by the relevant Affiliate; and

(17)         any transaction reasonably necessary to effect the Post-Issuance Reorganization, the Post-Acquisition Reorganization, the Backstop Acquisition, a Backstop Transfer or the EQT Transfer.

Section 4.12        Limitation on Liens

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries of the Issuer), whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), unless contemporaneously with the Incurrence of such Initial Lien effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Guarantor’s property or assets, such Guarantor’s Guarantee, equally and ratably with (or (a) on a junior priority basis if such Indebtedness is Senior Indebtedness of a Guarantor or (b) prior to, in the case of Liens with respect to Subordinated Obligations of a Guarantor, as the case may be) the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured.

Any such Lien thereby created in favor of the Notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) any sale, exchange or transfer to any Person other than the Issuer or any Restricted Subsidiary of the property or assets secured by such Initial Lien, (iii) the full and final payment of all amounts payable by the Issuer under the Notes and the Indenture, or (iv) the defeasance or discharge of the Notes in accordance with Article 8.

Notwithstanding the foregoing, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any Collateral (other than Permitted Collateral Liens).

Section 4.13        Corporate Existence

Subject to Article 5 and except as reasonably required to consummate the Post-Issuance Reorganization and /or the Post-Acquisition Reorganization, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1)           its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Subsidiary; and

(2)           the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.14        Change of Control

(a)           Upon the occurrence of a Change of Control at any time, the Issuer shall, pursuant to the procedures described in this Section 4.14, offer (the “Change of Control Offer”) to purchase all Notes in whole or in part in denominations of €100,000 and in integral multiples of €1,000 in excess thereof, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus any Additional Amounts and accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of Holders of record on relevant record dates to receive interest due on an interest payment date); provided, however, that the Issuer shall not be obliged to repurchase Notes as described in this Section 4.14 in the event and to the extent that it has unconditionally exercised its right to redeem all the Notes pursuant to Section 3.07 or all conditions to such redemption have been satisfied or waived.  No such purchase in part shall reduce the principal amount at maturity of the Notes held by any Holder to below €100,000.

Unless, the Issuer has unconditionally exercised its right to redeem all the Notes as described under Section 3.07 or all conditions to such redemption have been satisfied or waived, within 30 days of any Change of Control, the Issuer shall notify the Trustee thereof and give written notice of such Change of Control to each Holder of Notes by first-class mail, postage prepaid, at such Holder’s address appearing in the security register, stating, among other things:

(1)           that a Change of Control has occurred and the date of such event;

(2)           the circumstances and relevant facts regarding such Change of Control (including, but not limited to, applicable information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control);

(3)           the purchase price and the purchase date which shall be fixed by the Issuer on a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act;

(4)           that any Note not tendered will continue to accrue interest and unless the Issuer defaults in payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

(5)           certain other procedures that a Holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

The Issuer shall cause to be published the notice described above in a leading newspaper having a general circulation in London (which is expected to be the Financial Times) or through the newswire service of Bloomberg (or if Bloomberg does not then operate, any similar agency) In addition, if and for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require, the Issuer will publish a public announcement with respect to the results of any Change of Control Offer in a leading newspaper of general circulation in Luxembourg or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Luxembourg Stock Exchange.

The Issuer will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this Section 4.14 (other than the obligation to make an offer pursuant to this Section 4.14), the Issuer will comply with the securities laws and regulations and will not be deemed to have breached its obligations described in this Section 4.14 by virtue thereof.

(b)           On the Change of Control Purchase Date, the Issuer shall, to the extent lawful:

(1)           accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)           deposit with the Paying Agent, prior to 10:00a.m. London time an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered; and

(3)           deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Purchase Date) to each Holder of Notes properly tendered the Change of Control Purchase Price for such Notes, and the Authenticating Agent will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided that each such new note will be in a principal amount of €100,000 and in integral multiples of €1,000 in excess thereof.  The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

(c)           Notwithstanding anything to the contrary in this Section 4.14, the Issuer shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07, unless and until there is a default in payment of the applicable redemption price.  Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Section 4.15        Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries

(a)           No Restricted Subsidiary (other than the Issuer or a Guarantor) shall guarantee or otherwise become obligated under any Indebtedness under the Revolving Credit Facility, the Senior Secured Notes or the Senior Secured Notes Indenture or any Designated Senior Indebtedness, or guarantee any other Indebtedness of the Issuer or a Guarantor in an amount in excess of €5.0 million unless such Restricted Subsidiary is or becomes an Additional Guarantor on the date on which such other guarantee or Indebtedness is Incurred (or as soon as reasonably practicable thereafter) and, if applicable, executes and delivers to the Trustee a supplemental Indenture in the form set forth in Exhibit E hereto pursuant to which such Restricted Subsidiary will provide an Additional Guarantee (which Additional Guarantee shall be subordinated to Senior Indebtedness of such Additional Guarantor and senior to or pari passu with such Restricted Subsidiary’s guarantee of such other Indebtedness); provided that:

(1)           if such Restricted Subsidiary is not a Significant Subsidiary, such Restricted Subsidiary shall only be obligated to become an Additional Guarantor if such Indebtedness is Indebtedness of the Issuer or Public Debt of a Guarantor or if such Restricted Subsidiary is a direct or indirect holder of any Capital Stock of Kabel BW Partnership;

(2)           an Additional Guarantor’s Additional Guarantee may be limited in amount to the extent required by fraudulent conveyance, thin capitalization, corporate benefit, financial assistance or other similar laws (but, in such a case (A) each of the Issuer and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal limit and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant limit and (B) the relevant guarantee shall be given on an equal and ratable basis with the guarantee of any other Indebtedness giving rise to the obligation to guarantee the Notes); and

(3)           for so long as it is not permissible under applicable law for a Restricted Subsidiary to become an Additional Guarantor, such Restricted Subsidiary need not become an Additional Guarantor (but, in such a case, each of the Issuer and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal prohibition precluding the giving of the guarantee and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant legal prohibition, and shall give such guarantee at such time (and to the extent) that it thereafter becomes permissible).

(b)           Section 4.15(a) shall not apply to: (1) the granting by such Restricted Subsidiary of a Permitted Lien under circumstances which do not otherwise constitute the guarantee of Indebtedness of an Issuer; or (2) the guarantee by any Restricted Subsidiary of Indebtedness that refinances Indebtedness which benefited from a guarantee by any Restricted Subsidiary Incurred in compliance with this Section 4.15 immediately prior to such refinancing.

(c)           Notwithstanding the foregoing, any guarantee of the Notes created pursuant to the provisions described in Section 4.15(a) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1)           upon the sale of all or substantially all of the Capital Stock of the relevant Guarantor pursuant to an Enforcement Sale as provided for in the Intercreditor Agreement;

(2)           upon the sale or other disposition (including through merger or consolidation but other than pursuant to an Enforcement Sale) in compliance with the Indenture of the Capital Stock of the relevant Guarantor (whether directly or through the disposition of a parent thereof), following which such Guarantor is no longer a Restricted Subsidiary (other than a sale or other disposition of the Issuer or any of the Restricted Subsidiaries);

(3)           upon the defeasance or discharge of the Notes as provided in Article 8 and Article 13, in each case in accordance with the terms and conditions of the Indenture; or

(4)           in the case of a Note Guarantee of a Guarantor subject to the Post-Issuance Reorganization or the Post-Acquisition Reorganization, in connection with a merger, consolidation or combination of such Guarantor with or into any Person, or a transfer or conveyance of all or substantially all of the assets of such Guarantor to any Person, in either case to the extent required to consummate all or any part of the Post-Issuance Reorganization or the Post-Acquisition Reorganization, as the case may be, provided that upon completion of such merger, consolidation, combination, transfer or conveyance the resulting, surviving or transferee Person (i) is a Guarantor or (ii) executes a supplemental indenture, jointly and severally, irrevocably guaranteeing with the other Guarantors, as primary obligor and not merely as a surety, on a senior subordinated basis the full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, all payment obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of or interest on or in respect of the Notes, fees, expenses, indemnification or otherwise; or

(5)           with respect to an Additional Guarantee given under Section 4.15, upon release of the guarantee that gave rise to the requirement to issue such Additional Guarantee so long as no Event of Default would arise as a result and no other Indebtedness that would give rise to an obligation to give an Additional Guarantee is at that time guaranteed by the relevant Guarantor.

(d)           In addition, if a Guarantor is redesignated as an Unrestricted Subsidiary in compliance with Section 4.07, the relevant Guarantor will be released from all its obligations under its Guarantee.

(e)           Notwithstanding any of the foregoing, in all circumstances a Note Guarantee shall only be released if (a) the relevant Guarantor has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with and (b) such

Guarantor is released from its guarantees of the Revolving Credit Facility and the Senior Secured Notes.

Section 4.16        Payments for Consents

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes, the Intercreditor Agreement or any Security Document unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.17        Impairment of Security Interests

The Issuer shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing the security interest with respect to the Collateral (it being understood, subject to the proviso below, that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral) for the benefit of the Trustee and the Holders, and the Issuer shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Security Trustee, for the benefit of the Trustee and the Holders and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral, except that (a) the Issuer or the Restricted Subsidiaries may Incur Permitted Collateral Liens, (b) the Collateral may be discharged and released in accordance with this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement, and (c) the Issuer may consummate any other transaction permitted under Section 5.01; provided, however, that, except with respect to any discharge or release of Collateral in accordance with this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement, in connection with the Post-Issuance Reorganization or the Post-Acquisition Reorganization or in connection with the Incurrence of Liens for the benefit of the Trustee and Holders or otherwise as described in the second to last paragraph under “Description of Certain Financing Arrangements — The Intercreditor Agreement — Release of Security & Guarantees” in the Offering Memorandum, no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, unless contemporaneously with any such action, the Issuer delivers to the Trustee, either (1) a solvency opinion, in form and substance reasonably satisfactory to the Trustee from an Independent Financial Advisor confirming the solvency of the Issuer and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, (2) a certificate from the Board of Directors of the relevant Grantor (acting in good faith) which confirms the solvency of the person granting such security interest after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, in the form attached hereto as Exhibit H, or (3) an Opinion of Counsel, in form and substance reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens created under the Security Documents, as applicable, so amended, extended, renewed, restated, supplemented, modified or replaced, are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement. In the event that the Issuer complies with the requirements of this Section 4.17, the Trustee shall (subject to customary protections and indemnifications from the Issuer) consent to such amendments without the need for instructions from the Holders.

Section 4.18        Additional Amounts

All payments made by the Issuer, any Guarantor or any successor thereto (a “Payor”) on the Notes (including any Note Guarantee for the purposes of this Section) will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by law or by the official interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1)           The Federal Republic of Germany or any political subdivision or governmental authority thereof or therein having power to tax;

(2)           any jurisdiction from or through which payment on the Notes is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(3)           any other jurisdiction in which a Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to the Notes, including payments of principal, redemption price, interest or premium, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder of the Notes, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts) equal the amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

(a)           any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or beneficial owner and the Relevant Taxing Jurisdiction imposing such Taxes (other than the mere ownership or holding of such Note or enforcement of rights thereunder or under this Indenture or the receipt of payments in respect thereof);

(b)           any Taxes that would not have been so imposed if the Holder had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (x) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the relevant Holder at that time has been notified (in accordance with the procedures set forth in this Indenture) by the Payor or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made);

(c)           any Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented during such 30-day period);

(d)          any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any, or interest on the Notes;

(e)          any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(f)           any withholding or deduction imposed on a payment to an individual and required to be made pursuant to the European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directive; or

(g)          any Taxes which could have been avoided by the presentation (where presentation is required) of the relevant Note to another Paying Agent in a member state of the European Union.

Such Additional Amounts will also not be payable where, had the beneficial owner of the Note been the Holder of the Note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (a) to (g) inclusive of this Section 4.18.

The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies (or, if certified copies are not available despite reasonable efforts of the Payor, other evidence of payment reasonably satisfactory to the Trustee) to each Holder. The Payor will attach to each certified copy (or other evidence) a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (y) the amount of such withholding Taxes paid per €1,000 principal amount of the Notes, as the case may be. Copies of such documentation will be available for inspection during ordinary business hours at the office of the Trustee by the Holders of the Notes upon request and will be made available at the offices of the Paying Agent.

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Payor will be obligated to pay Additional Amounts with respect to such payment, the Payor will deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Each such Officers’ Certificate shall be relied upon until receipt of a further Officers’ Certificate addressing such matters. The Trustee shall be entitled to rely solely on each such Officers’ Certificate as conclusive proof that such payments are necessary.

Wherever mentioned in this Indenture or the Notes, in any context: (1) the payment of principal, (2) purchase prices in connection with a purchase of Notes, (3) interest, or (4) any other amount payable on or with respect to the Notes, such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of any Notes or any other document or instrument referred to therein (other than a transfer of the Notes), or the receipt of any payments with respect to the Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside the United Kingdom, the Grand Duchy of Luxembourg, the Federal Republic of Germany or any jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes, the Security or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

The obligations of this Section 4.18 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or any political subdivision or taxing authority or agency thereof or therein.

Section 4.19        Suspension of Covenants on Achievement of Investment Grade Status

If, during any period after the Issue Date, the Notes have achieved and continue to maintain Investment Grade Status and no Event of Default has occurred and is continuing (such period hereinafter referred to as an “Investment Grade Status Period”), then the provisions of Sections 3.11, 4.07, 4.08, 4.09, 4.10, 4.11 and 4.14, Section 5.01(a)(3) and any related default provisions of this Indenture will be suspended and will not, during such Investment Grade Status Period, be applicable to the Issuer and the Restricted Subsidiaries.  As a result, during any such Investment Grade Status Period, the Notes will lose the covenant protection initially provided under this Indenture. No action taken during an Investment Grade Status Period or prior to an Investment Grade Status Period in compliance with the covenants then applicable will require reversal or constitute a default under the Notes in the event that suspended covenants are subsequently reinstated or suspended, as the case may be. An Investment Grade Status Period will terminate immediately upon the failure of the Notes to maintain Investment Grade Status. The Issuer will promptly notify the Trustee in writing of any failure of the Notes to maintain Investment Grade Status.

Section 4.20        Further Instruments and Acts

Upon request of the Trustee, but without an affirmative duty on the Trustee to do so, the Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 4.21        Listing

The Issuer will apply to list the Notes on the Official List of the Luxembourg Stock Exchange and will use all reasonable efforts to have the Notes admitted to trading on the Euro MTF Market within a reasonable period after the Issue Date and will maintain such listing as long as the Notes are outstanding; provided, however, that if the Issuer can no longer maintain such listing or it becomes unduly burdensome to make or maintain such listing (for the avoidance of doubt, preparation of financial statements in accordance with IFRS or any accounting standard other than IFRS and any other standard pursuant to which the Issuer then prepares its financial statements shall be deemed unduly burdensome), the Issuer may cease to make or maintain such listing on the Luxembourg Stock Exchange provided that the Issuer will use its reasonable best efforts to obtain and maintain the listing of the Notes on another recognized listing exchange for high yield issuers (which may be a stock exchange that is not regulated by the European Union).

Section 4.22        [Reserved]

Section 4.23        Additional Intercreditor Agreements

At the request of the Issuer, in connection with the Incurrence by the Issuer or any Guarantor of any (a) Indebtedness permitted pursuant to Section 4.09(a) or clause (1) or (7) (in the case of clause (7), to the extent such Indebtedness is Incurred under an Interest Rate Agreement or Currency Agreement in respect of Indebtedness Incurred under any such other paragraph or clause referred to in the preceding part of this clause (a)) of Section 4.09(b); and (b) any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clauses (a) (and, in each case, any such Indebtedness shall be Senior Indebtedness, Senior Subordinated Indebtedness or Indebtedness of the Issuer), the Issuer, the relevant Guarantors and the Trustee shall enter into with the Holders of such Indebtedness (or their duly authorized Representatives) an intercreditor agreement, including a restatement, amendment or other modification of an existing intercreditor agreement (an “Additional Intercreditor Agreement”), on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Holders), including containing substantially the same terms with respect to the subordination, payment blockage, limitation on enforcement and release of guarantees, priority and release of the security interest or other terms which become customary for similar agreements; provided that only one Stop Notice can be given by Designated Senior Indebtedness in any 365-day period or in respect of the same event or circumstances regardless of the number of Credit Facilities or other instruments constituting “Designated Senior Indebtedness” of a Guarantor or the number of intercreditor agreements; provided further that in no event may the total number of days for which a Stop Notice is in effect exceed 179 days in the aggregate during any consecutive 365-day period; provided, further, that such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or adversely affect the personal rights, duties, liabilities or immunities of the Trustee under this Indenture or the Intercreditor Agreement; provided further that only Designated Senior Indebtedness shall be entitled to instruct the Security Trustee to enforce the Collateral (other than Issuer Share Collateral) or initiate a payment blockage.

In relation to the Intercreditor Agreement or an Additional Intercreditor Agreement, the Trustee shall consent on behalf of the Holders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided, however, that such transaction would comply with Section 4.07.

Section 4.24        [Reserved]

Section 4.25        Completion of the Reorganization Transactions

(a)           The Issuer and the Guarantors will use their reasonable best efforts to complete the Post-Issuance Reorganization within six months after the Issue Date.

(b)           Contemporaneously with the completion of any merger, consolidation or combination of the Issuer or any Guarantor into or with any Person, or the transfer to any Person of any property or assets constituting Collateral immediately prior to any such merger, consolidation, combination or transfer, in each case, in connection with the Post-Issuance Reorganization or the Post-Acquisition Reorganization, as the case may be, the resulting, surviving or transferee Person shall take all necessary actions so that a Lien over property or assets constituting Collateral (including Capital Stock of the Issuer) immediately prior to any such merger, consolidation, combination or transfer has been granted to the Security Trustee on behalf of, and for the benefit of, the holders of the Notes pursuant to the Security Documents as contemplated by this Indenture (other than with respect to any pledge of shares or other equity interests of a non-surviving entity); provided that if the Issuer is the non-surviving entity, the direct parent company of the surviving entity shall pledge all of the outstanding Capital Stock of such entity to secure the Notes on a first-ranking basis, and shall (to the extent not already done) execute and deliver, or shall cause the execution and delivery of, to the Security Trustee the relevant assignment and such further or additional Security Documents in such form as the Security Trustee shall reasonably require creating an effective security interest over such Collateral on behalf of the Holders of the Notes.

(c)           Upon completion of any merger, consolidation, combination or transfer of assets referred to in the immediately preceding paragraph, each Grantor shall, and shall procure that each of its respective Subsidiaries shall, at its own expense, execute and do all such acts and things and provide such assurances as the Security Trustee may reasonably require (i) for perfecting or protecting the security intended to be afforded by any Security Documents relating to the Collateral; and (ii) if such Security Documents have become enforceable, for facilitating the exercise of all powers, authorities and discretions vested in the Security Trustee or in any receiver of all or any part of the Collateral. Each Grantor shall, and shall procure that each of its respective Subsidiaries shall, execute all transfers, conveyances, assignments and releases of that property whether to the Security Trustee or to its nominees and give all notices, orders and directions which the Security Trustee may reasonably request.

(d)           In connection with the Post-Acquisition Reorganization, UPC Germany and the Trustee will execute and deliver an Accession Agreement pursuant to which UPC Germany will accede to this Indenture, as issuer, and assume (on the date of such Accession Agreement) all of the obligations of Musketeer GmbH under the Notes and this Indenture.  Upon the effectiveness of the Accession Agreement, the Issuer shall be fully released from all of its obligations as an Issuer of the Notes under this Indenture.

(e)           In connection with the Post-Acquisition Reorganization, UPC Germany as issuer, will succeed to, and be substituted for, and may exercise every right and power of, Musketeer GmbH as an Issuer under this Indenture, and upon such substitution, Musketeer GmbH will be released from its obligations as an issuer under this Indenture and the Notes.  Each Holder by accepting a Note agrees to UPC Germany succeeding to the obligations of Musketeer GmbH.

(f)            The Trustee will sign any Accession Agreement authorized pursuant to this Section 4.25 or otherwise executed and delivered to it in connection with the Post-Issuance Reorganization or the Post-Acquisition Reorganization. In executing an Accession Agreement, the Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 14.04, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such Accession Agreement is authorized or permitted by or not in breach of this Indenture and that such Accession Agreement is the legal, valid and binding obligation of UPC Germany delivery of such Accession Agreement enforceable against it in accordance with its terms, subject to customary exceptions.

(h)           In connection with the Post-Acquisition Reorganization and on the date of such Accession Agreement, Kabel BW Holdings GmbH shall execute and deliver to the Trustee a supplemental Indenture in the form set forth in Exhibit E hereto and a notation of guarantee in the form set forth in Exhibit G hereto pursuant to which Kabel BW Holdings GmbH will provide a Note Guarantee.

Section 4.26        Limitation on Layering

(a)           The Issuer will not, directly or indirectly, Incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) to be subordinated in right of payment to any other Indebtedness of the Issuer which ranks pari passu with the Notes unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Issuer.

(b)           The Issuer will not permit any Guarantor to, and no Guarantor shall, Incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) to be subordinated in right of payment to any Senior Indebtedness unless such Indebtedness is pari passu with the Guarantee of such Guarantor or is also by its terms (or by the terms of any agreement governing such Indebtedness) made subordinated in right of payment to the Guarantee of such Guarantor to the same extent and in the same manner as such Indebtedness; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness that exist by reason of any Liens or guarantees arising or created in respect of some but not all such Senior Indebtedness; provided, further, that Indebtedness under Credit Facilities that are Senior Indebtedness of a Guarantor may provide for an ordering of payments among the tranches of such Credit Facility

ARTICLE 5.
SUCCESSORS

Section 5.01        Merger and Consolidation

(a)           The Issuer will not consolidate with, or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)           the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of any member of the state of the European Union that is a member of the European Union on the Issue Date, or the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Issuer) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee and as set forth in Exhibit E hereto, all the obligations of the Issuer under the Notes and this Indenture and expressly assumes all obligations of the Issuer under the Security Documents to which it is a party and the Intercreditor Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(2)           immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)           either (a) immediately after giving effect to such transaction, such Successor Company would be able to Incur at least €1.00 of additional Pari Passu Indebtedness pursuant to Section 4.09(a) or (b) the Consolidated Leverage Ratio of such Successor Company or the Issuer would be no greater than immediately prior to giving effect to such transaction; and

(4)           such Successor Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and that the supplemental indenture, this Indenture and the Notes are legal, valid and binding obligations of the Issuer or such Successor Company, as applicable, enforceable (subject to customary exceptions and exclusions) in accordance with their terms.

(b)           A Guarantor will not consolidate with, or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, other than the Issuer or another Guarantor (other than in connection with a transaction that does not constitute an Asset Disposition or a transaction that is permitted under Section 4.10), unless:

(1)           immediately after giving effect to that transaction, no Default or Event of Default shall have occurred and be continuing; and

(2)           either:

(A)          the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under its Note Guarantee, this Indenture, the Intercreditor Agreement and the Security Documents to which such Guarantor is a party pursuant to agreements reasonably satisfactory to the Trustee; or

(B)           the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture

(c)           For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer or a Guarantor which properties and assets, if held by the Issuer or such Guarantor, as applicable, instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer or such Guarantor, as applicable, on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer or such Guarantor, as applicable.

(d)           The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or the relevant Guarantor under this Indenture, and upon such substitution, the predecessor to the Issuer or such Guarantor as the case may be, will be released from its obligations under this Indenture and the Notes, but, in the case of a lease of all or substantially all its assets, the predecessor to the Issuer or such Guarantor will not be released from the obligation to pay the principal of and interest on the Notes.

Notwithstanding any other provision of this Section 5.01, (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or another Restricted Subsidiary and (y) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another jurisdiction to realize tax benefits.

(g)           This Section 5.01 will not be applicable to the Post-Issuance Reorganization, the Post-Acquisition Reorganization, the Backstop Acquisition, a Backstop Transfer or the EQT Transfer.

Section 5.02        Successor Corporation Substituted

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” shall refer instead to the successor Person and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Issuer’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01.

ARTICLE 6.
DEFAULTS AND REMEDIES

Section 6.01        Events of Default

(a)           Each of the following is an “Event of Default”:

(1)           default in any payment of interest or Additional Amounts on any Note when due, which has continued for 30 days;

(2)           default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase or otherwise;

(3)           failure by the Issuer or any Guarantor to comply with its obligations under Section 5.01;

(4)           failure by Issuer or any Guarantor to comply for 30 days after notice with any of its obligations under Article 4 (in each case, other than a failure to purchase the Notes which will constitute an Event of Default under Section 6.01(a)(2)) and other than a failure to comply with Section 5.01, which is covered by Section 6.01(a)(3);

(5)           failure by the Issuer or any Guarantor to comply for 60 days after notice with its other agreements contained in the Notes or this Indenture;

(6)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(A)          is caused by a failure to pay principal of such Indebtedness at its Stated Maturity prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(B)           results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €25.0 million or more;

(7)

(A)          there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Issuer, a

Guarantor, or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Issuer, a Guarantor or any such Significant Subsidiary or group of Restricted Subsidiaries bankrupt or insolvent, or seeking moratorium, reorganization, arrangement, adjustment or composition of or in respect of the Issuer, a Guarantor or any such Significant Subsidiary or group of Restricted Subsidiaries under any applicable Bankruptcy Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer, a Guarantor or any such Significant Subsidiary or group of Restricted Subsidiaries or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days;

(B)           the Issuer, a Guarantor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, or files for or has been granted a moratorium on payment of its debts or files for bankruptcy (in German: Insolvenzantrag) or is declared bankrupt (in German: ueberschuldet or zahlungsunfaehig),

(C)           the Issuer, a Guarantor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03),), would constitute a Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Issuer, Guarantor or such Significant Subsidiary or group of Restricted Subsidiaries in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency or proceeding against it,

(D)          the Issuer, a Guarantor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders to Section 4.03), would constitute a Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable Bankruptcy Law (other than a solvent reorganization for purposes of transferring assets among the Issuer and its Restricted Subsidiaries),

(E)           the Issuer, a Guarantor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary (i) consents to the filing of such petition or the appointment of, or taking possession by, an administrator, custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Issuer, such Guarantor or such Significant Subsidiary or group of Restricted Subsidiaries or of any substantial part of their respective properties, (ii) makes an assignment for the benefit of creditors or (iii) admits in writing its inability to pay its debts generally as they become due,

(F)           the whole or any substantial part of the assets of the Issuer, a Guarantor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary have been placed under administration, or

(G)           the Issuer, a Guarantor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary takes any corporate action in furtherance or any such actions in sub-clauses (B) through (F) of Section 6.01(a); or

(8)           failure by the Issuer, a Guarantor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of €25.0 million (net of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”);

(9)           any Guarantee of a Significant Subsidiary ceases to be in full force and effect (except in accordance with the terms of this Indenture) or is declared invalid or unenforceable in a judicial proceeding and such Default continues for ten days after the notice specified in this Indenture; or

(10)         any Collateral having a fair market value of in excess of €20.0 million shall, at any time, cease to be in full force and effect other than as a result of its release in accordance with this Indenture and the Security Documents or any security interest created thereunder shall be declared invalid or unenforceable in a judicial proceeding and such Default continues for ten days after the notice specified in this Indenture.

(b)           A default under clauses (4), (5) or (9) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (4), (5) or (9) of Section 6.01(a).

Section 6.02        Acceleration

If an Event of Default (other than an Event of Default described in Section 6.01(a)(7)) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, and Additional Amounts, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest and Additional Amounts, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(a)(6) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(a)(6) shall be remedied or cured by the Issuer or a Restricted Subsidiary or waived by the Holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except non-payment of principal, premium or interest and Additional Amounts, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in Section 6.01(a)(7) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest and Additional Amounts, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium, interest or Additional Amounts) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the non-payment of the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived; and (3) the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances.

Section 6.03        Other Remedies

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04        Waiver of Past Defaults

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Prior to taking any action hereunder, the Trustee shall be entitled to indemnification or other security satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

Section 6.05        Control by Majority

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06        Limitation on Suits

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1)           such Holder of Notes has previously given the Trustee written notice that an Event of Default is continuing;

(2)           Holders of at least 50% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)           such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)           the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)           the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07        Rights of Holders of Notes to Receive Payment

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holders of not less than 90% in aggregate principal amount of the Notes.

Section 6.08        Collection Suit by Trustee

If an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09        Trustee May File Proofs of Claim

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10        Priorities

Subject to the terms of the Intercreditor Agreement, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:            to the Trustee, its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:        to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Third:           to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11        Undertaking for Costs

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7.
TRUSTEE

Section 7.01        Duties of Trustee

(a)           If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)           Except during the continuance of an Event of Default:

(1)           the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy or mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)           this Section 7.01(c) does not limit the effect of Section 7.01(b);

(2)           the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)           the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02 or Section 6.05.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b), and (c) of this Section 7.01.

(e)           No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.  The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)            The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)           In no event shall the Trustee or any other entity of The Bank of New York Mellon Group be liable for any Losses arising to the Trustee or any other entity of The Bank of New York Mellon Group receiving or transmitting any data from the Issuer, any Authorized Person or any party to the transaction via any non-secure method of transmission or communication, such as, but without limitation, by facsimile or e-mail.

Section 7.02        Rights of Trustee

(a)           The Trustee and each agent acting on its instructions may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document (regardless of whether any such document is subject to any monetary or other limit).

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f)            The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)           The Trustee shall have no duty to inquire as to the performance of the covenants of the Issuer and/or its Restricted Subsidiaries in Article 4.  In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (i) any Event of Default occurring pursuant to Section 6.01(a)(1) or Section 6.01(a)(2) (provided it is acting as Paying Agent); and (ii) any Default or Event of Default of which a Responsible Officer shall have received written notification.  Delivery of reports, information and documents to the Trustee under Section 4.03 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(h)           The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(i)            The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by The Bank of New York Mellon in each of its capacities hereunder and by The Bank of New York Mellon (Luxembourg) S.A. and each agent, custodian and other person employed to act hereunder.  Absent willful misconduct or negligence, each Paying Agent and Transfer Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(j)            The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(k)           The Trustee shall not be liable for any consequential loss (being loss of business, goodwill, opportunity or profit of any kind) of the Issuer, Successor Company, the Ultimate Parent or any Restricted Subsidiary.

(l)            The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney.

(m)          In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(n)           The Trustee may request that the Issuer delivers an Officers’ Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(o)           In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Monetary Union or any other national or international calamity or emergency (including natural disasters or acts of God), it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(p)           The Trustee is not required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture or the Notes.

(q)           The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(r)            The parties hereto accept that some methods of communication are not secure and the Trustee or any other entity of The Bank of New York Mellon Group shall incur no liability for receiving instructions via any such non-secure method.  The Trustee or any other entity of The Bank of New York Mellon Group is authorized to comply with and rely upon any such notice, instructions or other communications believed by it to have been sent or given by an Authorized Person or an appropriate party to the transaction (or authorized representative thereof).  The Issuer or authorized officer of the Issuer shall use all reasonable efforts to ensure that instructions transmitted to the Trustee or any other entity of The Bank of New York Mellon Group pursuant to this Indenture are complete and correct.  Any instructions shall be conclusively deemed to be valid instructions from the Issuer or authorized officer of the Issuer to the Trustee or any other entity of The Bank of New York Mellon Group for the purposes of this Indenture.

Section 7.03        Individual Rights of Trustee

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign as Trustee hereunder.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.04        Trustee’s Disclaimer

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05        Notice of Defaults

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06        Reports by Trustee to Holders of the Notes

Within 60 days after it becomes aware of the occurrence of an event described in TIA § 313(a), and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that would comply with TIA § 313(a) as if this Indenture were required to be qualified under the TIA (but if no event described in TIA § 313(a) has occurred, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b)(2) as if this Indenture were required to be qualified under the TIA.

Section 7.07        Compensation and Indemnity

(a)           The Issuer will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder.  The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust.  The Issuer will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)           The Issuer will indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, any supplemental indenture or Accession Agreement, the Notes, any Intercreditor Agreement, any Security Document or in any other role performed by The Bank of New York Mellon under said documents, including the costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith.  The Trustee will notify the Issuer promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuer will not relieve the Issuer of its obligations hereunder.  The Issuer will defend the claim and the Trustee will cooperate in the defense.  The Trustee may have separate counsel and the Issuer will pay the reasonable fees and expenses of such counsel.  The Issuer need not pay for any settlement made without their consent, which consent will not be unreasonably withheld.

(c)           The obligations of the Issuer under this Section 7.07 and any claim arising hereunder shall survive the resignation or removal of any Trustee, the satisfaction and discharge of the Issuer’s obligations pursuant to Article 8 and any rejection or termination under any Bankruptcy Law, and the satisfaction and discharge of this Indenture

(d)           To secure the Issuer’s payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien will survive the satisfaction and discharge of this Indenture.

(e)           When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any applicable Bankruptcy Law.

For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given, to the Trustee in Section 7.07, including its right to be indemnified, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder, and by each agent (including The Bank of New York Mellon (Luxembourg) S.A.), custodian and other Person employed by the Trustee to act hereunder.

Section 7.08        Replacement of Trustee

(a)           A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)           The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer.  The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing.  The Issuer may remove the Trustee if:

(1)           the Trustee fails to comply with Section 7.10;

(2)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)           a custodian or public officer takes charge of the Trustee or its property; or

(4)           the Trustee becomes incapable of acting.

(c)           If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d)           If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee, the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee; or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office; provided that such appointment shall be reasonably satisfactory to the Issuer.

(e)           If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)            A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee will mail a notice of its succession to Holders.  The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Trustee.

Section 7.09        Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10        Eligibility; Disqualification

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof or a jurisdiction in the European Union that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million equivalent as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5) as if this Indenture were required to be qualified under the TIA.  For purposes of this Indenture, the Trustee will be deemed to be subject to TIA § 310(b); provided, however that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities of, or certificates of interest or participation in other securities of, the Issuer are outstanding if the requirements for such exclusion as set forth in TIA § 310(b)(1) are met.

Section 7.11        Preferential Collection of Claims Against Issuer

The Trustee will be deemed to be subject to TIA § 311(a) on the same basis as if this Indenture were required to be qualified under the TIA, excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be deemed to be subject to TIA § 311(a) to the extent indicated therein.

Section 7.12        Parallel Debt

(a)           For purposes of (x) creating a Lien in or subject to the laws of Germany and any other jurisdiction whose laws permit Liens to be granted to the Trustee or the Security Trustee only to secure obligations directly owing to the Trustee or the Security Trustee and (y) ensuring the initial and continuing validity of each such Lien, the Issuer, the Trustee and the Security Trustee and each Holder by acceptance of the Notes, agrees that notwithstanding anything to the contrary contained in this Indenture, any Note, the Intercreditor Agreement or any Security Document:

(1)           for purposes of this Section 7.12, “Principal Obligations” shall mean all Obligations of the Issuer owing by them to the Holders and the Trustee under this Indenture, the Notes, the Intercreditor Agreement or any Security Document;

(2)           the Issuer shall irrevocably and unconditionally be obligated to the Security Trustee in an amount equal to, and in the same currency of, their Principal Obligations as and when the same become due and payable under this Indenture, the Notes, the Intercreditor Agreement or the relevant Security Document (the “Parallel Debt”); provided that the total amount of the Parallel Debt of the Issuer shall never exceed the total amount of the Principal Obligations of the Issuer;

(3)           the rights of the Holders to receive payment of the Principal Obligations are several (separate and independent from) from the rights of the Security Trustee to receive payment of the Parallel Debt;

(4)           the Security Trustee shall have an independent right, in its own name and stead, to demand payment of the Parallel Debt by the Issuer;

(5)           the (separate and independent from) payment by the Issuer of (i) its Parallel Debt to the Security Trustee in accordance with this Section 7.12 or (ii) any “parallel debt” in accordance with Clause 29 of Schedule 6 to the Intercreditor Agreement (in each case whether through direct payment by the Issuer or enforcement of any Lien held by the Security Trustee securing the Parallel Debt or any “parallel debt” created under the Intercreditor Agreement or otherwise) shall discharge the corresponding Principal Obligations of the Issuer and, similarly, the payment by the Issuer of its Principal Obligations (whether through direct payment by the Issuer or enforcement of any Lien held by the Security Trustee securing the Principal Obligations or otherwise) shall discharge its corresponding Parallel Debt owed to the Security Trustee under this Section 7.12 and any corresponding “parallel debt” owed to the Security Trustee under Clause 29 of Schedule 6 to the Intercreditor Agreement; and

(6)           nothing in this Section 7.12 shall in any way limit the Security Trustee’s right to act in the protection or preservation of, the rights under, or to enforce, any Security Document as contemplated by this Indenture or any Security Document.

(b)           Nothing in this Section 7.12 shall in any way negate or affect the obligations of the Issuer to the Holders under this Indenture, the Notes or the Security Document.

For purposes of this Section 7.12, the Security Trustee acts in its own name and stead and not as agent or trustee of any Holder and the security granted under any Security Document to the Security Trustee to secure the Parallel Debt is granted to the Security Trustee in its capacity as a direct creditor in respect of the Parallel Debt, and not as a trustee or agent for the Holders.  The Security Trustee undertakes to pay to the Holders an amount equal to any amount collected or received by it which it has applied in reduction of the Parallel Debt as if the corresponding Principal Obligations had not been discharged pursuant to Section 7.12(a)(5).

ARTICLE 8.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01        Option to Effect Legal Defeasance or Covenant Defeasance

The Issuer may at any time, at the option of its Boards of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02        Legal Defeasance and Discharge

(a)           Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) and (2) of this Section 8.02(a), and to have satisfied all their other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)           the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04;

(2)           the Issuer’s obligations with respect to such Notes under Article 2 and Section 4.02;

(3)           the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s obligations in connection therewith; and

(4)           this Article 8.

(b)           Subject to compliance with this Article 8, the Issuer may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03        Covenant Defeasance

Upon an Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from its and each Guarantor’s obligations under Sections 3.11, 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.19, 4.21, 4.23, 4.26 and clauses (3) and (4) of Sections 5.01(a) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01(a), but, except as specified above, the remainder of this Indenture and such Notes will be unaffected thereby.  In addition, upon an Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Section 6.01(a)(4) through 6.01(a)(7) (with respect only to Significant Subsidiaries), 6.10(8) and 6.10(9) will not constitute Events of Default.

Section 8.04        Conditions to Legal or Covenant Defeasance

(a)           In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(1)           the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in euro, euro-denominated European Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of an Independent Financial Advisor, to pay the principal of, premium, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular Redemption Date;

(2)           in the case of an election under Section 8.02, the Issuer must deliver to the Trustee an Opinion of Counsel (subject to customary exceptions and exclusions) confirming that:

(A)          the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B)           since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel (subject to customary exceptions and exclusions) shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)           in the case of an election under Section 8.03, the Issuer must deliver to the Trustee an Opinion of Counsel (subject to customary exceptions and exclusions) confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer is a party or by which the Issuer is bound;

(5)           such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6)           the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(7)           the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05        Deposited Money and Government Obligations to be Held in Trust; Other Miscellaneous Provisions

(a)           Subject to Section 8.06, all money and all European Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

(b)           The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash in U.S. dollars or euro or against the U.S. Government Obligations or European Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c)           Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money, non non-callable euro-denominated European Government Obligations held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06        Repayment to Issuer

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may (without an obligation to do so) at the expense of the Issuer cause to be published once, in a leading newspaper having general circulation in London, notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.07        Reinstatement

If the Trustee or Paying Agent is unable to apply any euro or euro-denominated non-callable European Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01        Without Consent of Holders of Notes

(a)           Notwithstanding Section 9.02 of this Indenture, the Issuer and the Trustee may amend or supplement this Indenture, the Notes, the Intercreditor Agreement or the Security Documents without the consent of any Holder of Note to:

(1)           cure any ambiguity, omission, defect or inconsistency;

(2)           provide for the assumption by a Successor Company of the obligations of the Issuer under this Indenture, the Notes, the Intercreditor Agreement and the Security Documents;

(3)           provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)           add guarantees with respect to the Notes;

(5)           secure the Notes;

(6)           add to the covenants of the Issuer for the benefit of the Holders or surrender any right or power conferred upon the Issuer;

(7)           in the case of this Indenture or the Intercreditor Agreement, make any change that does not adversely affect the rights of any Holder;

(8)           release the Security as provided by the terms of this Indenture;

(9)           issue Additional Notes in accordance with the terms of this Indenture;

(10)         give effect to Permitted Collateral Liens;

(11)         evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements thereof;

(12)         to the extent necessary to grant a security interest for the benefit of any Person; provided that the granting of such security interest is permitted by this Indenture and the Security Documents; or

(13)         make any technical or minor change in connection with the Post-Issuance Reorganization and/or the Post-Acquisition Reorganization that does not materially and adversely affect the rights of any Holder.

(b)           In formulating its opinion on such matters, the Trustee shall be entitled to require and rely on such evidence as it deems appropriate, including an Opinion of Counsel and an Officers’ Certificate.

(c)           The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment.  It is sufficient if such consent approves the substance of the proposed amendment.  A consent to any amendment or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.  After an amendment under this Indenture becomes effective, the Issuer is required to mail to the Holders a notice briefly describing such amendment.  For so long as the Notes are listed on the Luxembourg Stock Exchange and the guidelines of such exchange so require, the Issuer will notify the Luxembourg Stock Exchange of any such amendment, supplement and waiver.

(d)           Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Issuer in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that adversely affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02        With Consent of Holders of Notes

Except as provided below in this Section 9.02, the Issuer and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.11, 4.10 and 4.14), the Notes, the Intercreditor Agreement and the Security Documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Issuer in the execution of such amended or supplemental Indenture unless such amended or supplemental indenture directly adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.  The Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Indenture or the Notes.  However, without the consent of the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes, an amendment, supplement or waiver under this Section 9.02 may not:

(1)           reduce the principal amount of Notes whose Holders must consent to an amendment or waiver;

(2)           reduce the stated rate of or extend the stated time for payment of interest or Additional Amounts on any Note;

(3)           reduce the principal of or extend the Stated Maturity of any Note;

(4)           whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (i) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed under Section 3.07 or (ii) reduce the premium payable upon repurchase of any Note or change the time at which any Note is to be repurchased pursuant to Section 3.11, Section 4.10 or Section 4.14, at any time after the obligation to repurchase has arisen;

(5)           make any Note payable in money other than that stated in the Note;

(6)           impair the right of any Holder to receive payment of, premium, if any, principal of or interest or Additional Amounts, if any, on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)           release any Guarantor that is a Significant Subsidiary from any of its obligations (or modify such obligations in any manner adverse to the Holders) under any Note Guarantee or this Indenture, as applicable, except in accordance with the terms of this Indenture and the Intercreditor Agreement;

(8)          release the security interest granted for the benefit of the Holders in any Collateral (to the extent any Collateral so released in any transaction or series of transactions has a fair market value in excess of €20.0 million) other than pursuant to the terms of the Security Documents, the Intercreditor Agreement, any applicable Additional Intercreditor Agreement or as otherwise permitted by this Indenture; or

(9)           make any change to this Section 9.02.

Section 9.03        Revocation and Effect of Consents

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder of the Notes.

Section 9.04        Notation on or Exchange of Notes

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Authenticating Agent shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05        Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuer may not sign an amended or supplemental Indenture until the Board of Directors of the Issuer approves it.  In executing any amended or supplemental Indenture, the Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 12.04, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental Indenture is authorized or permitted by or not in breach of this Indenture and that such amendment is the legal, valid and binding obligation of the Issuer (and any guarantor) enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions of this Indenture.

ARTICLE 10.
NOTE GUARANTEES

Section 10.01        Guarantee

(a)           Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i)            the principal of, premium, if any, and interest on, or Additional Amounts, if any, in respect to the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest and Additional Amounts on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)           in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)           Each Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally), any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)           If any Holder or the Trustee is required by any court or otherwise to return to an Issuer, any Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or any Guarantor, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)           Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand,

(i)            the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and

(ii)           in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.  The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02              Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar national, federal, local or state law to the extent applicable to any Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03              German Guarantors

(a)           Each of the Holders, the Trustee and the Security Trustee agrees not to enforce any Guarantee (and not to request the Security Trustee to enforce any Guarantee) given by a German Guarantor, if and to the extent that such Guarantee guarantees obligations or the payment is to be applied in satisfaction of any liability of a Guaranteed Obligor and if and to the extent that such enforcement would cause such German Guarantor’s (or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s) Net Assets to be reduced below zero or further reduced if already below zero.

(b)           For the purposes of the calculation of the Net Assets the following balance sheet items shall be adjusted as follows:

(1)           the amount of any increase of the stated share capital (Erhöhungen des Stammkapitals) after the date hereof (excluding any such increase of stated share capital permitted pursuant to this Indenture) (i) that has been effected without the prior written consent of the Trustee, or (ii) to the extent that it is not fully paid up, shall be deducted from the stated share capital;

(2)           loans provided to the relevant German Guarantor in violation of this Indenture shall be disregarded; and

(3)           the Net Assets shall take into account reasonable costs of the Auditor’s Determination (as defined below), either as a reduction of assets or an increase of liabilities.

(c)           The relevant German Guarantor shall deliver to the Security Trustee, within fifteen (15) Business Days after receipt of a German Enforcement Notice, its up-to-date balance sheet of a German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor of its partnership and its general partner, together with a reasonably detailed calculation of the amount of its Net Assets (or, as applicable, its general partner’s Net Assets) taking into account the adjustments set forth in clause (b) above (the “Management Determination”).

(d)           Following the Security Trustee’s receipt of the Management Determination, upon request by the Security Trustee (acting reasonably), the relevant German Guarantor shall deliver to the Security Trustee within twenty-five (25) Business Days of such request its up-to-date balance sheet, or in the case of a German GmbH & Co. KG Guarantor of that partnership and its general partner, drawn-up by one of the Auditors together with a reasonably detailed calculation of the amount of the Net Assets taking into account the adjustments set forth in clause (b) above (the “Auditors’ Determination”). Such balance sheet and Auditors’ Determination shall be prepared in accordance with the German generally accepted accounting principles pursuant to the German Commercial Code (Handelsgesetzbuch) as consistently applied. The Auditors’ Determination shall be prepared with respect to the date of receipt of the German Enforcement Notice.

(e)           Fifteen (15) Business Days after receipt of a German Enforcement Notice, the Security Trustee shall be entitled to enforce the Guarantee of such German Guarantor in an amount which would, in accordance with the Management Determination or, if applicable and taking into account any previous enforcement in accordance with the Management Determination, the Auditor’s Determination, not cause such German Guarantor’s Net Assets, or in the case of a German GmbH & Co. KG Guarantor, its general partner’s Net Assets, to be reduced below zero or further reduced if already below zero.  If and to the extent the Net Assets as determined by the Auditors’ Determination to be enforceable are lower than the amount enforced in accordance with the Management Determination, the Security Trustee shall promptly release to the relevant German Chargor (or in case of a German GmbH & Co. KG Chargor to its general partner) such excess enforcement proceeds. The Security Trustee may withhold any amount received pursuant to the enforcement of such Guarantee in accordance with this Section 10.03 until final determination of the amount of the enforceable Net Assets pursuant to the Auditors Determination.

(f)            In addition, any German Guarantor shall without undue delay and in any event within two (2) months after the German Enforcement Notice dispose of, to the extent legally permitted, in a situation where after enforcement of the Guarantee the German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor, its general partner, would not have Net Assets in excess of zero, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the asset if such asset is not necessary for the relevant German Guarantor to continue its, or, where the guarantor is a German GmbH & Co. KG Guarantor, its general partner’s existing business (betriebsnotwendig). After the realization the German Guarantor shall, within five (5) Business Days, notify the Security Trustee of the amount of the proceeds from the sale and submit a statement with a new calculation of the amount of the Net Assets of the German GmbH Guarantor or, in case of a German GmbH & Co. KG Guarantor, of its general partner, taking into account such proceeds. Such calculation shall, upon the Security Trustee’s reasonable request, be confirmed by an Auditor within a period of twenty-five Business Days following the respective request.

(g)           The restriction under Section 10.03(a) above shall not apply:

(1)           to the extent that the Guarantee guarantees any claims under the Senior Notes that have been on-lent or otherwise made available to the relevant German Guarantor, that have not been repaid and are still outstanding on the date of enforcement of such Guarantee;

(2)           if the relevant German Guarantor failed to comply with its obligations pursuant to clauses (c), (d) and/or (f) (inclusive) above and as long as this is the case;

(3)           if the German Guarantor (as dominated entity) is subject to a domination and/or profit and loss pooling agreement (“Beherrschungs — und/oder Gewinnabführungsvertrag”) (a “DPLPA”) with the Guaranteed Obligor, whether directly or indirectly through an uninterrupted chain of DPLPAs between each company and its shareholder (or in case of a German GmbH & Co. KG Guarantor between its general partner and its shareholder) on the date of the enforcement of such Guarantee; in each case, however, only if and to the extent that it may reasonably be expected (applying due care of an ordinary businessman (Sorgfalt eines ordentlichen Geschäftsmannes)) that such German Guarantor (or, in case of a German GmbH & Co KG Guarantor, its general partner) is able to recover the annual loss (Jahresfehlbetrag) which the dominating entity is obliged to pay pursuant to Section 302 of the German Stock Corporation Act (Aktiengesetz); or

(4)           if and to extent the German Guarantor (or in case of a German GmbH & Co. KG Guarantor, its general partner) holds on the date of enforcement of the Guarantee a fully recoverable indemnity or claim for refund (vollwertiger Gegenleistungs-oder Rückgewähranspruch) within the meaning of Section 30 (1) sentence 2 of the German Limited Liability Companies Act against its shareholder covering at least the relevant amount enforced under the relevant Note Guarantee.

(h)           For purposes of this Section 10.03, the following terms have the meanings ascribed to them below:

“German Enforcement Notice” means a notice from the Security Trustee stating that the Security Trustee intends to enforce any guarantee against a German Guarantor.

“German Guarantor” means any German GmbH Guarantor or German GmbH & Co. KG Guarantor.

“German GmbH Guarantor” means any Guarantor incorporated in Germany as limited liability company (Gesellschaft mit beschränkter Haftung — GmbH).

“German GmbH & Co. KG Guarantor” means any Guarantor incorporated in Germany as a limited partnership (Kommanditgesellschaft) with a limited liability company as sole general partner.

“Guaranteed Obligor” means an Obligor which is an affiliate of a German Guarantor (other than the German Guarantor’s Subsidiaries).

“Net Assets” means, for the purposes of this Section 10.03, the relevant company’s assets (Section 266 sub-section (2) A, B, C, D and E of the Commercial Code (Handelsgesetzbuch) less (i) its non-distributable assets (Section 268 sub-section 8 of the German Commercial Code), (ii) the aggregate of its liabilities (Section 266 sub-section (3) B, C (but disregarding, for the avoidance of doubt, any provisions in respect of the Guarantee), D and E of the Commercial Code) and (iii) its stated share capital (Stammkapital).

Section 10.04              Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit G hereto will be endorsed by an Officer or a Director of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers or directors.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer or director whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

The Issuer shall cause any Restricted Subsidiary so required by Section 4.15, to execute a supplemental indenture in the form of Exhibit E to this Indenture and a notation of Note Guarantees in the form of Exhibit G to this Indenture in accordance with Section 4.15 and this Article 10.

Section 10.05           Releases.

The Note Guarantee of a Guarantor shall be released:

(i)            upon the sale of all or substantially all the Capital Stock of the relevant Guarantor pursuant to an Enforcement Sale as provided for in the Intercreditor Agreement;

(ii)           upon the sale or other disposition (including through merger or consolidation but other than pursuant to an Enforcement Sale) in compliance with this Indenture of the Capital Stock of the relevant Guarantor (whether directly or through the disposition of a parent thereof), following which such Guarantor is no longer a Restricted Subsidiary (other than a sale or other disposition to the Issuer or any of the Restricted Subsidiaries);

(iii)         upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture as provided in Articles 8 or 13, respectively;

(iv)          in the case a Note Guarantee of a Guarantor subject to the Post-Issuance Reorganization or the Post-Acquisition Reorganization, in connection with a merger, consolidation or combination of such Guarantor with or into any Person, or a transfer or conveyance of all or substantially all of the assets of such Guarantor to any Person, in either case to the extent required to consummate all or any part of the Post-Issuance Reorganization or the Post-Acquisition Reorganization, as the case may be, provided that upon completion of such merger, consolidation, combination, transfer or conveyance the resulting, surviving or transferee Person (i) is a Guarantor or (ii) executes a supplemental indenture in the form of Exhibit E to this Indenture and a notation of Note Guarantees in the form of Exhibit G to this Indenture in accordance with Section 4.15 and Article 10, jointly and severally, irrevocably guaranteeing with the other Guarantors, as primary obligor and not merely as a surety, on a senior subordinated basis the full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, all payment obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of or interest on or in respect of the Notes, fees, expenses, indemnification or otherwise; or

(v)           with respect to an Additional Guarantee given pursuant to Section 4.15, upon the release of the guarantee that gave rise to the requirement to issue such Additional Guarantee so long as no Event of Default would arise as a result and no other Indebtedness that would give rise to an obligation to give an Additional Guarantee is at that time guaranteed by the relevant Guarantor; or

(vi)          upon the full and final payment of all Obligations of the Issuer under this Indenture and the Notes.

In addition, if a Guarantor is redesignated as an Unrestricted Subsidiary in compliance with Section 4.07, the relevant Guarantor will be released from all its obligations under its Guarantee.

Notwithstanding any of the foregoing, in all circumstances a Note Guarantee shall only be released if (a) the relevant Guarantor has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with and (b) such Guarantor is released from its guarantees of the Revolving Credit Facility and the Senior Secured Notes.  Subject to Section 7.02, the Trustee shall take all necessary actions, including the granting of releases or waivers under the Intercreditor Agreement, to effectuate any release in accordance with these provisions.

ARTICLE 11.

SUBORDINATION OF THE GUARANTEES

Each of the Guarantors agrees, and each Holder by accepting a Note and related Guarantees agrees, that the obligations of such Guarantor hereunder are subordinated in right of payment, to the extent and in the manner provided in the Intercreditor Agreement and, to the extent applicable, each Additional Intercreditor Agreement entered into in compliance with Section 4.23, to the prior payment in full of all Senior Indebtedness of such Guarantor and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness against such Guarantor.  Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement and, to the extent applicable, each Additional Intercreditor Agreement entered into in compliance with Section 4.23 (including the limitations on enforcement and the obligations to turnover contained therein).  A copy of the Intercreditor Agreement and, to the extent applicable, each Additional Intercreditor Agreement entered into in compliance with Section 4.23 shall be available on any Business Day upon prior written request at the offices of the Trustee.  The obligations hereunder with respect to a Guarantor shall in all respects rank pari passu with all other Senior Subordinated Indebtedness of such Guarantor and shall rank senior to all existing and future Subordinated Obligations of such Note Guarantor.

ARTICLE 12.
SECURITY

Section 12.01           Security Documents

The due and punctual payment of the principal of and premium, interest and Additional Amounts, if any, on the Notes and the Note Guarantees when and as the same shall be due and payable, and of the Parallel Debt, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest and Additional Amounts (to the extent permitted by law), if any, on the Notes, the Notes Guarantees and the Parallel Debt, and performance of all other monetary obligations of the Issuer and the Guarantors to the Holders of Notes or the Trustee under this Indenture, the Notes or the Note Guarantees, according to the terms hereunder or thereunder, are secured as provided in the Security Documents and the Intercreditor Agreement.  Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms, and authorizes and directs the Trustee and the Security Trustee to enter into the Security Documents and the Intercreditor Agreement and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith.  The Issuer will deliver to the Trustee copies of all documents delivered to the Security Trustee pursuant to the Security Documents and the Intercreditor Agreement.  Each of the Issuer and the Guarantors will take, and will cause its respective Subsidiaries to take, upon request of the Trustee or the Security Trustee, any and all actions reasonably required to cause the Security Documents and the Intercreditor Agreement to create and maintain, as security for the Obligations of the Issuer and the Guarantors hereunder, a valid and enforceable perfected Lien in and on the relevant Collateral in favor of the Security Trustee.

Section 12.02           Release of Security

The security interests created by the relevant Security Documents will be released:

(i)            other than security interests created by the Issuer Share Pledge, following a Default under this Indenture or a default under any other Indebtedness secured by the Collateral, pursuant to an Enforcement Sale; or

(ii)           in connection with a transfer of any property or assets subject to any such security interests to the extent required to consummate all or any part of the Post-Issuance Reorganization or the Post-Acquisition Reorganization, as the case may be, provided that (i) the transferee of such property and assets grants first-ranking security interests over such property and assets (having the same ranking as prior to such transfer) to (in the case of the Issuer Share Collateral) the Security Trustee or (in the case of any other Collateral) the security for the benefit of the holders of the Notes substantially concurrently with the consummation of such transfer (other than with respect to any pledge of shares or other equity interests of a non-surviving entity) and (ii) such transferee is the Issuer or a Guarantor.

In respect of the Issuer Share Pledge and the security trust agreement executed by, inter alios, the Seller and the Security Trustee related thereto only, upon consummation of the Liberty Acquisition, the Backstop Acquisition, the Backstop Transfer or the EQT Transfer, the Seller shall be released from any and all obligations it may have under the Issuer Share Pledge and the security trust agreement referred to above and shall cease to be a party to both such documents, provided that, in each case, any transferee of any shares subject to the Issuer Share Pledge either grants a Lien over such shares to the Security Trustee on substantially the same terms as the Issuer Share Pledge, or accedes to the Issuer Share Pledge as pledgor.

In addition, the Trustee shall, at the request of the Issuer upon having provided the Trustee an Officers’ Certificate certifying compliance with this Section 10.02, release the relevant security interest  pursuant to an appropriate instrument evidencing such release upon the legal Defeasance or Covenant Defeasance or satisfaction and discharge of the Notes as provided in Article 8 or Article 13.

Subject to the provisions of Section 7.01 and 7.02, the Security Trustee and/or Trustee (as applicable) will agree to any release of the security interest s created by the Security Documents that is in accordance with this Indenture and the Intercreditor Agreement without requiring any consent of the Holders, including, without limitation, with respect to any Liens given under Section 4.12, upon release of the Lien that gave rise to the requirement for such security interest to become Collateral so long as no Event of Default would arise as a result and no other Indebtedness that would give rise to an obligation to give such a Lien is at that time secured by a Lien over the relevant Collateral.

Section 12.03              Authorization of Actions to Be Taken by the Security Trustee

Subject to the provisions of Section 7.01 and 7.02, the Security Trustee may, at the direction and for the benefit of the Trustee or the requisite Holders, take all actions it deems necessary or appropriate in order to:

(1)           enforce any of the terms of the Security Documents;

(2)           release any Lien created by any Security Document or Guarantees in accordance with the terms of this Indenture or the Intercreditor; and

(3)           collect and receive any and all amounts payable in respect of the obligations of the Issuer or Guarantor hereunder.

The Security Trustee, at the direction and for the benefit of the Trustee or the requisite Holders, will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents, the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Security Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

Notwithstanding any other provision of this Indenture, neither the Trustee nor the Security Trustee has any responsibility for the validity, perfection, priority or enforceability of any Lien, Security Document or other security interest and shall have no obligation to take any action to procure or maintain such validity, perfection, priority or enforceability.

Section 12.04              Authorization of Receipt of Funds by the Security Trustee Under the Security Documents

The Security Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Security Documents, and to make further distributions of such funds to the Trustee, for further distribution to the Holders of Notes according to the provisions of this Indenture and the Security Documents.  All such payments to the Security Trustee, or upon its order, shall be valid and, to the extent of the same so paid, effective to satisfy and discharge the liability for moneys payable under the Notes, this Indenture and the Security Documents.

Section 12.05              Waiver of subrogation

The Issuer and Grantor under the Security Documents agrees that it shall not exercise any right of subrogation in relation to the Holders in respect of any obligations secured pursuant to the Security Documents until payment in full of all obligations secured thereby.

Section 12.06              Termination of Security Interest

Upon the payment in full of all obligations of the Issuer under this Indenture and the Notes, or upon Legal Defeasance, the Trustee will, at the request of the Issuer, deliver a certificate to the Security Trustee stating that such obligations have been paid in full, and instruct the Security Trustee to release the Liens pursuant to this Indenture and the Security Documents.

ARTICLE 13.
SATISFACTION AND DISCHARGE

Section 13.01              Satisfaction and Discharge

(a)           This Indenture, the Security Documents and, subject to Section 7.07, the rights, duties and obligations of the Trustee and the Holders under the Intercreditor Agreement or any Additional Intercreditor Agreement will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1)           either:

(A)          all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to a Paying Agent or Registrar for cancellation; or

(B)           (i) all Notes that have not been delivered to a Paying Agent or Registrar for cancellation (x) have become due and payable by reason of the mailing of a notice of redemption or otherwise or (y) will become due and payable within one year and (ii) the Issuer or a Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders cash, Cash, Equivalents, European Government Obligations or a combination thereof, in each case, denominated in euros, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to a Paying Agent or Registrar for cancellation for principal, premium and Additional Amounts (if any) and accrued interest to the date of maturity or redemption;

(2)           no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or a Guarantor is a party or by which the Issuer or a Guarantor is bound;

(3)           the Issuer or the Guarantors have paid or caused to be paid all other amounts (other than those paid or deposited or caused to be deposited in accordance with clause (1) of this Section 13.01(a)) payable by it under this Indenture; and

(4)           the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.

(b)           In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(c)           Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 13.01(a)(1)(B), the provisions of Sections 13.02 and 8.06 will survive.  In addition, nothing in this Section 13.01 will be deemed to discharge those provisions of Section 7.07, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 13.02              Application of Trust Money

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 13.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any euro or euro-denominated non-callable European Government Obligations in accordance with Section 13.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’

obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from euro or euro-denominated non-callable European Government Obligations held by the Trustee or Paying Agent.

ARTICLE 14.
MISCELLANEOUS

Section 14.01              Notices

(a)           Any notice or communication by the Issuer or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer:

Musketeer GmbH
Im Breitspiel 2-4

69126 Heidelberg

Germany

Att.: Dr. Holger Puechert

Fax-Nr.: 0049 (0) 6221/333-1109

Email:  Holger.Puechert@kabelbw.com

If to the Trustee:
The Bank of New York Mellon
One Canada Square
London E14 5AL
United Kingdom
Facsimile No.:  +44 (0)20 7964 2536
Attention:  Corporate Trust Administration

(b)           The Issuer or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

(c)           All notices and communications addressed to the Issuer or the Trustee at the addresses set forth in this Section 14.01 (or such other address as may be designated hereunder) (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(d)           All notices to the Holders (while any Notes are represented by one or more Global Notes) shall be delivered to Euroclear and Clearstream, as applicable for communication to entitled account holders or, alternatively, will be valid if published in a leading English language daily newspaper published in the City of London and a leading English language daily newspaper published in the Borough of Manhattan, City of New York or such other English language daily newspaper with general circulation in Europe or the United States, as the case may be, as the Trustee may approve. It is expected that any such publication will normally be made in the Financial Times or the Wall Street Journal.

(e)           So long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF Market of the Luxembourg Stock

Exchange and the rules and regulations of the Luxembourg Stock Exchange so require, all notices to Holders will also be published in d’Wort or in another daily newspaper published in Luxembourg approved by the Trustee or on the website of the Luxembourg Stock Exchange (www.bourse.lu). If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve. In the case of Definitive Registered Notes, notices will be mailed to Holders by first-class mail at their respective addresses as they appear on the records of the Registrar, unless stated otherwise in the register kept by, and at the registered office of the Issuer.  In addition, to the extent required by the Luxembourg Stock Exchange, for 14 days from the date of the listing particulars relating to the listing of the Notes on the Luxembourg Stock Exchange, copies of the following documents will be available for inspection during usual business hours at the specified office of the Paying Agent and the registered office of the Issuer: (a) this Indenture (including the form of Notes), the Intercreditor Agreement and the Security Documents and (b) any documents furnished to the Trustee pursuant to Section 4.03.

(f)            Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

(g)           If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(h)           If the Issuer mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 14.02              Communication by Holders of Notes with Other Holders of Notes

Holders may communicate pursuant to TIA § 312(b) as if this Indenture were required to be qualified under the TIA with other Holders with respect to their rights under this Indenture or the Notes.  The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c) as if this Indenture were required to be qualified under the TIA.

Section 14.03              Certificate and Opinion as to Conditions Precedent

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(1)           an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.04              Statements Required in Certificate or Opinion

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)           a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.05              Rules by Trustee and Agents

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.06              No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member or stockholder of the Issuer, any of its parent companies or any of its Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver and release may not be effective to waive liabilities under the United States federal securities laws.

Section 14.07              Currency Indemnity

The sole currency of account and payment for all sums payable by the Issuer under this Indenture or the Notes with respect to the Notes is euro.  Any amount received or recovered in a currency other than euros under this Indenture or the Notes (whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, any Subsidiary or otherwise) by the Holder, Trustee or any other person in respect of any sum expressed to be due to it from the Issuer will constitute a discharge of the Issuer only to the extent of the euro which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If that euro amount is less than the euro amount expressed to be due to the recipient under this Indenture or any Note, the Issuer will indemnify the recipient against any loss sustained by it as a result. In any event the Issuer will indemnify the recipient against the cost of making any such purchase.

For the purposes of this indemnity, it will be sufficient for a Holder, the Trustee or such other person to certify that it would have suffered a loss had an actual purchase of euro been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of euro on such date had not been practicable, on the first date on which it would have been practicable). These indemnities constitute a separate and independent obligation from the other obligations of the Issuer, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder or the Trustee and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Indenture or any Note or any other judgment or order.

Section 14.08              Governing Law

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 14.09              Submission to Jurisdiction; Appointment of Agent for Service

To the fullest extent permitted by applicable law, the Issuer and each Guarantor irrevocably submits to the non-exclusive jurisdiction of and venue in any federal or state court in the Borough of Manhattan in the City of New York, County and State of New York, United States of America, in any suit or proceeding based on or arising out of or under or in connection with this Indenture and the Notes and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court.  The Issuer and each Guarantor, to the fullest extent permitted by applicable law, irrevocably and fully waives the defense of an inconvenient forum to the maintenance of such suit or proceeding, and the Issuer hereby irrevocably designates and appoints CT Corporation System (the “Registered Agent”) (whose registered office as of the date hereof is 111 Eighth Avenue, New York, New York 10011, USA), as its registered agent upon whom process may be served in any such suit or proceeding.  The Issuer and each Guarantor represents that it has notified the Registered Agent of such designation and appointment and that the Registered Agent has accepted the same in writing.  The Issuer and each Guarantor further agrees that service of process upon its Registered Agent and written notice of said service to the Issuer mailed by first class mail or delivered to its Registered Agent shall be deemed in every respect effective service of process upon the Issuer in any such suit or proceeding.  Nothing herein shall affect the right of any person to serve process in any other manner permitted by law.  The Issuer and each Guarantor agrees that a final action in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other lawful manner.

The Issuer and each Guarantor hereby irrevocably waives, to the extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including, without limitation, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Indenture, the Notes or the transactions contemplated hereby.

The provisions of this Section 12.9 are intended to be effective upon the execution of this Indenture and the Notes without any further action by the Issuer or the Trustee and the introduction of a true copy of this Indenture into evidence shall be conclusive and final evidence as to such matters.

Section 14.10              No Adverse Interpretation of Other Agreements

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.11              Successors

All agreements of the Issuer and Guarantor in this Indenture, the Notes and the Note Guarantees will bind its respective successors.  All agreements of the Trustee in this Indenture will bind its successors.

Section 14.12              Severability

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 14.13              Counterpart Originals

The parties may sign any number of copies of this Indenture.  Each signed copy will be an original, but all of them together represent the same agreement.

Section 14.14              Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of March 31, 2011

MUSKETEER GMBH, as Issuer

By:	Authorized Signatory
Name:
Title:

KABEL BW ERSTE BETEILIGUNGS GMBH as Guarantor

By:	Authorized Signatory
Name:
Title:

KABEL BADEN-WÜRTTEMBERG GMBH & CO. KG as Guarantor

By:	Authorized Signatory
Name:
Title:

KABEL BADEN-WÜRTTEMBERG VERWALTUNGS-GMBH, as Guarantor

By:	Authorized Signatory
Name:
Title:

(Signature page to Senior Notes Indenture)

KABEL BW HOLDINGS GMBH, as Guarantor

By:	Authorized Signatory
Name:
Title:

(Signature page to Senior Notes Indenture)

THE BANK OF NEW YORK MELLON, LONDON BRANCH as Trustee, Transfer Agent and Principal Paying Agent

By:	Authorized Signatory
Name:
Title:

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A., as Registrar

By:	Authorized Signatory
Name:
Title:

(Signature page to Senior Notes Indenture)

DEUTSCHE BANK AG, LONDON BRANCH, as Security Trustee

By:	Authorized Signatory
Name:
Title:

(Signature page to Senior Notes Indenture)

EXHIBIT A

FORM OF GLOBAL NOTE

[Face of Global Note]

Musketeer GmbH

9½% Senior Notes due 2021

No. [ ]	ISIN [for Reg S][•] [for 144A] [•] COMMON CODE[for Reg S][•] [for 144A] [•] [€] Issue Date:

Musketeer GmbH, a limited liability company organized under the laws of Germany (the “Issuer”), for value received, promises to pay to The Bank of New York Depository (Nominees) Limited upon surrender hereof, the principal sum as set forth on Schedule A attached hereto on March 15, 2021 (with such adjustments as are listed in such schedule).

Capitalized terms used herein shall have the same meanings assigned to them in the Indenture referred to below unless otherwise indicated.

Interest Payment Dates:  March 15 and September 15

Regular Record Dates: March 1 and September 1 immediately preceding the related interest payment date.

Additional provisions of this Note are set forth on the other side of this Note.

(Signature pages to follow)

IN WITNESS WHEREOF, Musketeer GmbH has caused this Note to be signed manually by its duly authorized officers.

Dated:

MUSKETEER GMBH

AS ISSUER

By:
Name:
Title:

Certificate of Authentication

This is one of the Notes referred to
in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON, London Branch
as Trustee

By:
Authorized Signatory

9½% SENIOR NOTES DUE 2021

THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE; (II) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE; AND (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE.

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “U.S. SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE U.S. SECURITIES ACT) EXCEPT TO (A) QUALIFIED INSTITUTIONAL BUYERS IN RELIANCE ON THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT PROVIDED BY RULE 144A OR (B) PERSONS IN OFFSHORE TRANSACTIONS IN RELIANCE ON REGULATION S. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE U.S. SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE UNDER RULE 144A, IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A; (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT; OR (III) TO THE ISSUER, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THIS LEGEND.

BY ACCEPTING THIS NOTE (OR AN INTEREST IN THE NOTES REPRESENTED HEREBY) EACH ACQUIRER AND EACH TRANSFEREE IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE OR ANY INTEREST HEREIN (1) EITHER (A) IT IS NOT, AND IT IS NOT ACTING ON BEHALF OF (AND FOR SO LONG AS IT HOLDS SUCH NOTES OR ANY INTEREST THEREIN IT WILL NOT BE, AND WILL NOT BE ACTING ON BEHALF OF), AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)), SUBJECT TO THE PROVISIONS OF PART 4 OF SUBTITLE B OF TITLE I OF ERISA, A PLAN TO WHICH SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (“CODE”), APPLIES, OR ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF SUCH AN EMPLOYEE BENEFIT PLAN’S AND/OR PLAN’S INVESTMENT IN SUCH ENTITY (EACH, A “BENEFIT PLAN INVESTOR”), OR A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN WHICH IS SUBJECT TO ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND/OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), AND NO PART OF

THE ASSETS USED BY IT TO ACQUIRE OR HOLD THIS NOTE OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY BENEFIT PLAN INVESTOR OR SUCH A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, OR (B) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE OR AN INTEREST HEREIN DOES NOT AND WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA AND/OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, A NON-EXEMPT VIOLATION OF ANY SIMILAR LAWS); (2) NEITHER ISSUER NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR SECTION 4975 OF THE CODE OR, WITH RESPECT TO A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, ANY DEFINITION OF “FIDUCIARY” UNDER SIMILAR LAWS) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH ANY PURCHASE OR HOLDING OF THE NOTES, OR AS A RESULT OF ANY EXERCISE BY THE ISSUER OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THE NOTES, AND NO ADVICE PROVIDED BY THE ISSUER OR ANY OF ITS AFFILIATES HAS FORMED A PRIMARY BASIS FOR ANY INVESTMENT DECISION BY OR ON BEHALF OF THE PURCHASER AND HOLDER IN CONNECTION WITH THE NOTES AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THE NOTES; AND (3) IT WILL NOT SELL OR OTHERWISE TRANSFER THIS NOTE OR ANY INTEREST HEREIN OTHERWISE THAN TO A PURCHASER OR TRANSFEREE THAT IS DEEMED TO MAKE THESE SAME REPRESENTATIONS, WARRANTIES AND AGREEMENTS WITH RESPECT TO ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE.

[Back of Global Note]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(i)            INTEREST.  The Issuer promises to pay interest on the principal amount of this Note at 9½% per annum from the date of issuance until maturity and shall pay the Additional Amounts payable pursuant to Section 4.18 of the Indenture referred to below.  The Issuer will pay interest and Additional Amounts, if any, semi-annually in arrears on March 15 and September 15 of each year or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be September 15, 2011. The Issuer shall pay interest (including post-petition interest in any proceeding under any bankruptcy, insolvency, reorganization or other similar law) on overdue principal and premium, if any, at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any bankruptcy, insolvency, reorganization or other similar law) on overdue installments of interest and Additional Amounts (without regard to any applicable grace periods) at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(ii)           METHOD OF PAYMENT.  The Issuer will pay cash interest on the Notes (except defaulted interest) and Additional Amounts to the Persons who are registered Holders of Notes at the close of business on March 1 and September 1 immediately preceding the Interest Payment Date, even if such Notes are canceled after such Regular Record Date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest.  The Notes will be payable as to principal, premium and Additional Amounts, if any, and interest at the office or agency of the Issuer maintained for such purpose; provided that, at the option of the Issuer, payment of interest and Additional Amounts with respect to Definitive Registered Notes may be made by check mailed to the Holders at their addresses set forth in the Register of Holders; and provided further that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Amounts on, all Global Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent.  Such payment shall be in euro.  Holders must surrender Notes to a Paying Agent to collect principal and/or premium payments.

(iii)          PAYING AGENT AND REGISTRAR.  Initially, The Bank of New York Mellon will act as Principal Paying Agent, and The Bank of New York Mellon (Luxembourg) S.A. will act as Registrar.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Issuer may act as Registrar or Paying Agent.

(iv)         INDENTURE.  The Issuer issued the Notes under an Indenture, dated as of March 31, 2011 (the “Indenture”), among, inter alia, the Issuer and the Trustee named therein.  The terms of the Notes include those stated in the Indenture and the Notes are subject to all such terms of the Indenture.  Holders are referred to the Indenture for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(v)          NOTE ACCESSION AGREEMENT.  The Trustee will sign any Note Accession Agreement authorized pursuant to this Note.  In executing a Note Accession Agreement, the Trustee will be entitled to receive and (subject to Section 7.01 of the Indenture) will be fully protected in relying upon, in addition to the documents required by Section 14.03 of the

Indenture, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such Note Accession Agreement is authorized or permitted by or not in breach of this Note and that such Note Accession Agreement is the legal, valid and binding obligation of UPC Germany, enforceable against it in accordance with its terms, subject to customary exceptions, and complies with the provisions of this Note and the Indenture.  Upon the effectiveness of the Note Accession Agreement, Musketeer GmbH shall be fully released from all of its obligations under the Notes and the Indenture.

(vi)          INTERCREDITOR AGREEMENT AND SECURITY DOCUMENTS.  Each Holder of the Notes, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, the Security Documents and the Intercreditor Agreement, as the same may be amended from time to time, and acknowledges that the claims of Holders of the Notes are subject to the Intercreditor Agreement.  Each Holder, by accepting a Note, authorizes and requests the Security Trustee to, on such Holder’s behalf, (i) make all undertakings, representations, offers and agreements of the Security Trustee set forth in the Intercreditor Agreement and, to the extent applicable, the Security Documents and (ii) take all actions called for to be taken by the Security Trustee in the Intercreditor Agreement and the Security Documents.  Each Holder, by accepting a Note, authorizes and requests the Security Trustee to (i) execute the Security Documents, (ii) make all undertakings, representations, offers and agreements of the Security Trustee in the Security Documents and (iii) take all actions called for to be taken by the Security Trustee in the Security Documents.

(vii)         ADDITIONAL AMOUNTS.  The Issuer will pay to the Holders of the Notes any Additional Amounts as may become payable under Section 4.18 of the Indenture.

(viii)       REDEMPTION AND REPURCHASE; DISCHARGE PRIOR TO REDEMPTION OR MATURITY.

(a)                                  This Note is subject to optional redemption, and may be the subject of a Change of Control Offer or an Asset Disposition Offer, as further described in the Indenture.  There is no sinking fund or mandatory redemption applicable to this Note.

(b)                                 If the Issuer deposits with the Trustee money and European Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes to redemption or maturity, the Issuer may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of its obligations under certain provisions of the Indenture.

(ix)          DENOMINATIONS, TRANSFER, EXCHANGE.  The Global Notes are in global registered form without coupons attached.  The Global Notes will represent the aggregate principal amount of all the Notes issued and not yet cancelled other than Definitive Registered Notes.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements, transfer documents and opinions, and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to authenticate, register the transfer of or exchange any Note or certain portions of a Note.

(x)           PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as its owner for all purposes.

(xi)          AMENDMENT, SUPPLEMENT AND WAIVER.  Subject to certain exceptions, the Indenture, the Notes, the Intercreditor Agreement and the Security Documents may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes.  Without notice to or consent of any Holder, the Issuer and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency.

(xii)         DEFAULTS AND REMEDIES.  Except as set forth in Section 6.02 of the Indenture, if an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due or payable.  If a bankruptcy or insolvency default with respect to the Issuer, a Guarantor, any Restricted Subsidiary that is a Significant Subsidiary (or a group of Restricted Subsidiaries that would constitute a Significant Subsidiary) occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes.  Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies with respect to the Security Documents.

(xiii)        TRUSTEE DEALINGS WITH ISSUER.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer, or its Affiliates, and may otherwise deal with the Issuer, or their Affiliates, as if it were not the Trustee.

(xiv)        NO RECOURSE AGAINST OTHERS.  No director, officer, employee, incorporator member or stockholder of the Issuer or any Guarantor, shall have any liability for any obligations of the Issuer under the Indenture, the Notes, any Intercreditor Agreement or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

(xv)         AUTHENTICATION.  This Note shall not be valid until authenticated by the manual signature of the Trustee or another Authenticating Agent.

(xvi)        GOVERNING LAW.  THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(xvii)       ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(xviii)      ISIN AND COMMON CODE NUMBERS. The Issuer has caused ISIN numbers to be printed on the Notes and the Trustee may use ISIN numbers in notices of redemption as a convenience to Holders.  In addition, the Issuer has caused Common Code numbers to be printed on the Notes and the Trustee may use Common Code numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(xix)        COPY OF INDENTURE AND OTHER AGREEMENTS.  The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture, the Security Documents and/or the Intercreditor Agreement.  Requests may be made to the Issuer, Im Breitspiel 2-4, 69126 Heidelberg, Germany, Att.: Dr. Holger Puechert, Fax-Nr.: 0049 (0) 6221/333-1109.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

€

Date:

Your Signature:
(Sign exactly as your name appears
on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE A

EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The initial principal amount of this Global Note is €                              .  The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Registered Note, or exchanges of a part of another Global Note or Definitive Registered Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee

SCHEDULE B

FORM OF ACCESSION AGREEMENT TO GLOBAL NOTE

This NOTE ACCESSION AGREEMENT (this “Agreement”), dated as of                       , is made by UPC Germany Holdco 1 GmbH (“UPC Germany”) and The Bank of New York Mellon, London Branch, as the Trustee (“Trustee”), under the Note referred to below.

WHEREAS, Musketeer GmbH has heretofore executed and delivered one or more definitive registered notes (each a “Global Note”), dated as of March 31, 2011 providing for the issuance of an initial aggregate principal amount of €680,000,000 9½% Senior Notes due 2021, pursuant to the terms of the Indenture dated as of March 31, 2011 among the Issuer and the Trustee, among others (the “Indenture”).

WHEREAS, each Global Note provides that under certain circumstances UPC Germany shall execute and deliver to the Trustee a Note Accession Agreement pursuant to which UPC Germany shall accede to such Global Note, as issuer, and assume all of the obligations of the Issuer under each such Global Note and the Indenture.

WHEREAS, each Global Note provides that upon the execution and delivery of this Note Accession Agreement, Musketeer GmbH shall be released from its obligations under such Global Note and the Indenture.

WHEREAS, pursuant to Clause (v) of each Global Note, the Trustee is authorized to execute and deliver this Note Accession Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, UPC Germany and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             CAPITALIZED TERMS.  Capitalized terms used in this Note Accession Agreement and not otherwise defined in this Note Accession Agreement shall have the meanings ascribed to them in the Indenture.

2.             AGREEMENT TO ACCEDE.  UPC Germany hereby agrees to accede, as issuer, to the Global Notes on the terms and conditions set forth in this Note Accession Agreement and the Global Notes.  In particular connection with such succession, UPC Germany agrees (a) to be bound by all of the covenants, stipulations, promises and agreements set forth in the Global Notes and (b) to perform in accordance with its terms all of the obligations which by the terms of the Global Notes are required to be performed by the Issuer.

3.             NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE ACCESSION AGREEMENT BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.             COUNTERPARTS.  The parties may sign any number of copies of this Note Accession Agreement.  Each signed copy shall be an original, but all of them together represent the same agreement.

5.             EFFECT OF HEADINGS.  The section headings herein are for convenience only and shall not affect the construction hereof.

A-1

6.             THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity of sufficiency of this Note Accession Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by UPC Germany.

7.             RATIFICATION OF GLOBAL NOTES; ACCESSION AGREEMENT PART OF GLOBAL NOTE.  Except as expressly amended hereby, each Global Note is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Note Accession Agreement shall form a part of the Global Notes for all purposes.

8.             SUCCESSORS.  All covenants and agreements in this Note Accession Agreement by the parties hereto shall bind their successors.

(Signature page to follow)

A-2

IN WITNESS WHEREOF, the parties have caused this Note Accession Agreement to be duly executed and attested, as of the date first above written.

UPC GERMANY HOLDCO 1 GMBH

as the Issuer

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, LONDON BRANCH

By:
Name:
Title:

A-3

EXHIBIT B

FORM OF DEFINITIVE REGISTERED NOTE

[Face of Definitive Registered Note]

9 1/2% Notes due 2021

No.	€

Musketeer GmbH

Registered office at Im Breitspiel 2-4

69126 Heidelberg

Germany

Musketeer GmbH, a limited liability company organized under the laws of Germany (the “Issuer”), for value received, promise to pay to                                                  or registered assigns, upon surrender hereof, the principal sum of                                                              euros (€                                ) on March 15, 2021.

Capitalized terms used herein shall have the same meanings assigned to them in the Indenture referred to below unless otherwise indicated.

Interest Payment Dates:  March 15 and September 15

Regular Record Dates: March 1 and September 1 immediately preceding the related interest payment date.

Additional provisions of this Note are set forth on the other side of this Note.

(Signature pages to follow)

IN WITNESS WHEREOF, Musketeer GmbH has caused this Note to be signed manually by their duly authorized officers.

Dated:

MUSKETEER GMBH

AS ISSUER

By:
Name:
Title:

Certificate of Authentication

This is one of the Notes referred to

in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON, London Branch
  as Trustee

By:
Authorized Signatory

9 1/2% FIXED RATE SENIOR SECURED NOTES DUE 2021

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “U.S. SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE U.S. SECURITIES ACT) EXCEPT TO (A) QUALIFIED INSTITUTIONAL BUYERS IN RELIANCE ON THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT PROVIDED BY RULE 144A OR (B) PERSONS IN OFFSHORE TRANSACTIONS IN RELIANCE ON REGULATION S. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE U.S. SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE UNDER RULE 144A, IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A; (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT; OR (III) TO THE ISSUER, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN THIS LEGEND.

BY ACCEPTING THIS NOTE (OR AN INTEREST IN THE NOTES REPRESENTED HEREBY) EACH ACQUIRER AND EACH TRANSFEREE IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE OR ANY INTEREST HEREIN (1) EITHER (A) IT IS NOT, AND IT IS NOT ACTING ON BEHALF OF (AND FOR SO LONG AS IT HOLDS SUCH NOTES OR ANY INTEREST THEREIN IT WILL NOT BE, AND WILL NOT BE ACTING ON BEHALF OF), AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)), SUBJECT TO THE PROVISIONS OF PART 4 OF SUBTITLE B OF TITLE I OF ERISA, A PLAN TO WHICH SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (“CODE”), APPLIES, OR ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF SUCH AN EMPLOYEE BENEFIT PLAN’S AND/OR PLAN’S INVESTMENT IN SUCH ENTITY (EACH, A “BENEFIT PLAN INVESTOR”), OR A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN WHICH IS SUBJECT TO ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND/OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), AND NO PART OF THE ASSETS USED BY IT TO ACQUIRE OR HOLD THIS NOTE OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY BENEFIT PLAN INVESTOR OR SUCH A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, OR (B) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE OR AN INTEREST HEREIN DOES NOT AND WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA AND/OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, A NON-EXEMPT VIOLATION OF ANY SIMILAR LAWS); (2) NEITHER ISSUER NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF

ERISA OR SECTION 4975 OF THE CODE OR, WITH RESPECT TO A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, ANY DEFINITION OF “FIDUCIARY” UNDER SIMILAR LAWS) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH ANY PURCHASE OR HOLDING OF THE NOTES, OR AS A RESULT OF ANY EXERCISE BY THE ISSUER OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THE NOTES, AND NO ADVICE PROVIDED BY THE ISSUER OR ANY OF ITS AFFILIATES HAS FORMED A PRIMARY BASIS FOR ANY INVESTMENT DECISION BY OR ON BEHALF OF THE PURCHASER AND HOLDER IN CONNECTION WITH THE NOTES AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THE NOTES; AND (3) IT WILL NOT SELL OR OTHERWISE TRANSFER THIS NOTE OR ANY INTEREST HEREIN OTHERWISE THAN TO A PURCHASER OR TRANSFEREE THAT IS DEEMED TO MAKE THESE SAME REPRESENTATIONS, WARRANTIES AND AGREEMENTS WITH RESPECT TO ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE.

[Back of Definitive Registered Note]

(i)                                     INTEREST.  The Issuer promises to pay interest on the principal amount of this Note at 9½% per annum from the date of issuance until maturity and shall pay the Additional Amounts payable pursuant to Section 4.18 of the Indenture referred to below.  The Issuer will pay interest and Additional Amounts semi-annually in arrears on March 15 and September 15 of each year or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be September 15, 2011. The Issuer shall pay interest (including post-petition interest in any proceeding under any bankruptcy, insolvency, reorganization or other similar law) on overdue principal and premium, if any, at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any bankruptcy, insolvency, reorganization or other similar law) on overdue installments of interest and Additional Amounts (without regard to any applicable grace periods) at the same rate to the extent lawful.   Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(ii)                                  METHOD OF PAYMENT.  The Issuer will pay cash interest on the Notes (except defaulted interest) and Additional Amounts to the Persons who are registered Holders of Notes at the close of business on March 1 and September 1 immediately preceding the Interest Payment Date, even if such Notes are canceled after such Regular Record Date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest.  The Notes will be payable as to principal, premium and Additional Amounts, if any, and interest at the office or agency of the Issuer maintained for such purpose; provided that, at the option of the Issuer, payment of interest and Additional Amounts with respect to Definitive Registered Notes may be made by check mailed to the Holders at their addresses set forth in the Register of Holders; and provided further that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Amounts on, all Global Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent.  Such payment shall be in euro.  Holders must surrender Notes to a Paying Agent to collect principal and/or premium payments.

(iii)                               PAYING AGENT AND REGISTRAR.  Initially, The Bank of New York Mellon will act as Principal Paying Agent, and The Bank of New York Mellon (Luxembourg) S.A. will act as Registrar.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Issuer may act as Registrar or Paying Agent.

(iv)                              INDENTURE.  The Issuer issued the Notes under an Indenture, dated as of March 31, 2011 (the “Indenture”), among, inter alia, the Issuer and the Trustee named therein.  The terms of the Notes include those stated in the Indenture and the Notes are subject to all such terms of the Indenture.  Holders are referred to the Indenture for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(v)                                 NOTE ACCESSION AGREEMENT.  The Trustee will sign any Note Accession Agreement authorized pursuant to this Note.  In executing a Note Accession Agreement, the Trustee will be entitled to receive and (subject to Section 7.01 of the Indenture) will be fully protected in relying upon, in addition to the documents required by Section 14.03 of the Indenture, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such Note Accession Agreement is authorized or permitted by or not in breach of this Note and that such Note Accession Agreement is the legal, valid and binding obligation of UPC

Germany, enforceable against it in accordance with its terms, subject to customary exceptions, and complies with the provisions of this Note and the Indenture.  Upon the effectiveness of the Note Accession Agreement, Musketeer GmbH shall be fully released from all of its obligations under the Notes and the Indenture.

(v)                                 INTERCREDITOR AGREEMENT AND SECURITY DOCUMENTS.  Each Holder of the Notes, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, the Security Documents and the Intercreditor Agreement, as the same may be amended from time to time, and acknowledges that the claims of Holders of the Notes are subject to the Intercreditor Agreement.  Each Holder, by accepting a Note, authorizes and requests the Security Trustee to, on such Holder’s behalf, (i) make all undertakings, representations, offers and agreements of the Security Trustee set forth in the Intercreditor Agreement and, to the extent applicable, the Security Documents and (ii) take all actions called for to be taken by the Security Trustee in the Intercreditor Agreement and the Security Documents.  Each Holder, by accepting a Note, authorizes and requests the Security Trustee to (i) execute the Security Documents, (ii) make all undertakings, representations, offers and agreements of the Security Trustee in the Security Documents and (iii) take all actions called for to be taken by the Security Trustee in the Security Documents.

(vi)                              ADDITIONAL AMOUNTS.  The Issuer will pay to the Holders of the Notes any Additional Amounts as may become payable under Section 4.18 of the Indenture.

(vii)                           REDEMPTION AND REPURCHASE; DISCHARGE PRIOR TO REDEMPTION OR MATURITY.

(a)                                  This Note is subject to optional redemption, and may be the subject of a Change of Control Offer or an Asset Disposition Offer, as further described in the Indenture.  There is no sinking fund or mandatory redemption applicable to this Note.

(b)                                 If the Issuer deposits with the Trustee money and European Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes to redemption or maturity, the Issuer may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from its obligations under certain provisions of the Indenture.

(viii)                        DENOMINATIONS, TRANSFER, EXCHANGE.  The Definitive Registered Notes are in registered form without coupons attached in denominations of €100,000 and integral multiples of €1,000 above €100,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements, transfer documents and opinions, and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to authenticate, register the transfer of or exchange any Note or certain portions of a Note.

(ix)                                PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as its owner for all purposes.

(x)                                   AMENDMENT, SUPPLEMENT AND WAIVER.  Subject to certain exceptions, the Indenture, the Notes, the Intercreditor Agreement and the Security Documents may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes.  Without notice to or consent of any Holder, the Issuer and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency.

(xi)                                DEFAULTS AND REMEDIES.  Except as set forth in Section 6.02 of the Indenture, if an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due or payable.  If a bankruptcy or insolvency default with respect to the Issuer, a Guarantor, any Restricted Subsidiary that is a Significant Subsidiary (or a group of Restricted Subsidiaries that would constitute a Significant Subsidiary) occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes.  Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies with respect to the Security Documents.

(xii)                             TRUSTEE DEALINGS WITH ISSUER.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer, or its Affiliates, and may otherwise deal with the Issuer, or their Affiliates, as if it were not the Trustee.

(xiii)                          NO RECOURSE AGAINST OTHERS.  No director, officer, employee, incorporator, member or shareholder of the Issuer shall have any liability for any obligations of the Issuer under the Indenture, the Notes, any Intercreditor Agreement or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

(xiv)                         GOVERNING LAW.  THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(xv)                            AUTHENTICATION.  This Note shall not be valid until authenticated by the manual signature of the Trustee or another Authenticating Agent.

(xvi)                         ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(xvii)                      ISIN AND COMMON CODE NUMBERS. The Issuer has caused ISIN numbers to be printed on the Notes and the Trustee may use ISIN numbers in notices of redemption as a convenience to Holders.  In addition, the Issuer has caused Common Code numbers to be printed on the Notes and the Trustee may use Common Code numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(xiii)                           COPY OF INDENTURE AND OTHER AGREEMENTS.  The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture, the Security Documents and/or the Intercreditor Agreement.  Requests may be made to the Issuer, Im Breitspiel 2-4, 69126 Heidelberg, Germany, Att.: Dr. Holger Puechert, Fax-Nr.: 0049 (0) 6221/333-1109.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears
on the face of this Note)

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

€

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT C

FORM OF CERTIFICATE OF TRANSFER

Musketeer GmbH

Im Breitspiel 2-4

69126 Heidelberg

Germany

The Bank of New York Mellon, London Branch

One Canada Square

London  E14 5AL

United Kingdom

Attention:  Corporate Trust Administration

Re:  9½% Senior Notes due 2021

Reference is hereby made to the Indenture, dated as of March 31, 2011 (the “Indenture”), among, inter alia, Musketeer GmbH, as issuer, and The Bank of New York Mellon, London Branch, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                      , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of €                       in such Note[s] or interests (the “Transfer”), to                                                         (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ONLY ONE]

1.  ☐   Check if Transfer Is Pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and, accordingly, the Transferor hereby further certifies that the Book-Entry Interest or Definitive Registered Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the Book-Entry Interest or Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable securities laws of any jurisdiction.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the 144A Definitive Registered Note and in the Indenture and the U.S. Securities Act.

2.  ☐   Check if Transfer Is Pursuant to Regulation S.  The Transfer is being effected pursuant to and in accordance with Rule 903 and Rule 904 under the U.S. Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (A) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (B) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States; (ii) no directed selling efforts have been made in contravention of the requirements of Rule

904(b) of Regulation S under the U.S. Securities Act; and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act.  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Registered Note and in the Indenture and the U.S. Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and the Trustee and the Issuer and the Trustee are irrevocably authorized to produce this certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.                                       The Transferor owns and proposes to transfer the following:

[CHECK ONE]

☐                                    a Book-Entry Interest held through Euroclear/Clearstream Account No.                    , in the:

(i)                                     ☐   144A Global Note (ISIN                   ), or

(ii)                                  ☐   Regulation S Global Note (ISIN                   ), or

(b)                                 ☐  a 144A Definitive Registered Note; or

(c)                                  ☐  a Regulation S Definitive Registered Note.

2.                                       After the Transfer the Transferee will hold:

[CHECK ONE]

(a)                                  ☐   a Book-Entry Interest through Euroclear/Clearstream Account No.                           in the:

(i)                                     ☐   144A Global Note (ISIN                   ), or

(ii)                                  ☐   Regulation S Global Note (ISIN                   ), or

(b)                                 ☐  a 144A Definitive Registered Note; or

(c)                                  ☐  a Regulation S Definitive Registered Note,

in accordance with the terms of the Indenture.

EXHIBIT D

FORM OF CERTIFICATE OF EXCHANGE

Musketeer GmbH

Im Breitspiel 2-4

69126 Heidelberg

Germany

The Bank of New York Mellon, London Branch

One Canada Square

London E14 5AL

United Kingdom

Attention:  Corporate Trust Administration

Re:  9½% Senior Notes due 2021

Reference is hereby made to the Indenture, dated as of March 31, 2011 (the “Indenture”), among, inter alia, Musketeer GmbH (the “Issuer”), and The Bank of New York Mellon, London Branch, as Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of €                          in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

(a)  Check if Exchange is Book-Entry Interest in a Global Note to Definitive Registered Note.  In connection with the Exchange of the Owner’s Book-Entry Interest in the Global Note for a Definitive Registered Note with an equal principal amount, the Owner hereby certifies that the Definitive Registered Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Definitive Registered Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Definitive Registered Note and in the Indenture and the U.S. Securities Act.

(b) Check if Exchange is from Definitive Registered Note to Book-Entry Interest in a Global Note.  In connection with the Exchange of the Owner’s Definitive Registered Note for a Book-Entry Interest in the [CHECK ONE],

☐   144A Global Note

☐   Regulation S Global Note

with an equal principal amount, the Owner hereby certifies (i) the Book-Entry Interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the U.S. Securities Act, an in compliance with any applicable securities laws of any applicable jurisdiction.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Book-Entry Interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Global Note and in the Indenture and the U.S. Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and the Trustee and the Issuer and the Trustee are irrevocably authorized to produce this certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

D-1

[Insert Name of Owner]

By:

Name:

Title:

Dated:

D-2

ANNEX A TO CERTIFICATE OF EXCHANGE

1.                                                                                       The Owner owns and proposes to exchange the following:

[CHECK ONE]

(a)                                  ☐  a Book-Entry Interest held through Euroclear/Clearstream Account No.                    , in the:

(i)                                     ☐   144A Global Note (ISIN                   ), or

(ii)                                  ☐   Regulation S Global Note (ISIN                   ), or

(b)                                 ☐  a 144A Definitive Registered Note.

(c)                                  ☐  a Regulation S Definitive Registered Note.

2.                                                                                       After the Transfer the Transferee will hold:

[CHECK ONE]

(a)                                  ☐  a Book-Entry Interest through Euroclear/Clearstream Account No.                           in the:

(i)                                     ☐   144A Global Note (ISIN                   ), or

(ii)                                  ☐   Regulation S Global Note (ISIN                   ), or

(b)                                 ☐  a 144A Definitive Registered Note; or

(c)                                  ☐  a Regulation S Definitive Registered Note,

in accordance with the terms of the Indenture.

D-1

SCHEDULE B

FORM OF ACCESSION AGREEMENT TO DEFINITIVE REGISTERED NOTE

This NOTE ACCESSION AGREEMENT (this “Agreement”), dated as of                       , is made by UPC Germany Holdco 1 GmbH (“UPC Germany”), and The Bank of New York Mellon, London Branch as the Trustee (“Trustee”), under the Note referred to below.

WHEREAS, Musketeer GmbH have heretofore executed and delivered one or more definitive registered notes (each a “Definitive Registered Note”), dated as of March 31, 2011 providing for the issuance of an initial aggregate amount of €680,000,000 9½% Senior Notes due 2021, pursuant to the terms of the Indenture dated as of March 31, 2011 among Musketeer GmbH and the Trustee, among others (the “Indenture”).

WHEREAS, each Definitive Registered Note provides that under certain circumstances UPC Germany shall execute and deliver to the Trustee a Note Accession Agreement pursuant to which UPC Germany shall accede to such Definitive Registered Note, as issuer, and assume all of the obligations of the Issuer under each such Definitive Registered Note and the Indenture.

WHEREAS, each Definitive Registered Note provides that upon the execution and delivery of this Note Accession Agreement, the Issuer shall be released from its obligations under such Definitive Registered Note and the Indenture.

WHEREAS, pursuant to Clause (v) of each Definitive Registered Note, the Trustee is authorized to execute and deliver this Note Accession Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, UPC Germany and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             CAPITALIZED TERMS.  Capitalized terms used in this Note Accession Agreement and not otherwise defined in this Note Accession Agreement shall have the meanings ascribed to them in the Indenture.

2.             AGREEMENT TO ACCEDE.  UPC Germany hereby agrees to accede, as issuer, to the Definitive Registered Notes on the terms and conditions set forth in this Note Accession Agreement and the Definitive Registered Notes.  In particular connection with such succession, UPC Germany agrees (a) to be bound by all of the covenants, stipulations, promises and agreements set forth in the Definitive Registered Notes and (b) to perform in accordance with its terms all of the obligations which by the terms of the Definitive Registered Notes are required to be performed by the Issuer.

3.             NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE ACCESSION AGREEMENT BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.             COUNTERPARTS.  The parties may sign any number of copies of this Note Accession Agreement.  Each signed copy shall be an original, but all of them together represent the same agreement.

5.             EFFECT OF HEADINGS.  The section headings herein are for convenience only and shall not affect the construction hereof.

6.             THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity of sufficiency of this Note Accession Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by UPC Germany.

7.             RATIFICATION OF DEFINITIVE REGISTERED NOTES; ACCESSION AGREEMENT PART OF DEFINITIVE REGISTERED NOTE.  Except as expressly amended hereby, each Definitive Registered Note is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Note Accession Agreement shall form a part of the Definitive Registered Notes for all purposes.

8.             SUCCESSORS.  All covenants and agreements in this Note Accession Agreement by the parties hereto shall bind their successors.

(Signature page to follow)

IN WITNESS WHEREOF, the parties have caused this Note Accession Agreement to be duly executed and attested, as of the date first above written.

UPC GERMANY HOLDCO 1 GMBH

By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, LONDON BRANCH

By:
Name:
Title:

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                                 , among                                      (the “Guaranteeing Company”), Musketeer GmbH, as Issuer (the “Issuer”), and The Bank of New York Mellon, as Trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 31, 2011, providing for the issuance of an initial aggregate principal amount of €680,000,000 9½% Senior Notes 2021 (the “Notes”).

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Company shall execute and deliver to the Trustee a Supplemental Indenture pursuant to which the Guaranteeing Company shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.05 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             AGREEMENT TO GUARANTEE.  The Guaranteeing Company hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in such Guarantee and in the Indenture.

3.             NO RECOURSE AGAINST OTHERS.  No officer, employee, incorporator, member or stockholder of the Guaranteeing Company, as such, shall have any liability for any obligations of the Issuer or any Guaranteeing Company under the Notes, any Guarantees, the Indenture, any Intercreditor Agreement, the Security Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

5.             NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.             COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

7.             EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

8.             THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Company and the Issuer.

9.             RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes.

10.           SUCCESSORS.  All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their successors.

(Signature page to follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

KABEL BW ERSTE BETEILIGUNGS GMBH

By:
Name:
Title:

KABEL BADEN-WÜRTTEMBERG GMBH & CO. KG

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

EXHIBIT F

FORM OF ACCESSION AGREEMENT

This ACCESSION AGREEMENT (this “Agreement”), dated as of                       , is made by UPC Germany Holdco 1 GmbH (“UPC Germany”), and The Bank of New York Mellon, as the Trustee (“Trustee”), under the Indenture referred to below.

WHEREAS, Musketeer GmbH has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 31, 2011 providing for the issuance of an initial aggregate principal amount of €680,000,000 9½% Senior Notes due 2021 (the “Notes”).

WHEREAS, the Indenture provides that under certain circumstances UPC Germany shall execute and deliver to the Trustee a Note Accession Agreement pursuant to which UPC Germany shall accede to the Indenture, as issuer, and assume all of the obligations of the Issuer under the Indenture and the Notes.

WHEREAS, the Indenture provides that upon the execution and delivery of this Accession Agreement, the Issuer shall be released from its obligations under the Indenture and the Notes.

WHEREAS, pursuant to Section 4.25 of the Indenture, the Trustee is authorized to execute and deliver this Accession Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, UPC Germany and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             CAPITALIZED TERMS.  Capitalized terms used in this Accession Agreement and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Indenture.

2.             AGREEMENT TO ACCEDE. UPC Germany hereby agrees to accede to the Indenture, as issuer, on the terms and conditions set forth in this Accession Agreement and the Indenture.  In particular connection with such succession, UPC Germany agrees (a) to be bound by all of the covenants, stipulations, promises and agreements set forth in the Indenture and (b) to perform in accordance with its terms all of the obligations which by the terms of the Indenture are required to be performed by Musketeer GmbH.  Furthermore, UPC Germany agrees to comply with and be bound by all of the terms of, and perform all of its obligations under the Indenture and the Notes as the “Issuer”.

3.             NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS ACCESSION AGREEMENT BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.             COUNTERPARTS.  The parties may sign any number of copies of this Accession Agreement.  Each signed copy shall be an original, but all of them together represent the same agreement.

5.             EFFECT OF HEADINGS.  The section headings herein are for convenience only and shall not affect the construction hereof.

6.             THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity of sufficiency of this Accession Agreement or for

F-1

or in respect of the recitals contained herein, all of which recitals are made solely by UPC Germany.

7.             RATIFICATION OF INDENTURE; ACCESSION AGREEMENT PART OF INDENTURE.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Accession Agreement shall form a part of the Indenture for all purposes.

8.             SUCCESSORS.  All covenants and agreements in this Accession Agreement by the parties hereto shall bind their successors.

(Signature page to follow)

F-2

IN WITNESS WHEREOF, the parties have caused this Accession Agreement to be duly executed and attested, as of the date first above written.

UPC GERMANY HOLDCO 1 GMBH

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, LONDON BRANCH

By:
Name:
Title:

EXHIBIT G

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of March 31, 2011 (the “Indenture”) among, inter alios, Musketeer GmbH (the “Issuer”) and The Bank of New York Mellon, London Branch as trustee (the “Trustee”) and The Bank of New York Mellon (Luxembourg) S.A., (a) the due and punctual payment of the principal of, premium, Additional Amounts, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Issuer to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and the Intercreditor Agreement and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.  Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and the Intercreditor Agreement (or any additional intercreditor agreement or priority agreement entered into pursuant to the terms of the Priority Agreement or the Indenture) and (c) appoints the Trustee as attorney-in-fact of such Holder for such purpose; provided, however, that the Indebtedness evidenced by this Note Guarantee shall cease to be so subordinated and subject in right of payment upon any defeasance of this Note in accordance with the provisions of the Indenture.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[GUARANTOR]

By:
Name:
Title:

G-1

EXHIBIT H

FORM OF SOLVENCY CERTIFICATE(1)

This solvency certificate (this “Certificate”) is delivered by [Musketeer GmbH] (the “Company”) in connection with the Indenture dated as of March 31, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”) (undefined capitalized terms used herein shall have the meanings set forth in the Indenture) among the Company, the Guarantors, The Bank of New York Mellon, London Branch as trustee, transfer agent and principal paying agent, The Bank of New York Mellon (Luxembourg) S.A., as registrar, and Deutsche Bank AG, London Branch, as security trustee. I hereby certify as follows in my capacity as [Chief Executive Officer]/[Chief Financial Officer] of the Company, and not individually:

1.             I am, and at all pertinent times mentioned herein, have been the duly qualified and acting [Chief Executive Officer]/[Chief Financial Officer] of the Company.  In such capacity I have responsibility for the overall management of the financial affairs of the Company and the preparation of the financial statements of the Company. I am familiar with the properties, business, assets and liabilities of the Company and their business plans for the foreseeable future. I am authorized to execute this Certificate on behalf of the Company.

2.             I have carefully reviewed the contents of this Certificate, and I have conferred with counsel for the Company for the purpose of discussing the meaning of its contents.

3.             In connection with the preparation of this Certificate, I have made such investigations and inquiries as I deem necessary and reasonably prudent therefor and to accurately make the certifications expressed herein.  Specifically, I have relied on historical information, revenues, expenses and other data supplied by the Company’s supervisory personnel directly responsible for the various functions involved.  The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and continue to be reasonable as of the date hereof.

4.             To the best of my knowledge, as of the date hereof:  (a) the Company has not been served with any notice in respect of any litigation or other proceeding pending or threatened against or affecting the Company or any of its properties or assets, which, if determined adversely to the Company, would have a materially adverse effect on the businesses, operations, properties, assets, or condition (financial or otherwise) of the Company; and (b) the Company is not in default with respect to any order, injunction, or demand of any court or other governmental or regulatory authority by which the Company is currently bound.

Based on the foregoing, on behalf of the Company, I have reached the following conclusions:

(A)          As of the date hereof, after the incurrence of the Permitted Collateral Lien:

(i)            the fair value of the assets of the Company are in excess of the total amount of its debts (including, without limitation, contingent liabilities, computed as the amount that, in light of all the facts and circumstances now existing, represents the amount that can reasonably be expected to become an actual or matured liability);

(1)  To be provided separately.

N-1

(ii)           the present fair salable value of the assets of the Company is greater than its probable total liability on its existing debts as such debts become absolute and matured; and

(iii)          the Company has capital that is not unreasonably small for its business and is sufficient to carry on its business as conducted and as proposed to be conducted.

(B)           The Company is not subject to insolvency proceedings, voluntary or judicial liquidation, composition with creditors, reprieve from payment or general settlement with creditors.

(C)           The Company is not, on the date hereof and will, as a result of its incurrence of the Permitted Collateral Lien, not be in a state of cessation of payments (Zahlungseinstellung).

(D)          No application has been made by the Company or, as far as the Company is aware, by any other person for the appointment of an insolvency administrator pursuant to any insolvency proceedings.

(E)           No application has been made by the Company for a voluntary winding-up or liquidation nor has any judicial winding-up or liquidation been commenced or initiated against the Company.

“Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

5.             In reaching the conclusions set forth in this Certificate the undersigned has considered, among other things:

(A)          the fair salable value of the real and intellectual property, equipment, inventory, accounts receivable, customer lists, supply contracts, and all other property of the Company, real, personal and mixed, tangible and intangible;

(B)           all indebtedness of the Company known to the undersigned and among other things, any claims arising out of pending or threatened litigation against the Company;

(C)           historical and anticipated growth in the sales volume of the Company;

(D)          the customary terms of trade payables of the Company;

(E)           other financial information available and known to the undersigned relating to any matters addressed herein; and

(F)           all of the documents relating to Credit Facilities.

None of the Company, or any of its Subsidiaries intends, in incurring the Permitted Collateral Lien or in incurring (by way of assumption or otherwise) any related obligations or liabilities (contingent or otherwise), to disturb, delay, hinder or defraud either present or future creditors or other Persons to which the Company, the Issuer or any of their Subsidiaries is or are intended to become, on or after the date hereon, indebted.

****

IN WITNESS WHEREOF, I have executed this Certificate on behalf of the Company in my capacity as [Chief Executive Officer]/[Chief Financial Officer] of the Company (but not individually) as of [•] and have no personal liability hereunder.

[ ]

By:
Name:
Title:	[Chief Executive Officer]/[Chief Financial Officer]